   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 2000


                                                      REGISTRATION NO. 333-37516
--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                               HORIZON PCS, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

            DELAWARE                           4812                          31-1707839
    (State of Incorporation)       (Primary Standard Industrial   (I.R.S. Employer Identification
                                   Classification Code Number)                  No.)

                             ---------------------
                              68 EAST MAIN STREET
                          CHILLICOTHE, OHIO 45601-0480
                                 (740) 772-8200
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                             MR. WILLIAM A. MCKELL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               HORIZON PCS, INC.
                              68 EAST MAIN STREET
                          CHILLICOTHE, OHIO 45601-0480
                                 (740) 772-8200
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

         T. CLARK FITZGERALD III, ESQ.                         GARY P. CULLEN, ESQ.
          DONALD I. HACKNEY, JR., ESQ.           SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
          ARNALL GOLDEN & GREGORY, LLP                        333 WEST WACKER DRIVE
            2800 ONE ATLANTIC CENTER                                SUITE 2100
           1201 WEST PEACHTREE STREET                        CHICAGO, ILLINOIS 60606
          ATLANTA, GEORGIA 30309-3450                             (312) 407-0700
                 (404) 873-8500

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

    If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.


                   SUBJECT TO COMPLETION -- SEPTEMBER 1, 2000


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--------------------------------------------------------------------------------

PROSPECTUS
               , 2000

                               [HORIZON PCS LOGO]

                               HORIZON PCS, INC.

                    9,650,000 SHARES OF CLASS A COMMON STOCK

--------------------------------------------------------------------------------

      HORIZON PCS, INC.:


      - We are a Sprint PCS affiliate with the right to provide digital personal communication services under the Sprint PCS brand name in portions of twelve contiguous states.


      PROPOSED SYMBOL & MARKET:

      -  HPCS/Nasdaq National Market

      THE OFFERING:

      -  We are offering 9,650,000 shares of our class A common stock.

      - We have granted the underwriters an option to purchase up to 1,447,500 additional shares of our class A common stock to cover over-allotments.

      - This is our initial public offering. We anticipate the initial public offering price will be between $11.00 and $13.00 per share.

      -  Closing:           , 2000.

-------------------------------------------------------------------------------------
                                                             Per Share        Total
-------------------------------------------------------------------------------------
Public offering price:                                     $                 $
Underwriting fees:                                         $                 $
Proceeds to us:                                            $                 $
-------------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.
--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------
DONALDSON, LUFKIN & JENRETTE                        FIRST UNION SECURITIES, INC.
                         THE ROBINSON-HUMPHREY COMPANY
                                                                  DLJDIRECT INC.

                         [Graphics/photographs to come]

-- MAP OF NETWORK COVERAGE AREA

                               TABLE OF CONTENTS


                                    Page
Prospectus Summary................     1
Risk Factors......................     8
Forward-Looking Statements........    22
Use of Proceeds...................    23
Dividend Policy...................    24
Capitalization....................    25
Dilution..........................    27
Selected Consolidated Financial
  Data............................    29
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.......    31
Industry Background...............    44
Business..........................    46
The Sprint PCS Agreements.........    67
Management........................    74



                                    Page
Principal Stockholders............    80
Certain Transactions..............    82
Regulation of The Wireless
  Telecommunications Industry.....    85
Description of Capital Stock......    88
Description of Certain
  Indebtedness....................    91
Shares Eligible for Future Sale...    96
U.S. Federal Tax Consequences of
  Holding Our Common Stock to
  Non-U.S. Holders................    98
Underwriting......................   101
Legal Matters.....................   103
Experts...........................   103
Available Information.............   104
Index to Financial Statements.....   F-1

                               PROSPECTUS SUMMARY

     This summary is qualified by more detailed information appearing in other sections of this prospectus. The other information is important, so please read this entire prospectus carefully.

                                  THE COMPANY

OVERVIEW


     We are one of the largest Sprint PCS affiliates based on our exclusive right to market Sprint PCS products and services to a total population of over
10.2 million in portions of twelve contiguous states. Our markets are located between Sprint PCS' Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint PCS markets that have a total population of over 59 million. As a Sprint PCS affiliate, we market digital personal communications services, or PCS, under the Sprint and Sprint PCS brand names. We offer the same national pricing plans and use the same sales and marketing strategies and national distribution channels that have made Sprint PCS the fastest growing wireless company in the country.



     As of June 30, 2000, we had launched service in 16 markets covering approximately 1.9 million residents and had approximately 27,000 customers. We are continuing to build out our network and expect to provide service in an additional 22 markets by September 30, 2000, at which time we will cover approximately 4.9 million residents, or 48% of the total population in our territory. We expect to launch all of our markets and offer service to approximately 6.9 million residents, or 68% of the total population in our territory, by the end of the third quarter of 2001, at which time our planned network build-out will be substantially complete. For the year ended December 31, 1999, we had revenues of $4.5 million and a loss from continuing operations of $11.0 million.


     We became one of the five charter Sprint PCS affiliates in June 1998, when we were awarded our initial seven markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.6 million. Since our initial territory grant, we have substantially expanded the size of our territory, as follows:

     - in August 1999, Sprint PCS granted us additional markets in Virginia, West Virginia, Kentucky, Maryland, North Carolina and Tennessee with a total population of approximately 3.3 million;

     - in May 2000, Sprint PCS granted us additional markets in Pennsylvania, New York, Ohio and New Jersey with a total population of approximately
       2.9 million; and

     - in June 2000, we completed the acquisition of Bright PCS, a Sprint PCS affiliate, adding markets in Indiana, Ohio and Michigan with a total population of approximately 2.4 million.


     Our territory includes significant market coverage in Indiana, Ohio, Pennsylvania, Tennessee, Virginia and West Virginia and selected markets in Kentucky, Maryland, Michigan, New Jersey, New York and North Carolina. Our markets are adjacent to or connect a number of major markets owned and operated by Sprint PCS, including Buffalo, Chicago, Cincinnati, Cleveland, Columbus, Detroit, Indianapolis, Knoxville, Lexington, New York, Philadelphia, Pittsburgh, Raleigh/Durham, Richmond and Washington, D.C. In addition, our territory contains more than 2,600 heavily traveled interstate miles, including over 460 miles of Interstate 80, a major east-west artery connecting New York to Chicago, and numerous other federal and major state highways. Our territory is also home to 29 major universities with a student population of over 240,000, as well as a number of smaller colleges and universities. As a result of our proximity to major Sprint PCS markets and these other factors, we expect to generate substantial roaming revenue from Sprint PCS subscribers based outside our territory who visit or travel through our markets.

COMPETITIVE STRENGTHS

     We receive substantial benefits from our long-term strategic relationship with Sprint PCS, including:

     - the exclusive right to use the Sprint and Sprint PCS brand names for the sale of Sprint PCS products and services, and the exclusive right to use the Sprint PCS licensed spectrum to provide Sprint PCS products and services in our territory;

     - our customers' access to Sprint PCS' 100% digital, 100% PCS nationwide network, including the Sprint PCS Wireless Web;

     - immediate access to approximately 481 retail locations in our territory under Sprint PCS' existing distribution agreements with leading national and regional retailers, including RadioShack on an exclusive basis for PCS, Best Buy, Circuit City and Office Depot;

     - the benefits of Sprint PCS' significant annual advertising expenditures, national marketing and promotional programs, national account sales initiatives and marketing and promotional materials;

     - the ability to purchase network equipment, handsets and other subscriber equipment at Sprint PCS' discounted rates;

     - the benefits of Sprint PCS' extensive research and development program, which provides us with ongoing access to new technological products and enhanced service features without significant research and development expenditures of our own; and

     - the ability to purchase back office services, including customer activation, billing and 24 hours a day, 7 days a week customer care from Sprint PCS at rates reflecting Sprint PCS' economies of scale.


     In addition to the advantages provided by our strategic relationship with Sprint PCS, we have a number of other favorable operating characteristics, including:



     - a planned network build-out that is expected to cover 48% of the total population in our territory by September 30, 2000 and 68% by the end of the third quarter of 2001;



     - a high growth strategy as demonstrated by our recent acquisition of Bright PCS and the recent grant to us of additional markets by Sprint PCS;


     - the potential for significant roaming revenue;


     - fewer competitors in our markets compared to major metropolitan areas, with the expectation of being the first or second PCS provider in 49 of our 54 markets;


     - the provision of local telephone service by Sprint to approximately 20% of the total population in our markets; and


     - a fully financed business plan upon completion of this offering, our concurrent senior discount notes offering and our new senior secured credit facility.



     Notwithstanding these competitive strengths, our business is subject to risk, including lack of profitability, deadlines to complete construction of our portion of the Sprint PCS network, our reliance on Sprint PCS and the continuation of our agreements with Sprint PCS, the difficulty of managing rapid growth and our substantial debt. See "Risk Factors" for further information of these and other important considerations. An investment in us is not guaranteed by Sprint PCS and does not represent an investment in Sprint PCS.

BUSINESS STRATEGY

     We intend to become a leading PCS provider in our territory by successfully executing our business strategy, which includes:

     - taking full advantage of the benefits of our affiliation with Sprint PCS by exclusively marketing PCS services under the Sprint and Sprint PCS brand names, offering the same national pricing plans, and using the same sales and marketing strategies, distribution channels and back office services as Sprint PCS;

     - rapidly completing the build-out of our high-capacity network and the launch of our remaining markets;

     - executing an integrated local marketing strategy, which includes establishing 40 Sprint PCS stores in our territory, using numerous Sprint local telephone and other affiliated local distribution channels, advertising on local radio and in print media and sponsoring local and regional events; and

     - continuing to explore opportunities to expand our territory and provide complementary products and services.


     The net proceeds of this offering, together with the proceeds from our concurrent senior discount notes offering and available borrowings under our new senior secured credit facility, are expected to total approximately $444.5 million. We believe this amount will be sufficient to complete the build-out of our PCS network, fund operating losses and maintain adequate working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

                                  THE OFFERING

Class A Common Stock
  Offered.....................   9,650,000 shares

Common Stock to be Outstanding
  after the Offering..........   10,804,917 shares of class A common stock

                                 58,485,000 shares of class B common stock

                                 69,289,917 total shares of common stock

Voting and Conversion
  Rights......................   Our class A common stock and class B common
                                 stock have the same rights except for voting and conversion rights. The class A common stock entitles its holders to one vote per share, and the class B common stock entitles its holders to ten votes per share. The holders of class B common stock may convert their shares at any time into shares of class A common stock on a share-for-share basis. In addition, shares of class B common stock will be automatically converted into shares of class A common stock upon any sale or other transfer of shares of class B common stock, other than a transfer to a permitted transferee. See "Description of Capital Stock."


Controlling Stockholder.......   Horizon Telcom, Inc. beneficially owns 53.8
                                 million shares of our class B common stock.
                                 Immediately after this offering, Horizon Telcom will control approximately 90% of the total voting power of our common stock.


Proposed Nasdaq National
  Market Symbol...............   HPCS

Risk Factors..................   See "Risk Factors" beginning on page 8 for a
                                 discussion of the material factors that you should consider before purchasing shares of our class A common stock.

Dividend Policy...............   We do not intend to pay cash dividends on our
                                 common stock in the foreseeable future. See
                                 "Dividend Policy," for more information.


Use of Proceeds...............   We will use the proceeds from this sale of our
                                 class A common stock, together with proceeds from our concurrent senior discount notes offering and available borrowings under our new senior secured credit facility, to fund the following:


                                 - capital expenditures, including the remaining
                                   build-out of our network;

                                 - working capital requirements and operating
                                   losses;

                                 - the payment for the purchase of Sprint PCS'
                                   network assets currently under construction in our new markets in Pennsylvania, New York, Ohio and New Jersey;


                                 - repayment of all amounts due under existing
                                   senior credit facilities with the Rural
                                   Telephone Finance Cooperative;

                                 - debt service payments on our new senior
                                   secured credit facility; and

                                 - general corporate purposes.

                                 See "Use of Proceeds" for more detailed
                                 information.


     The number of shares of our common stock to be outstanding after this offering includes shares of class A common stock to be issued upon the conversion concurrent with this offering of a $13.0 million short-term 13% convertible note, plus accrued interest, through August 15, 2000, at a conversion price equal to the initial public offering price per share. Based upon an assumed initial public offering price of $12.00 per share, the mid-point of the proposed offering price range, 1,154,917 shares class A common stock would be issued. Shares issued upon conversion of the $13.0 million short-term convertible note, plus accrued interest, will not be registered with the Securities and Exchange Commission at the time of issuance, although the holder will be entitled to certain registration rights. See "Description of Certain Indebtedness -- Short-Term Convertible Note."


     Unless otherwise indicated, the share information in this prospectus excludes:

     - up to 1,447,500 shares of class A common stock that we may issue to the underwriters to cover over-allotments. See "Underwriting."

     - 7,500,000 shares of class A common stock reserved for issuance under our
       2000 Stock Option Plan, including           shares issuable upon the
       exercise of options to be granted concurrently with this offering at an exercise price equal to the initial public offering price per share. See "Management -- 2000 Stock Option Plan."

     - 4,196,884 shares of class B common stock issuable upon the exercise of options granted under our 2000 Stock Option Plan at an exercise price of $0.1209 per share.


     - 2,510,460 shares of class A common stock issuable upon the exercise of warrants to be granted to Sprint PCS at an exercise price equal to the initial public offering price per share.



     This offering and the senior discount notes offering are conditioned upon the completion of each other.

                            ------------------------

     We are a Delaware corporation. Our principal executive offices are located at 68 East Main Street, Chillicothe, Ohio 45601-0480; and our telephone number is (740) 772-8200.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


     On April 26, 2000, Horizon Telcom formed Horizon PCS and on June 27, 2000 transferred its 100% ownership of Horizon Personal Communications, Inc. to Horizon PCS in exchange for 53.8 million shares of Horizon PCS class B common stock, representing 100% of the outstanding shares of Horizon PCS. This transfer was accounted for in the financial statements as a reorganization of companies under common control in a manner similar to a pooling-of-interests. We have reflected the reorganization and the adjusted number of shares outstanding retroactively for all periods and we have presented the prior financial statements of Horizon Personal Communications, Inc. as those of Horizon PCS.



     The following tables present summary consolidated historical financial data for Horizon PCS for the three years ended December 31, 1999, which we derived from the audited consolidated financial statements of Horizon PCS, and unaudited consolidated historical financial data for the six months ended June 30, 1999 and 2000, which we derived from the unaudited interim consolidated financial statements of Horizon PCS. In the opinion of management, the unaudited consolidated financial statements were prepared on the same basis as the audited consolidated financial statements and include all normal and recurring adjustments and accruals necessary for a fair presentation of this information. Financial results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the full year.



     In addition, the following tables present unaudited summary consolidated financial data for Horizon PCS for the year ended December 31, 1999 and as of and for the six months ended June 30, 2000:


     - Pro forma to reflect:

        - our acquisition of the remaining 74% of the equity of Bright PCS not already owned by us in exchange for 4.7 million shares of our class B common stock and 31,911 shares of Horizon Telcom Common Stock, which we acquired in February 2000;

        - our acquisition of Sprint PCS' network assets currently under construction in our new markets in Pennsylvania, New York, Ohio and New Jersey; and

        - the issuance of warrants granted to Sprint PCS to acquire 2,510,460 shares of class A common stock at an exercise price equal to the initial public offering price per share.

     - Pro forma, as adjusted to further reflect:


        - the sale in this offering of 9,650,000 shares of class A common stock at an assumed initial public offering price of $12.00 per share, the mid-point of the proposed offering price range, less underwriting discounts and commissions and estimated offering expenses of $9.1 million;



        - the completion of our concurrent $125.0 million senior discount notes offering less estimated fees and expenses of $5.4 million;



        - the completion of our new $225.0 million senior secured credit facility and the repayment of all of our outstanding indebtedness under our existing senior credit facilities with the Rural Telephone Finance Cooperative; and



        - the issuance of approximately 1,134,651 shares of class A common stock upon conversion concurrent with this offering of a $13.0 million short-term convertible note plus accrued interest through June 30, 2000 at the assumed initial public offering price of $12.00 per share, the mid-point of the proposed offering price range.



     In the case of the statements of income and other data, the adjustments for the year ended December 31, 1999 were made as if they had occurred on January 1, 1999 and for the six months ended June 30, 2000, as if they had occurred on January 1, 2000. In the case of the balance sheet data, the adjustments were made as if they had occurred as of the balance sheet date.


     The unaudited summary pro forma financial data have been prepared by the management of Horizon PCS based on its consolidated historical financial statements and do not purport to represent what the results of operations or financial condition of Horizon PCS would have actually been or what the results of operations in any future period would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed. The following information should be read together with "Selected Consolidated Financial Data," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Statements" and the consolidated financial statements and notes included elsewhere in this prospectus.

                                                                                              SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                      JUNE 30,
                                            -----------------------------------------   -----------------------------
                                                                            PRO FORMA                       PRO FORMA
                                             1997       1998       1999       1999       1999      2000       2000
                                                   (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND OTHER DATA)
STATEMENTS OF INCOME DATA:
Operating revenues:
  Service revenues........................  $    26   $    459   $  3,903   $  3,828    $ 1,318   $ 7,469    $ 6,961
  Equipment revenues......................      138        309        600        600        244     1,095      1,095
                                            -------   --------   --------   --------    -------   -------    -------
    Total revenues........................      164        768      4,503      4,428      1,562     8,564      8,056
                                            -------   --------   --------   --------    -------   -------    -------
Operating expenses:
  Cost of service and equipment...........      941      4,905      9,741      9,741      3,905    11,530     11,178
  Selling, general and administrative
    expenses..............................    2,500      3,770      7,922      9,045      3,239     8,378      9,069
  Non-cash compensation expense...........       --         --        291        291         --       172        172
  Depreciation and amortization...........      419      1,748      2,685      4,709      1,178     1,779      2,777
                                            -------   --------   --------   --------    -------   -------    -------
    Total operating expenses..............    3,860     10,423     20,639     23,786      8,322    21,859     23,196
                                            -------   --------   --------   --------    -------   -------    -------
    Operating loss........................   (3,696)    (9,655)   (16,136)   (19,358)    (6,760)  (13,295)   (15,140)
  Interest expense, net...................     (264)      (838)    (1,529)    (2,879)      (641)   (1,738)    (2,413)
  Other income (expense), net.............      100     (1,690)     1,440      1,570          4    11,044     11,338
                                            -------   --------   --------   --------    -------   -------    -------
    Loss from continuing operations before
       income taxes.......................   (3,860)   (12,183)   (16,225)   (20,667)    (7,397)   (3,989)    (6,215)
  Income tax benefit......................    1,308      4,145      5,275         --      2,449     2,031         --
                                            -------   --------   --------   --------    -------   -------    -------
    Loss from continuing operations.......  $(2,552)  $ (8,038)  $(10,950)  $(20,667)   $(4,948)  $(1,958)   $(6,215)
                                            =======   ========   ========   ========    =======   =======    =======
PER SHARE DATA:
  Basic and diluted loss per share of
    common stock from continuing
    operations(1).........................  $ (0.05)  $  (0.15)  $  (0.20)  $  (0.35)   $ (0.09)  $ (0.04)   $ (0.11)
OTHER DATA:
  Number of PCS subscribers(2)............      312      2,091     13,749     13,749      4,660    26,980     26,980
  Total population in our markets
    (millions) ...........................      0.1        1.6        4.9       10.2        1.6      10.2       10.2
  ARPU (including roaming)(3).............       NM   $     44   $     58   $     58    $    66   $    63    $    63
  ARPU (excluding roaming)(3).............       NM         42         49         49         55        46         46



                                                                                   AS OF JUNE 30, 2000
                                                                            ---------------------------------
                                                                                                   PRO FORMA
                                                                            ACTUAL    PRO FORMA   AS ADJUSTED
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...........................                      $ 5,313   $  5,313     $227,753
  Total property and equipment, net...................                       38,148     53,148       53,148
  Total assets........................................                      101,591    135,015      369,252
  Total debt..........................................                       45,497     60,497      175,000
  Total liabilities...................................                       70,861     85,861      200,166
  Total stockholders' equity..........................                       30,730     49,154      169,086


-------------------------


(1) Basic and diluted losses per share were calculated as loss from continuing operations divided by the weighted average number of common shares outstanding.



(2) Represents the number of PCS subscribers at the end of each period.



(3) Represents average monthly revenue per unit (subscriber). For more detail on how ARPU is computed, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to the other information in this prospectus before purchasing the class A common stock we are offering.

RISKS PARTICULAR TO HORIZON PCS

     WE HAVE NOT HAD ANY PROFITABLE YEARS IN THE PAST FIVE YEARS AND WE MAY NOT ACHIEVE OR SUSTAIN OPERATING PROFITABILITY OR POSITIVE CASH FLOW FROM OPERATING ACTIVITIES


     We expect to incur significant operating losses and to generate significant negative cash flow from operating activities until 2003 while we continue to construct our network and grow our customer base. We have already incurred a total of approximately $24.1 million in net losses through June 30, 2000. Our operating profitability will depend upon many factors, including our ability to market our services, achieve our projected market penetration and manage customer turnover rates. If we do not achieve and maintain operating profitability and positive cash flow from operating activities on a timely basis, we may not be able to meet our debt service requirements, our stock price could fall and you could lose all or part of your investment.


     IF WE FAIL TO COMPLETE THE BUILD-OUT OF OUR NETWORK, SPRINT PCS MAY TERMINATE THE SPRINT PCS AGREEMENTS, AND WE WOULD NO LONGER BE ABLE TO OFFER SPRINT PCS PRODUCTS AND SERVICES FROM WHICH WE GENERATE SUBSTANTIALLY ALL OUR REVENUES


     Our long-term affiliation agreements with Sprint PCS, which we refer to as the Sprint PCS agreements, require us to build the portion of the Sprint PCS network located within our territory, which we refer to as our build-out, and to operate this portion as our network, in accordance with Sprint PCS' technical and coverage requirements. The agreements also require that we provide network coverage to a specified percentage of the total population within each of the markets which make up our territory by specified dates. As of June 30, 2000, we had not yet met the minimum covered population requirements under the Sprint PCS agreements for Roanoke, Fairmont, Martinsville, Lynchburg, Staunton-Waynesboro, and Danville. Sprint PCS has agreed that the shortfalls are not material and has agreed that if we meet our build-out requirement by December 31, 2000, we will not be in breach of our management agreement.



     By the end of October 2000, we are required by our Sprint PCS agreements to provide aggregate coverage of 74% in the Bright PCS markets and 47% in the Kingsport, Tennessee market. By the third quarter of 2001, we are required by our Sprint PCS agreements to provide aggregate coverage of 65% in the markets granted to us in the third grant. Sprint PCS has reviewed our build-out plans, and has stated that if we meet those plans, we will be fully compliant with their build-out requirements.


A failure to meet our build-out requirements for any of our markets, or to meet Sprint PCS' technical requirements, would constitute a breach of the Sprint PCS agreements that could lead to their termination if not cured within the applicable cure period. If Sprint PCS terminates these agreements, we will no longer be able to offer Sprint PCS products and services. See "The Sprint PCS Agreements."

     IF SPRINT PCS TERMINATES THE SPRINT PCS AGREEMENTS, THE BUY-OUT PROVISIONS OF THOSE AGREEMENTS MAY DIMINISH THE VALUATION OF OUR COMPANY

     Provisions of the Sprint PCS agreements could affect the valuation of our company, and lead to a reduction in the market price of our class A common stock and decrease our ability to raise additional capital. If Sprint PCS terminates these agreements, Sprint PCS may purchase our operating assets or capital stock for 80% of the entire business value. If the termination is due to our breach of the Sprint PCS agreements the percent is reduced to 72% instead of 80%. Under our Sprint PCS agreements, the entire business value is generally the fair market value of our wireless business valued on a going concern basis as determined by an independent appraiser. To the extent that the appraiser considers the trading price of our class A common stock as a criteria of the fair market value, such trading price may itself already have been discounted by investors because of this buy-out provision and consequently this buy-out provision may operate to disproportionately reduce the value. In addition, Sprint PCS must approve any change of control of our ownership and consent to any assignment of the Sprint PCS agreements. Sprint PCS also has a right of first refusal if we decide to sell our operating assets in our Bright PCS markets. We are also subject to a number of restrictions on the transfer of our business including a prohibition on selling our company or our operating assets to a number of identified and as yet to be identified competitors of Sprint PCS or Sprint. These and other restrictions in the Sprint PCS agreements may limit the marketability of and reduce the value a buyer may be willing to pay for our company or its business and may operate to reduce the entire business value of our company.

     THE TERMINATION OF OUR STRATEGIC AFFILIATION WITH SPRINT PCS OR SPRINT PCS' FAILURE TO PERFORM ITS OBLIGATIONS UNDER THE SPRINT PCS AGREEMENTS WOULD SEVERELY RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS

     Because we own only a single license to operate a wireless PCS network of our own, our ability to offer Sprint PCS products and services on our network is dependent on the Sprint PCS agreements remaining in effect and not being terminated. Sprint PCS may terminate the Sprint PCS agreements for breach of any material terms. We also depend on Sprint PCS' ability to perform its obligations under the Sprint PCS agreements. The termination of the Sprint PCS agreements or the failure of Sprint PCS to perform its obligations under the Sprint PCS agreements would severely restrict our ability to conduct business.

     IF SPRINT PCS DOES NOT COMPLETE THE CONSTRUCTION OF ITS NATIONWIDE PCS NETWORK, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN CUSTOMERS, WHICH WOULD ADVERSELY AFFECT OUR REVENUES

     Sprint PCS' network may not provide nationwide coverage to the same extent as its competitors, which could adversely affect our ability to attract and retain customers. Sprint PCS is creating a nationwide PCS network through its own construction efforts and those of its affiliates. Today, neither Sprint PCS nor any other PCS provider offers service in every area of the United States. Sprint PCS has entered into, and anticipates entering into, affiliation agreements similar to ours with companies in other territories pursuant to its nationwide PCS build-out strategy. Our business and results of operations depend on Sprint PCS' national network and, to a lesser extent, on the networks of its other affiliates. Sprint PCS and its affiliate program are subject, to varying degrees, to the economic, administrative, logistical, regulatory and other risks described in this prospectus. Sprint PCS' and its other affiliates' PCS operations may not be successful.

     IF WE DO NOT SUCCESSFULLY MANAGE OUR ANTICIPATED RAPID GROWTH, WE MAY NOT BE ABLE TO COMPLETE OUR NETWORK BY OUR TARGET DATES, IF AT ALL, WHICH MAY RESULT IN THE TERMINATION OF THE SPRINT PCS AGREEMENTS

     Our performance as a PCS provider will depend on our ability to successfully manage the network build-out process, attract and retain customers, implement operational and administrative systems, expand our base of employees and train and manage our employees, including engineering, marketing and sales personnel. As of June 30, 2000, we had launched Sprint PCS service in 16 markets covering approximately 1.9 million residents and had approximately 27,000 customers. In other portions of our territory, we have not yet completed our radio frequency design, network design and site acquisition and cell site engineering, nor have we commenced construction of portions of our network. We will require additional expenditures of significant funds for the continued development, construction, testing, deployment and operation of our network. These activities are expected to place significant demands on our managerial, operational and financial resources.

     THE INABILITY TO MAINTAIN OUR BACK OFFICE SYSTEMS OR TO SUCCESSFULLY CONVERT OVER TO AND USE SPRINT PCS' BACK OFFICE SERVICES AND THIRD PARTY VENDORS' BACK OFFICE SYSTEMS COULD DISRUPT OUR BUSINESS


     We presently provide our own back office services, such as customer activation, support and billing. As our business has expanded our internal support systems have been subject to increased demand. This increases the risk that our information systems, business processes and related support functions, especially those related to prompt activation of service upon receipt of the customer order, customer service and accounts receivable collection could prove inadequate or inefficient. We recently completed a review of our internal systems and processes and implemented certain of the improvements to our process recommended from the review. However, there can be no assurance that the improvements we have implemented will be sufficient. If our systems become unable to timely and efficiently meet demands for service, this could decrease subscriber growth, and delay or otherwise impede billing and collection of amounts owed, which would adversely affect our revenues.


     Furthermore, we have recently engaged Sprint PCS to provide back office systems and we expect that these services will be transitioned to Sprint PCS by the end of 2001. The process of transitioning our own back office services to Sprint PCS could be accompanied by unanticipated errors, delays or expenses, which could adversely affect our ability to service our customers, add new customers, or complete the transition. Once the transition is complete, our operations could be disrupted if Sprint PCS is unable to maintain and expand its back office services, or to efficiently outsource those services and systems through third party vendors. The rapid expansion of Sprint PCS' business will continue to pose a significant challenge to its internal support systems. Additionally, Sprint PCS has relied on third-party vendors for a significant number of important functions and components of its internal support systems and may continue to rely on these vendors in the future. We depend on Sprint PCS' willingness to continue to offer these services to us and to provide these services at competitive costs. The Sprint PCS agreements provide that, upon nine months' prior written notice, Sprint PCS may elect to terminate any of these services. If Sprint PCS terminates a service for which we have not developed a cost-effective alternative, our operating costs may increase beyond our expectations and restrict our ability to operate successfully.

     WE DEPEND ON OTHER TELECOMMUNICATIONS COMPANIES FOR SOME SERVICES WHICH, IF DELAYED, COULD DELAY OUR PLANNED NETWORK BUILD-OUT AND DELAY OUR EXPECTED INCREASES IN CUSTOMERS AND REVENUES

     We depend on other telecommunications companies to provide facilities and transport to interconnect portions of our network and to connect our network with the landline telephone system. American Electric Power, Ameritech, AT&T, Bell Atlantic and GTE are our primary suppliers of facilities and transport. Without these services, we could not offer Sprint PCS services to our customers in some areas. From time to time, we have experienced delays in obtaining facilities and transport from these companies, and in obtaining local telephone numbers for use by our customers, which are sometimes in short supply, and we may continue to experience delays and interruptions in the future. If this happens, it could delay our build-out plans and our business may suffer.

     WE HAVE SUBSTANTIAL DEBT WHICH WE MAY NOT BE ABLE TO SERVICE AND WHICH MAY RESULT IN OUR LENDERS CONTROLLING OUR ASSETS IN AN EVENT OF DEFAULT


     Our total debt outstanding at December 31, 1999 was $24.6 million, $23.6 million of which was due under our existing senior credit facilities to the Rural Telephone Finance Cooperative, or RTFC. At June 30, 2000, our total debt outstanding was $45.5 million, of which $32.1 million was due to the RTFC and $13.4 million was due under our short-term convertible note. The average interest rate on our outstanding RTFC debt is 9.9%, and as of June 30, 2000, 26.0% of our debt was at a variable rate. Concurrent with this offering, we will close a new senior secured credit facility and a senior discount notes offering. We will use borrowings under our new senior secured credit facility to repay all of our outstanding RTFC debt at which point we will have no further obligations to the RTFC. As of June 30, 2000, after giving effect to this offering, our concurrent senior discount notes offering, our new senior secured credit facility, repayment of our RTFC debt and conversion of a $13.0 million short-term convertible note plus accrued interest, our total debt outstanding would have been $175.0 million. Pro forma annual interest on the debt would be approximately $24.0 million.


     Our substantial debt will have a number of important consequences for our operations and our investors, including the following:

     - we have to dedicate a substantial portion of any cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes;

     - we may not have sufficient funds to pay interest on, and principal of, our debt;

     - we may not be able to obtain additional financing for currently unanticipated capital requirements, capital expenditures, working capital requirements and other corporate purposes;

     - some borrowings likely will be at variable rates of interest, which will result in higher interest expense in the event of increases in market interest rates; and

     - due to the liens on substantially all of our assets and the pledges of equity ownership of our subsidiaries that secure our senior debt, our lenders may control our assets upon a default.

     Our RTFC financing, which we entered into in 1997, previously contained restrictive financial and operating covenants based on our then-current business plan. As of December 31, 1999, we failed to meet certain of these covenants, primarily due to changes in our business, such as additional markets licensed to us, our arrangement with the Alliances, and a delay in launching certain markets arising from our decision to change over to full Sprint PCS branding. The RTFC waived the non-compliance and subsequently the loan agreement was amended to reflect our current business plan. We plan to pay all amounts due to RTFC from the proceeds of our new senior secured credit facility.

     IF WE DO NOT MEET ALL OF THE CONDITIONS UNDER OUR SENIOR SECURED CREDIT DOCUMENTS, WE MAY NOT BE ABLE TO COMPLETE OUR NETWORK BUILD-OUT

     Concurrent with this offering, we will also close a new $225.0 million senior secured credit facility. We expect that we will need access to our entire secured credit facility of $225.0 million to complete our network build-out. If we need additional funds to complete our build-out, these funds may not be available to us within limitations imposed by the covenants with respect to the senior secured credit facility. All conditions to initial funding under the senior secured credit facility will be met prior to the closing of this offering. At each subsequent funding date, our ability to draw on this facility will be subject to the following conditions:

     - that the representations and warranties in our senior secured credit documents are true and correct; and

     - the absence of a default under our senior secured lender credit documents.

If we do not meet these conditions at each funding date, our senior secured lender may choose not to lend any or all of the remaining amounts, and if other sources of funds are not available, we may not be in a position to complete the build-out of our network. If we do not have sufficient funds to complete our network build-out, we may be in breach of the Sprint PCS agreements and in default under our new senior secured credit facility.

     IF WE BREACH OUR AGREEMENT WITH SBA, OR IT OTHERWISE TERMINATES ITS AGREEMENT WITH US, OUR RIGHT TO PROVIDE WIRELESS SERVICE FROM SOME OF OUR CELL SITES WILL BE LOST

     We lease cell sites from SBA Towers, Inc. a wholly-owned subsidiary of SBA Communications Corporation. We rely on our contract with SBA to provide us with access to most of our cell sites and to the towers located on these sites. If SBA were to lose its underlying rights to these sites, our ability to provide wireless service from these sites would end, subject to our right to cure defaults by SBA. If SBA terminates our agreement as a result of our breach, we will lose our right to provide wireless services from most of our current cell sites.

     WE MAY HAVE DIFFICULTY IN OBTAINING INFRASTRUCTURE EQUIPMENT AND HANDSETS, WHICH ARE AT TIMES IN SHORT SUPPLY, WHICH COULD RESULT IN DELAYS IN OUR NETWORK BUILD-OUT, DISRUPTION OF SERVICE OR LOSS OF CUSTOMERS

     If we cannot acquire the equipment required to build our network in a timely manner, we may be unable to provide wireless communications services comparable to those of our competitors or to meet the requirements of the Sprint PCS agreements. The demand for the equipment required to construct our network is considerable, and manufacturers of this equipment could have substantial order backlogs. Accordingly, the lead time for the delivery of this equipment may be longer than anticipated. In addition, the demand for specific types of handsets is strong and the manufacturers of those handsets may have to distribute their limited supply of products among their numerous customers. Some of our competitors purchase large quantities of communications equipment and may have established relationships with the manufacturers of this equipment. Consequently, they may receive priority in the delivery of this equipment. If we do not obtain equipment or handsets in a timely manner, we could suffer delays in the build-out of our network, disruptions in service and a reduction in customers.

     IF THE WEST VIRGINIA PCS ALLIANCE AND VIRGINIA PCS ALLIANCE FAIL TO PROVIDE THEIR NETWORK TO US IN THEIR MARKETS, OR IF OUR NETWORK SERVICES AGREEMENT WITH THE ALLIANCES IS OTHERWISE TERMINATED, WE WILL LOSE THE ABILITY TO USE THE ALLIANCES' NETWORKS

     West Virginia PCS Alliance and Virginia PCS Alliance, which we refer to as the Alliances, are two related independent PCS providers whose network is managed by CFW Communications Company. Under our network services agreement, the Alliances provide us with the use of and access to key components of their network in most of our markets in Virginia and West Virginia. We directly compete with the Alliances in some of our other markets where we don't use their network. If the Alliances fail to maintain the standards for their network as set forth in our network services agreement with them or otherwise fail to provide their network for our use, our ability to provide wireless services in these markets may be adversely affected, and we may not be able to provide seamless service for our customers. If we breach our obligations to the Alliances, or if the Alliances otherwise terminate the network services agreement, we will lose our right to use the Alliances' network to provide service in these markets. In that event, it is likely that we will be required to build our own network in those markets and incur the costs associated with doing so.

     SPRINT PCS' VENDOR DISCOUNTS MAY BE DISCONTINUED, WHICH COULD INCREASE OUR EQUIPMENT COSTS AND REQUIRE MORE CAPITAL THAN WE PROJECT TO BUILD OUT OUR NETWORK

     We intend to continue to purchase our infrastructure equipment under Sprint PCS' vendor agreements that include significant volume discounts. If Sprint PCS were unable to continue to obtain vendor discounts for its affiliates, the loss of vendor discounts could increase our equipment costs for our new markets.

     THE FAILURE OF OUR VENDORS, CONSULTANTS AND CONTRACTORS TO PERFORM THEIR OBLIGATIONS MAY DELAY CONSTRUCTION OF OUR NETWORK WHICH MAY LEAD TO A BREACH OF THE SPRINT PCS AGREEMENTS

     We have retained vendors, consultants and contractors to assist in the design and engineering of our systems, construct cell sites, switch facilities and towers, lease cell sites and deploy our network systems, and we will continue to significantly depend upon them in order to fulfill our build-out obligations. The failure by any of our vendors, consultants or contractors to fulfill their contractual obligations to us could materially delay construction of the remaining portion of our network and may cause us to breach our build-out commitments to Sprint PCS.

     CONFLICTS WITH SPRINT PCS MAY NOT BE RESOLVED IN OUR FAVOR WHICH COULD RESTRICT OUR ABILITY TO MANAGE OUR BUSINESS AND PROVIDE SPRINT PCS PRODUCTS AND SERVICES, ADVERSELY AFFECT OUR RELATIONSHIPS WITH OUR CUSTOMERS, INCREASE OUR EXPENSES AND DECREASE OUR REVENUES

     Under the Sprint PCS agreements, Sprint PCS has a substantial amount of control over the conduct of our business. Conflicts between us may arise, and as Sprint PCS owes us no duties except as set forth in the Sprint PCS agreements, these conflicts may not be resolved in our favor. The conflicts and their resolution may harm our business. For example:

     - Sprint PCS could price its national plans based on its own objectives and could set price levels that may not be economically sufficient for our business;

     - upon expiration, Sprint PCS could decide not to renew the Sprint PCS agreements on the following renewal dates, which would not be in our best interest or that of our stockholders:

      - the Sprint PCS agreements for Horizon Personal Communications will come up for renewal on June 8, 2018;

      - the Sprint PCS agreements for Bright PCS will come up for renewal on October 13, 2019;

     - Sprint PCS could increase the prices we pay for our back office services;

     - Sprint PCS could change the per minute rate for Sprint PCS roaming fees, adversely affecting our revenues from roaming;

     - subject to limitations under the Sprint PCS agreements, Sprint PCS may alter its network and technical requirements or request that we build-out additional areas within our markets, which could result in increased equipment and build-out costs or in Sprint PCS building out that area itself or assigning it to another affiliate; and

     - Sprint or Sprint PCS could make decisions which could adversely affect the Sprint and Sprint PCS brand names, products or services.

     IF WE FAIL TO PAY OUR DEBT, OUR LENDERS MAY SELL OUR LOANS TO SPRINT PCS GIVING SPRINT PCS CERTAIN RIGHTS OF A CREDITOR TO FORECLOSE ON OUR ASSETS

     If the lender accelerates the amounts due under our new senior secured credit facility, Sprint PCS has the right to purchase our obligations under this facility and become a senior lender. To the extent Sprint PCS purchases these obligations, Sprint PCS' interests as a creditor could conflict with ours. Sprint PCS' rights as a senior lender would enable it to exercise rights with respect to our assets and Sprint PCS' continuing relationship in a manner not otherwise permitted under the Sprint PCS agreements.

     WE MAY NOT BE ABLE TO COMPETE WITH LARGER, MORE ESTABLISHED WIRELESS PROVIDERS WHO HAVE RESOURCES TO COMPETITIVELY PRICE THEIR PRODUCTS AND SERVICES, WHICH COULD IMPAIR OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS


     Our ability to compete will depend in part on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. In each market, we compete with two cellular providers which have had their infrastructure in place and have been operational for a number of years. They have significantly greater financial and technical resources than we do, could offer attractive pricing options and may have a wider variety of handset options. We expect that existing cellular providers will continue to upgrade their systems and provide expanded, digital services to compete with the Sprint PCS products and services that we offer. Many of these wireless providers generally require their customers to enter into long-term contracts, which may make it more difficult for us to attract customers away from them. Sprint PCS generally does not require its customers to enter into long-term contracts, which may make it easier for other wireless providers to attract Sprint PCS customers away from Sprint PCS. We will also compete with several PCS providers and other existing communications companies in our markets, and expect to compete with new entrants as the FCC licenses additional spectrum to mobile services providers. A number of our cellular, PCS and other wireless competitors have access to more licensed spectrum than the amount licensed to Sprint PCS in most of our territory and therefore will be able to provide greater network call volume capacity than our network to the extent that network usage begins to reach or exceed the capacity of our licensed spectrum. Our inability to accommodate increases in call volume could result in more dropped or disconnected calls. In addition, any competitive difficulties that Sprint PCS may experience could also harm our competitive position and success. For further information on the Sprint PCS licensed spectrum in our markets, see "Business -- Markets."


     THERE IS NO UNIFORM SIGNAL TRANSMISSION TECHNOLOGY AND IF WE DECIDE TO USE OTHER TECHNOLOGIES IN THE FUTURE, SUCH A DECISION COULD SUBSTANTIALLY INCREASE OUR EQUIPMENT EXPENDITURES TO REPLACE THE TECHNOLOGY USED ON OUR NETWORK

     The wireless telecommunications industry is experiencing evolving industry standards. We have employed code division multiple access, known as CDMA technology, which is the digital wireless communications technology selected by Sprint PCS for its network. CDMA is a relatively new technology and may not provide the advantages expected by us and by Sprint PCS. In addition to CDMA, there are two other principal signal transmission technologies, time division multiple access, or TDMA, and global systems for mobile communications, or GSM. These three signal transmission technologies are not compatible with each other. If one of these technologies or another technology becomes the preferred industry standard, we may be at a competitive disadvantage and competitive pressures may require Sprint PCS to change its digital technology which, in turn, may require us to make changes at substantially increased costs.

     WE MAY NOT RECEIVE AS MUCH SPRINT PCS ROAMING REVENUE AS WE ANTICIPATE AND OUR NON-SPRINT PCS ROAMING REVENUE IS LIKELY TO BE LOW

     We are paid a fee from Sprint PCS or a Sprint PCS affiliate for every minute that a Sprint PCS subscriber based outside of our territory uses our network. Similarly, we pay a fee to Sprint PCS or a Sprint PCS affiliate for every minute that our customers use the Sprint PCS network outside our territory. Our customers may use the Sprint PCS network outside our territory more frequently than we anticipate, and Sprint PCS subscribers based outside our territory may use our network less frequently than we anticipate. Sprint PCS could also change the current fee for each Sprint PCS roaming minute used. As a result, we may receive less Sprint PCS roaming revenue than we anticipate or we may have to pay more Sprint PCS roaming fees than we anticipate. Furthermore, we do not expect to receive substantial non-Sprint PCS roaming revenue.

     IF SPRINT PCS CUSTOMERS ARE NOT ABLE TO ROAM INSTANTANEOUSLY OR EFFICIENTLY ONTO OTHER WIRELESS NETWORKS, WE MAY SUFFER A REDUCTION IN OUR REVENUES AND NUMBER OF CUSTOMERS

     The Sprint PCS network operates at a different frequency and uses or may use a different signal transmission technology than many analog cellular and other digital systems. To access another provider's analog cellular, TDMA or GSM digital system when outside the territory served by the Sprint PCS network, a Sprint PCS customer is required to utilize a dual-band/dual-mode handset compatible with that provider's system. Generally, because dual-band/dual-mode handsets incorporate two radios rather than one, they are more expensive, larger and heavier than single-band/single-mode handsets. The Sprint PCS network does not allow for call hand-off between the Sprint PCS network and another wireless network, so a customer must end a call in progress on the Sprint PCS network and initiate a new call when outside the territory served by the Sprint PCS network. In addition, the quality of the service provided by a network provider during a roaming call may not approximate the quality of the service provided by Sprint PCS. The price of a roaming call may not be competitive with prices of other wireless companies for roaming calls, and Sprint PCS customers may not be able to use Sprint PCS advanced features, such as voicemail notification, while roaming.

     PARTS OF OUR TERRITORIES HAVE LIMITED LICENSED SPECTRUM, AND THIS MAY AFFECT THE QUALITY OF OUR SERVICE, WHICH COULD IMPAIR OUR ABILITY TO ATTRACT OR RETAIN CUSTOMERS

     In the majority of our markets, Sprint PCS has licenses covering 20 or 30 MHz of spectrum. However, Sprint PCS has licenses covering only 10 MHz in parts of our territory covering approximately 3.8 million residents out of a total population of over 10.2 million residents, including our Fort Wayne and South Bend, Indiana, markets. In the future, as our customers in those areas increase in number, this limited licensed spectrum may not be able to accommodate increases in call volume and may lead to increased dropped calls and may limit our ability to offer enhanced services.

     NON-RENEWAL OR REVOCATION BY THE FEDERAL COMMUNICATIONS COMMISSION OF THE SPRINT PCS LICENSES WOULD SIGNIFICANTLY HARM OUR BUSINESS BECAUSE WE WOULD NO LONGER HAVE THE RIGHT TO OFFER WIRELESS SERVICE THROUGH OUR NETWORK

     We are dependent on Sprint PCS' licenses, which are subject to renewal and revocation by the FCC. Sprint PCS' licenses in many of our territories will expire as early as 2005 but may be renewed for additional ten year terms. There may be opposition to renewal of Sprint PCS' licenses upon their expiration and the Sprint PCS licenses may not be renewed. The FCC has adopted specific standards to apply to PCS license renewals. For example, if Sprint PCS does not demonstrate to the FCC that Sprint PCS has met the five-year construction requirements for each of its PCS licenses, it can lose those licenses. Failure to comply with these standards in our territory could cause revocation or forfeiture of the Sprint PCS licenses for our territory or the imposition of fines on Sprint PCS by the FCC.

     THE LOSS OF OUR OFFICERS AND SKILLED EMPLOYEES THAT WE DEPEND UPON TO OPERATE OUR BUSINESS COULD REDUCE OUR ABILITY TO OFFER SPRINT PCS PRODUCTS AND SERVICES

     The loss of one or more key officers could impair our ability to offer Sprint PCS products and services. Our business is managed by a small number of executive officers. We believe that our future success will also depend in large part on our continued ability to attract and retain highly qualified technical and management personnel. We believe that there is and will continue to be intense competition for qualified personnel in the PCS equipment and services industry as the PCS market continues to develop. We may not be successful in retaining our key personnel or in attracting and retaining other highly qualified technical and management personnel.

     WE MAY NEED MORE CAPITAL THAN WE CURRENTLY PROJECT TO COMPLETE THE BUILD-OUT OF OUR NETWORK AND A DELAY OR FAILURE TO OBTAIN ADDITIONAL CAPITAL COULD ADVERSELY AFFECT OUR REVENUES

     The completion of our network build-out will require substantial capital. Additional funds would be required in the event of:

     - significant departures from our current business plan;

     - unforeseen delays, cost overruns, unanticipated expenses; or

     - regulatory, engineering design and other technological changes.

     Due to our highly leveraged capital structure, additional financing may not be available or, if available, may not be obtained on a timely basis and on terms acceptable to us or within limitations permitted under our existing debt covenants. Failure to obtain additional financing, should the need for it develop, could result in the delay or abandonment of our development and expansion plans, and we may be unable to fund our ongoing operations.

     UNAUTHORIZED USE OF OUR NETWORK AND OTHER TYPES OF FRAUD COULD DISRUPT OUR BUSINESS AND INCREASE OUR COSTS

     We will likely incur costs associated with the unauthorized use of our network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming. Although we believe that we have a plan in place to implement appropriate controls to minimize the effect to us of fraudulent usage, we cannot assure you that we will be successful.

     EXPANDING OUR TERRITORY MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND REDUCE THE MARKET VALUE OF OUR CLASS A COMMON STOCK

     As part of our business strategy, we may expand our territory through the grant of additional markets from Sprint PCS or through acquisitions of other Sprint PCS affiliates. We will evaluate strategic acquisitions and alliances principally relating to our current operations. These transactions may require the approval of Sprint PCS and commonly involve a number of risks, including:

     - difficulty assimilating acquired operations and personnel;

     - diversion of management attention;

     - disruption of ongoing business;

     - inability to retain key personnel;

     - inability to successfully incorporate acquired assets and rights into our service offerings;

     - inability to maintain uniform standards, controls, procedures and policies; and

     - impairment of relationships with employees, customers or vendors.

     Failure to overcome these risks or any other problems encountered in these transactions could have a material adverse effect on our business. In connection with these transactions, we may also issue additional equity securities, incur additional debt or incur significant amortization expenses related to goodwill and other intangible assets.

     IF THE SPRINT PCS AGREEMENTS DO NOT COMPLY WITH FCC REQUIREMENTS, SPRINT PCS MAY TERMINATE THE SPRINT PCS AGREEMENTS, WHICH COULD RESULT IN OUR INABILITY TO PROVIDE SERVICE

     The FCC requires that licensees like Sprint PCS maintain control of their licensed spectrum and not delegate control to third-party operators or managers like us. Although the Sprint PCS agreements reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum, we cannot assure you that the FCC will agree with us. If the FCC were to determine that the Sprint PCS agreements need to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the Sprint PCS agreements to comply with applicable law. If we cannot agree with Sprint PCS to modify the Sprint PCS agreements, they may be terminated. If the Sprint PCS agreements are terminated, we would no longer be a part of the Sprint PCS network and we would have extreme difficulty in conducting our business.

     THE SPRINT PCS AGREEMENTS AND OUR CERTIFICATE OF INCORPORATION INCLUDE PROVISIONS THAT MAY DISCOURAGE, DELAY AND RESTRICT ANY SALE OF OUR OPERATING ASSETS OR COMMON STOCK TO THE POSSIBLE DETRIMENT OF OUR STOCKHOLDERS

     The Sprint PCS agreements restrict our ability to sell our operating assets and common stock. Generally, Sprint PCS must approve a change of control of our ownership and consent to any assignment of the Sprint PCS agreements. The Sprint PCS agreements also give Sprint PCS a right of first refusal if we decide to sell the operating assets of our Bright PCS markets to a third party. In addition, provisions of our certificate of incorporation could also operate to discourage, delay or make more difficult a change in control of our company. For example, our certificate of incorporation provides for:

     - two classes of common stock, with our class B common stock having ten votes per share;

     - the issuance of preferred stock without stockholder approval; and

     - a classified board, with each board member serving a three-year term.

See "Description of Capital Stock."

     The restrictions in the Sprint PCS agreements and the provisions of our certificate of incorporation could discourage any sale of our operating assets or common stock. This could have a material adverse effect on the value of our common stock and could reduce the price of our company in the event of a sale.

     WE MAY NOT BE ABLE TO RECEIVE THE TAX BENEFIT OF OUR FUTURE LOSSES UNTIL WE BEGIN TO GENERATE TAXABLE INCOME

     Since inception, we have been included in the consolidated federal income tax return of Horizon Telcom. Under our tax-sharing agreement with Horizon Telcom, Horizon Telcom files a consolidated tax return and pays us an amount equal to the tax savings realized by Horizon Telcom as a result of our taxable operating losses being used to offset consolidated taxable income. We also record a tax benefit on our income statement related to the consolidated tax-sharing agreement. If, at any time, Horizon Telcom fails to own more than both 80% of the total votes applicable to our outstanding common stock and 80% of the total value of our outstanding common stock, we will no longer be included in Horizon Telcom's consolidated tax return and, as a result, will no longer be able to recognize any tax benefits from our operating losses until we start to generate taxable income. Based on our current assessment, we believe that upon completion of this offering we may no longer be able to be included in the consolidated tax return of Horizon Telcom.

     HORIZON TELCOM WILL BE ABLE TO CONTROL THE OUTCOME OF SIGNIFICANT MATTERS PRESENTED TO STOCKHOLDERS AS A RESULT OF ITS OWNERSHIP POSITION FOLLOWING THE COMPLETION OF THIS OFFERING, WHICH COULD POTENTIALLY IMPAIR OUR ATTRACTIVENESS AS A TAKEOVER TARGET

     Upon completion of this offering, Horizon Telcom will beneficially own approximately 70.8% of our outstanding common stock in total on a fully diluted basis, or approximately 69.5% if the underwriters' over-allotment option is exercised in full. In addition, the shares held by Horizon Telcom are class B shares, which have ten votes per share. The class A shares offered in this offering have only one vote per share. As a result, Horizon Telcom will hold approximately 90.3% of the voting power upon completion of this offering, or approximately 90.1% if the underwriters' over-allotment option is exercised in full. Horizon Telcom will have the voting power to control the election of our board of directors and it will be able to cause amendments to our restated certificate of incorporation or our restated bylaws. Horizon Telcom also may be able to cause changes in our business without seeking the approval of any other party. These changes may not be to the advantage of our company or in the best interest of our other stockholders. For example, Horizon Telcom will have the power to prevent, delay or cause a change in control of our company and could take other actions that might be favorable to Horizon Telcom, but not necessarily to other stockholders. This may have the effect of delaying or preventing a change in control. In addition, Horizon Telcom is controlled by members of the McKell family, who collectively own approximately 55% of the economic and voting interests of Horizon Telcom. Therefore, the McKell family, acting as a group, may be able to exercise indirect control over us. See "Management" and "Principal Stockholders."

     THE LOWER VOTING RIGHTS OF THE CLASS A COMMON STOCK MAY MAKE IT LESS PREFERABLE WHICH MAY REDUCE ITS MARKET VALUE

     The difference in voting rights may cause investors to view our class A common stock as being less valuable than the common stock of other companies that do not have differences in voting power. The shares of class A common stock offered in this offering have only one vote per share. The shares of class B common stock held by Horizon Telcom and others have ten votes per share. As a result, upon completion of the offering, the class A stockholders will have only a minority voting position in Horizon PCS.

     THE PRICE OF OUR CLASS A COMMON STOCK MAY BE MORE VOLATILE THAN THE EQUITY SECURITIES OF ESTABLISHED COMPANIES AND THIS VOLATILITY MAY DISPROPORTIONATELY REDUCE THE MARKET VALUE OF OUR CLASS A COMMON STOCK

     The market price of our class A common stock could be subject to significant fluctuations in response to:

     - variations in our, or Sprint PCS', quarterly operating results;

     - announcements of technological innovations or new products and services by our competitors, or Sprint PCS' competitors;

     - our or Sprint PCS' failure to achieve operating results consistent with securities analysts' projections;

     - the operating and stock price performance of other companies that investors may deem comparable to us or Sprint PCS;

     - market conditions in the technology, telecommunications and other emerging growth sectors; and

     - other events, factors or rumors relating to us, Sprint PCS or our competitors.

     The stock market has experienced extreme price volatility. Under these market conditions, stock prices of wireless telecommunications companies have often fluctuated in a manner unrelated or disproportionate to the operating performance of these companies. Our class A common stock may be subject to greater price volatility than the stock market as a whole.

     WE MAY FACE POTENTIAL CONFLICTS OF INTEREST WITH HORIZON TELCOM WHICH MAY HARM OUR BUSINESS

     Conflicts of interest may arise between us and Horizon Telcom, or its other affiliates, in areas relating to past, ongoing and future relationships, including:

     - corporate opportunities;

     - tax and intellectual property matters;

     - potential acquisitions;

     - financing transactions, sales or other dispositions by Horizon Telcom of shares of our common stock held by it; and

     - the exercise by Horizon Telcom of its ability to control our management and affairs.


     Horizon Telcom will control approximately 90% of the voting power after this offering. Horizon Telcom is engaged in a diverse range of telecommunications-related businesses, such as local telephone services and Internet services, and these businesses may have interests that conflict or compete in some manner with our business. Horizon Telcom is under no obligation to share any future business opportunities available to it with us, unless Delaware law requires it to do so. Any conflicts that may arise between us and Horizon Telcom or any of its affiliates or any loss of corporate opportunity to Horizon Telcom that may otherwise be available to us may impact our financial condition or results of operations because these conflicts of interest or losses of corporate opportunities could result in a loss of customers and, therefore, business. Because Horizon Telcom will be able to control the outcome of most conflicts upon which stockholders could vote and because it will have the voting power to control our board of directors, conflicts may not be resolved in our favor.



     PRESENT AND FUTURE TRANSACTIONS WITH HORIZON TELCOM MAY BE ON TERMS WHICH ARE NOT AS FAVORABLE AS COULD BE OBTAINED FROM THIRD PARTIES.


     In the past, we have entered into transactions with Horizon Telcom including the leasing of towers by Horizon Telcom to us and the advancing of cash to us to finance our operations. In addition, under our tax sharing agreement with Horizon Telcom, Horizon Telcom uses our net operating losses to offset its taxes. Under this agreement, Horizon Telcom pays us the amount of its tax savings from our net operating losses used for this purpose. In addition, a subsidiary of Horizon Telcom provides certain administrative services to us including finance functions, billing and collections, accounting services, computer access, customer relations and human resources. Although these transactions were on terms that we believe are fair, because Horizon Telcom currently owns 92% of our outstanding common stock and will continue to be our controlling shareholder after the offering, third-parties with which we wish to enter into agreements or the market place may not perceive them to be fair. In addition, because Horizon Telcom has the power to control our board of directors, we may not be able to renew these agreements on terms favorable to us. See "Certain Transactions."

INDUSTRY RISKS

     WE MAY EXPERIENCE A HIGH RATE OF CUSTOMER TURNOVER WHICH WOULD INCREASE OUR COSTS OF OPERATIONS AND REDUCE OUR REVENUE AND PROSPECTS FOR GROWTH

     Our strategy to minimize customer turnover, commonly known as churn, may not be successful. Our average monthly churn for the first six months of 2000 was less than 2.0%. As a result of customer turnover, we lose the revenue attributable to these customers and increase the costs of establishing and growing our customer base. The PCS industry has experienced a higher rate of customer turnover as compared to cellular industry averages. The rate of customer turnover is affected by the following factors, several of which are not within our ability to address:

     - extent of network coverage;

     - reliability issues such as blocked calls, dropped calls and handset problems;

     - non-use of phones;

     - change of employment;

     - the decision not to require our customers to sign contracts, unlike most cellular providers that do require contracts;

     - a lack of affordability;

     - price competition;

     - customer care concerns; and

     - other competitive factors.

     A high rate of customer turnover could adversely affect our competitive position, results of operations and our costs of, or losses incurred in, obtaining new customers, especially because we subsidize some of the cost of initial purchases of handsets by our customers.

     BECAUSE THE WIRELESS INDUSTRY HAS EXPERIENCED HIGHER CUSTOMER ADDITIONS AND HANDSET SALES IN THE FOURTH CALENDAR QUARTER AS COMPARED TO THE OTHER THREE CALENDAR QUARTERS, A FAILURE BY US TO ACQUIRE SIGNIFICANTLY MORE CUSTOMERS IN THIS QUARTER COULD HAVE A DISPROPORTIONATE NEGATIVE EFFECT ON THE MARKET VALUE OF OUR CLASS A COMMON STOCK

     The wireless industry is historically dependent on fourth calendar quarter results. The price of our class A common stock may drop and our overall results of operations could be significantly reduced if we have a worse than expected fourth calendar quarter for any reason, including the following:

     - our inability to match or beat pricing plans offered by competitors;

     - our failure to adequately promote Sprint PCS' products, services and pricing plans;

     - our inability to obtain an adequate supply or selection of handsets;

     - a downturn in the economy of some or all of the markets in our territory; or

     - a poor holiday shopping season.

     WIRELESS PROVIDERS OFFERING SERVICES BASED ON LOWER COST STRUCTURES OR ALTERNATIVE TECHNOLOGIES AND CURRENT UNCERTAINTIES IN THE WIRELESS MARKET MAY REDUCE DEMAND FOR PCS

     Other wireless providers enjoy economies of scale that can result in a lower cost structure for providing wireless services. Rapid technological changes and improvements in the telecommunications market could lower other wireless providers' cost structures in the future. These factors could reduce demand for PCS because of competitors' ability to provide wireless services at a lower price. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly recurring charges may continue to decline. As a result, our future prospects, those of our industry, and the success of PCS and other competitive services, remain uncertain.

     Technological advances and industry changes could cause the technology used on our network to become obsolete. We may not be able to respond to such changes and implement new technology on a timely basis, or at an acceptable cost.

     The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences.

     If we are unable to keep pace with these technological changes or changes in the telecommunications market based on the effects of consolidation from the Telecommunications Act of 1996 or from the uncertainty of future government regulation, the technology used on our network or our current business strategy may become obsolete. In addition, wireless carriers are seeking to implement a new "third generation," or "3G," technology throughout the industry. There can be no assurance that we can implement the new 3G technology successfully on a cost-effective basis.

     REGULATION BY GOVERNMENT AGENCIES MAY INCREASE OUR COSTS OF PROVIDING SERVICE OR REQUIRE US TO CHANGE OUR SERVICES, WHICH COULD IMPAIR OUR FINANCIAL PERFORMANCE

     The licensing, construction, use, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC, the Federal Aviation Administration, and, depending on the jurisdiction, state and local regulatory agencies and legislative bodies. Adverse decisions regarding these regulatory requirements could negatively impact our operations and our cost of doing business.

     USE OF HAND-HELD PHONES MAY POSE HEALTH RISKS, WHICH COULD RESULT IN THE REDUCED USE OF OUR SERVICES OR LIABILITY FOR PERSONAL INJURY CLAIMS

     Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us to potential litigation. Any resulting decrease in demand for our services, or costs of litigation and damage awards, could impair our ability to profitably operate our business.

RISKS RELATING TO THE OFFERING

     PURCHASERS IN THIS OFFERING WILL EXPERIENCE DILUTION


     The initial public offering price is substantially higher than the net tangible book value per share of the outstanding common stock will be immediately after the offering. Any class A common stock you purchase in the offering will have a post-offering net tangible book value per share of $10.41 less than the price you paid for the share, assuming an initial public offering price of $12.00 per share, the mid-point of the proposed offering price range. You will also experience dilution in the event of the exercise of the stock options and warrants which we have granted. See "Dilution."

     POSSIBLE FUTURE SALES OF OUR CLASS A COMMON STOCK BY HORIZON TELCOM AND OUR MANAGEMENT AND OTHER AFFILIATES COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECREASE


     The shares of class B common stock held by Horizon Telcom can be converted at any time into class A common stock, which might then be sold into the public market after the offering. The occurrence of those sales, or the perception that they could occur, could materially and adversely affect our stock price and could impair our ability to obtain capital through an offering of equity securities. The shares of class A common stock being sold in this offering will be freely transferable under the securities laws immediately after issuance, except for any shares sold to our affiliates. Horizon Telcom, First Union, former owners of Bright PCS, Sprint PCS, members of our senior management and our directors have either entered into or have agreed to enter into written lock-up agreements which provide that, for a period of 180 days from the date of this prospectus, they will not sell their shares without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Upon the expiration of the 180-day lock-up period, an additional 59,639,917 shares of our common stock will be eligible for sale in the public market subject, in most cases, to holding period requirements and volume and other restrictions under federal securities laws. We have agreed to enter into registration rights agreements under which, subject to the applicable lock-up agreements, Sprint PCS and the former owners of Bright PCS may require us to register their shares. See "Description of Capital Stock" and "Shares Eligible for Future Sale."


     YOU MAY NOT RECEIVE A RETURN ON INVESTMENT THROUGH DIVIDEND PAYMENTS OR UPON THE SALE OF YOUR SHARES

     We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Instead, we intend to retain future earnings to fund our growth. Therefore, you will not receive a return on your investment in our class A common stock through the payment of dividends and may not realize a return on your investment even if you sell your shares.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains statements about future events and expectations, which are "forward-looking statements." Any statement in this prospectus that is not a statement of historical fact may be a forward-looking statement. These statements include:

     - forecasts of growth in the number of consumers using PCS;

     - statements regarding our plans for and costs of the remaining build-out of our PCS network;

     - statements regarding our anticipated revenues, expense levels, liquidity and capital resources and projections of when we will launch additional markets and achieve break-even operating cash flow; and

     - other statements, including statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "seek," "intend" and other similar words that signify forward-looking statements.

     These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to:

     - our dependence on our affiliation with Sprint PCS;

     - the need to successfully complete the build-out of our PCS network;

     - our lack of operating history in several of our markets and anticipation of future losses;

     - our dependence on Sprint PCS' back office services;

     - our dependence on the use of the Alliances' network in a portion of our territory;

     - potential fluctuations in our operating results;

     - our substantial debt and the potential need for additional capital;

     - our potential inability to expand our services and related products in the event of substantial increases in demand for these services and related products;

     - changes or advances in technology;

     - our competition;

     - changes in government regulation; and

     - our ability to attract and retain skilled personnel.

     See additional discussion under "Risk Factors" beginning on page 8.

                                USE OF PROCEEDS


     The net proceeds to be received from the sale of the class A common stock we are offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $106.7 million, or approximately $122.8 million if the underwriters' over-allotment option is exercised in full, assuming an initial public offering price of $12.00 per share, the mid-point of the proposed offering price range. Concurrent with this offering, we will close our $125.0 million senior discount notes offering and our new $225.0 million senior secured credit facility. We intend to use the net proceeds from this offering, together with proceeds from our concurrent senior discount notes offering and available borrowings under our new senior secured credit facility, to fund:



     - capital expenditures, including the remaining build-out of our network ($194.0 million);



     - working capital requirements and operating losses ($98.7 million);



     - the purchase of Sprint PCS' network assets currently under construction in our new markets in Pennsylvania, New York, Ohio and New Jersey ($15.0 million);



     - repayment of all of our outstanding indebtedness to the RTFC, the proceeds of which were originally used to fund the build-out of our network ($60.0 million);



     - fees and expenses related to our concurrent senior discount notes offering and our senior secured credit facility ($12.2 million);



     - debt service payments on our new senior secured credit facility ($37.6 million); and


     - general corporate purposes.

     Pending these uses, we expect to invest the net proceeds from the sale of the class A common stock in short-term investment grade securities which will earn interest income.

     We will retain broad discretion in the allocation of the net proceeds of this offering. This discussion represents our best estimate of the allocation of the net proceeds of the offerings based upon our current plans. Actual expenditures may vary substantially from these estimates. We may decide to reallocate the net proceeds within the above-described categories or to use portions for other purposes. Additionally, we may use a portion of the net proceeds to acquire or invest in businesses, products or technologies that are complementary to our business. The timing and the coverage of our build-out plan may change due to various reasons, including shifts in populations or network focus, changes or advances in technology, acquisition of other markets, businesses, products or technologies and factors causing a delay in the build-out plan may cause changes in our use of the net proceeds. We currently do not have any commitments or agreements for any acquisitions or investments of this kind.

                                DIVIDEND POLICY

     We intend to retain our future earnings, if any, to fund the development and growth of our business. We do not anticipate paying any cash dividends in the foreseeable future. Our future decisions concerning the payment of dividends will depend upon our results of operations, financial condition and capital expenditure plans, as well as any other factors that the board of directors, in its sole discretion, may consider relevant. In addition, our indebtedness, including the new senior secured credit facility and the senior discount notes, restricts our ability to pay dividends.

                                 CAPITALIZATION


     The following table shows our cash and cash equivalents, short-term debt and capitalization as of June 30, 2000:


     - Pro forma to reflect:


        - our acquisition of Sprint PCS' network assets currently under construction in our new markets in Pennsylvania, New York, Ohio and New Jersey; and



        - the issuance of warrants to be granted to Sprint PCS to acquire 2,510,460 shares of class A common stock at an exercise price equal to the initial public offering price per share.


     - Pro forma, as adjusted to further reflect:


        - the sale in this offering of 9,650,000 shares of class A common stock at an assumed initial public offering price of $12.00 per share, the mid-point of the proposal offering price range, less underwriting discounts and commissions and estimated offering expenses of $9.1 million;



        - the completion of our new $225.0 million senior secured credit facility and the repayment of all of our outstanding indebtedness under our existing senior credit facilities with the RTFC, less estimated fees and expenses of $6.8 million;



        - the completion of our concurrent $125.0 million senior discount notes offering, less estimated fees and expenses of $5.4 million; and



        - the issuance of approximately 1,134,651 shares of class A common stock upon conversion concurrent with this offering of a $13.0 million short-term convertible note plus accrued interest through June 30, 2000 at the assumed initial public offering price of $12.00 per share.



                                                                     AS OF JUNE 30, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                                        (IN THOUSANDS)
Cash and cash equivalents...................................  $  5,313   $  5,313     $227,753
                                                              --------   --------     --------
Short-term convertible note.................................  $ 13,418   $ 13,418     $     --
                                                              ========   ========     ========
Long-term debt:
  RTFC financing(1).........................................  $ 32,079   $ 47,079     $     --
  Senior secured credit facility(2).........................        --         --       50,000
  Senior discount notes(3)..................................        --         --      125,000
Stockholders' equity (deficit):
  Preferred stock, 10,000,000 shares authorized; no shares
     outstanding............................................        --         --           --
  Class A common stock, par value $0.0001 per share,
     125,000,000 shares authorized; no shares outstanding,
     pro forma; 10,750,311 shares outstanding, pro forma as
     adjusted...............................................        --         --            1
  Class B common stock, par value $0.0001 per share,
     75,000,000 shares authorized; 58,485,000 shares
     outstanding, actual; 58,485,000 shares outstanding, pro
     forma; 58,485,000 shares outstanding, pro forma as
     adjusted...............................................         6          6            6
  Treasury stock............................................      (111)      (111)        (111)
  Additional paid-in capital................................    54,934     73,830      194,139
  Retained deficit..........................................   (24,099)   (24,571)     (24,949)
                                                              --------   --------     --------
     Total stockholders' equity.............................    30,730     49,154      169,086
                                                              --------   --------     --------
          Total capitalization..............................  $ 62,809   $ 96,233     $344,086
                                                              ========   ========     ========

-------------------------



(1) The pro forma amount reflects the $32.1 million outstanding to the RTFC at June 30, 2000 ($8.5 million of short-term debt and $23.6 million of long-term debt), and an estimated $15.0 million borrowed for the purchase of Sprint PCS' network assets currently under construction in our new markets in Pennsylvania, New York, Ohio and New Jersey.


(2) Concurrent with this offering, we will close a new $225.0 million senior secured credit facility. Our new senior secured credit facility will include a $150.0 million term loan and a $75.0 million revolving credit facility. The $32.1 million outstanding to the RTFC as of June 30, 2000, and the additional $27.9 million which we anticipate borrowing from the RTFC after June 30, 2000, will be repaid with proceeds from the term loan.


(3) Concurrent with this offering, we will close our senior discount notes offering with estimated gross proceeds of $125.0 million.



     All references to shares of class A or class B common stock in this prospectus reflect a 1.1697-for-one stock split in the form of a stock dividend,
effective on September   , 2000.

                                    DILUTION


     Our pro forma net tangible book value at June 30, 2000, was $(9.7) million or $(0.17) per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares outstanding. See "Pro Forma Financial Statements." After giving effect to:



     - the sale in this offering of 9,650,000 shares of class A common stock at an assumed initial public offering price of $12.00 per share, the mid-point of the proposed offering price range, less underwriting discounts and commissions and estimated offering expenses of $9.1 million; and



     - the issuance of approximately 1,134,651 shares of class A common stock concurrent with this offering upon the conversion of a $13.0 million short-term convertible note, plus accrued interest, through June 30, 2000, at the assumed initial public offering price of $12.00 per share, the midpoint of the proposed offering price range, our pro forma as adjusted net tangible book value as of June 30, 2000 would have been approximately $110.2 million, or $1.59 per share. This represents an immediate dilution of $10.41 per share to new purchasers of class A common stock in this offering and an immediate increase in net tangible book value to existing stockholders of $1.76 per share. The following table illustrates the per share dilution:



Assumed initial public offering price per share.............          $12.00
                                                                      ------
Pro forma net tangible book value per share as of June 30,
  2000......................................................  (0.17)
                                                              -----
Increase in net tangible book value per share attributable
  to this offering and the conversion of a $13.0 million
  short-term convertible note, and accrued interest through
  June 30, 2000.............................................   1.76
                                                              -----
Pro forma as adjusted net tangible book value per share
  after this offering and conversion of a $13.0 million
  short-term convertible note, and accrued interest through
  June 30, 2000.............................................            1.59
                                                                      ------
Dilution per share to new purchasers of class A common
  stock.....................................................          $10.41
                                                                      ======

     The following table summarizes, on a pro forma, as adjusted, basis as of June 30, 2000, the number of shares of common stock purchased, the total consideration paid and the average price per share paid by our existing stockholders and by new purchasers of class A common stock in this offering, with an assumed initial public offering price of $12.00 per share, before the deduction of underwriting discounts and commissions and estimated offering expenses of $9.1 million payable by us:


                                         SHARES PURCHASED     TOTAL CONSIDERATION     AVERAGE
                                         -----------------    -------------------      PRICE
                                         NUMBER    PERCENT    AMOUNT     PERCENT     PER SHARE
Existing stockholders (class B common
  stock)(1)............................   58.5       84.4%    $ 54.7       29.8%      $ 0.94
New purchasers (class A common
  stock)(2)............................   10.8       15.6%    $129.0       70.2%      $12.00
                                          ----      -----     ------      -----
          Total........................   69.3      100.0%    $183.7      100.0%
                                          ====      =====     ======      =====

-------------------------


(1) Includes 4.7 million shares issued in connection with our acquisition of the 74% of Bright PCS not already owned by us. See "Business -- The Reorganization."


(2) Includes 1.1 million shares to be issued upon conversion of a $13.0 million short-term convertible note, and accrued interest through June 30, 2000, at the assumed initial public offering price of $12.00 per share.



     The foregoing tables assume no exercise of the underwriters' over-allotment option and no exercise of outstanding stock options and warrants. See "Management -- 2000 Stock Option Plan." Options to purchase 511,159 shares of class B common stock are currently exercisable. The Sprint PCS warrants are also not currently exercisable. To the extent that any shares are issued in connection with the underwriters' over-allotment option, the exercise of stock options, or the exercise of the Sprint PCS warrants, you will experience a further reduction in the percentage of outstanding shares that you own. See "Management -- 2000 Stock Option Plan," and "Description of Capital
Stock -- Sprint PCS Warrants."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     On April 26, 2000, Horizon Telcom, Inc. formed Horizon PCS and on June 27, 2000 transferred its 100% ownership of Horizon Personal Communications, Inc. to Horizon PCS in exchange for 53.8 million shares of Horizon PCS class B common stock, representing 100% of the outstanding shares of Horizon PCS. This transfer was accounted for in the financial statements as a reorganization of companies under common control in a manner similar to a pooling-of-interests. We have reflected the reorganization and the adjusted number of shares outstanding retroactively and we have presented the prior financial statements of Horizon Personal Communications, Inc. as those of Horizon PCS.


     The following tables present selected consolidated historical financial data for Horizon PCS, as of and for the five years ended December 31, 1999, and selected unaudited consolidated historical financial data for the six months ended June 30, 1999 and 2000. We derived the statements of income and balance sheet data as of and for the periods ended December 31, 1997, 1998 and 1999 for Horizon PCS from the audited consolidated financial statements of Horizon PCS. We derived the financial data of all other periods from the unaudited consolidated financial statements of Horizon PCS. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all normal and recurring adjustments and accruals necessary for a fair presentation of such information. Financial results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the full year.


     The following information should be read together with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Statements" and the consolidated financial statements and notes included elsewhere in this prospectus.


                                                                                                            SIX MONTHS
                                                                                                              ENDED
                                                                YEARS ENDED DECEMBER 31,                     JUNE 30,
                                                    -------------------------------------------------   ------------------
                                                     1995      1996      1997       1998       1999       1999      2000
                                                         (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND OTHER DATA)
STATEMENTS OF INCOME DATA:
Operating revenues:
  Service revenues................................  $    --   $    --   $    26   $    459   $  3,903   $  1,318   $ 7,469
  Equipment revenues..............................       --        --       138        309        600        244     1,095
                                                    -------   -------   -------   --------   --------   --------   -------
    Total revenues................................       --        --       164        768      4,503      1,562     8,564
                                                    -------   -------   -------   --------   --------   --------   -------
Operating expenses:
  Cost of service and equipment...................       --        --       941      4,905      9,741      3,905    11,530
  Selling, general and administrative expenses....      289       845     2,500      3,770      7,922      3,239     8,378
  Non-cash compensation expense...................       --        --        --         --        291         --       172
  Depreciation and amortization...................       19        13       419      1,748      2,685      1,178     1,779
                                                    -------   -------   -------   --------   --------   --------   -------
    Total operating expenses......................      308       858     3,860     10,423     20,639      8,322    21,859
                                                    -------   -------   -------   --------   --------   --------   -------
    Operating loss................................     (308)     (858)   (3,696)    (9,655)   (16,136)    (6,760)  (13,295)
  Interest expense, net...........................      (24)       --      (264)      (838)    (1,529)      (641)   (1,738)
  Other income (expense), net.....................       (9)       58       100     (1,690)     1,440          4    11,044
                                                    -------   -------   -------   --------   --------   --------   -------
    Loss from continuing operations before income
      taxes.......................................     (341)     (800)   (3,860)   (12,183)   (16,225)    (7,397)   (3,989)
  Income tax benefit..............................      116       262     1,308      4,145      5,275      2,449     2,031
                                                    -------   -------   -------   --------   --------   --------   -------
    Loss from continuing operations...............  $  (225)  $  (538)  $(2,552)  $ (8,038)  $(10,950)  $ (4,948)  $(1,958)
                                                    =======   =======   =======   ========   ========   ========   =======
PER SHARE DATA:
Basic and diluted loss per share of common stock
  from continuing operations......................  $ (0.00)  $ (0.01)  $ (0.05)  $  (0.15)  $  (0.20)  $  (0.09)  $ (0.04)

                                                                                                            SIX MONTHS
                                                                                                              ENDED
                                                                YEARS ENDED DECEMBER 31,                     JUNE 30,
                                                    -------------------------------------------------   ------------------
                                                     1995      1996      1997       1998       1999       1999      2000
                                                         (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND OTHER DATA)
OTHER DATA:
Number of PCS subscribers(1)......................       --        --       312      2,091     13,749      4,660    26,980
Total population in our markets (millions)........       --        --       0.1        1.6        4.9        1.6      10.2
ARPU (including roaming)(2).......................       --        --        NM   $     44   $     58   $     66   $    63
ARPU (excluding roaming)(2).......................       --        --        NM         42         49         55        46



                                                                                                           AS OF
                                                             AS OF DECEMBER 31,                        JUNE 30, 2000
                                               -----------------------------------------------   -------------------------
                                                1995      1996      1997      1998      1999      ACTUAL      PRO FORMA
                                                               (IN THOUSANDS)                               AS ADJUSTED(3)
BALANCE SHEET DATA:
  Cash and cash equivalents..................  $   185   $11,132   $   200   $    27   $   147   $  5,313      $227,753
  Total property and equipment, net..........      395     1,435    14,996    17,880    22,894     38,148        53,148
  Total assets...............................    4,979    25,102    33,328    26,862    32,879    101,591       369,252
  Total debt.................................       --    10,116    16,611    21,180    24,590     45,497       175,000
  Total liabilities..........................    9,432    25,045    29,094    24,919    35,042     70,861       200,166
  Total stockholders' equity (deficit).......   (4,453)       57     4,234     1,943    (2,163)    30,730       169,086


-------------------------

(1) Represents the number of PCS subscribers at the end of each period.
(2) Represents average monthly revenue per unit (subscriber). For more detail on how ARPU is computed, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

(3) The pro forma as adjusted Balance Sheet Data reflects (a) the sale in this offering of 9,650,000 shares of class A common stock at assumed initial public offering price of $12.00 per share, the mid-point of the proposed offering range, less underwriters discounts and commissions and estimated offering expenses of $9.1 million, (b) the receipt of gross proceeds of approximately $125.0 million ($119.7 million after fees and expenses) from our senior discount notes offering (c) the funding of $50.0 million of our $225.0 million senior secured credit facility (d) the payment of approximately $15.0 million to purchase from Sprint PCS network assets under construction in Pennsylvania, New York, Ohio and New Jersey, (e) the repayment of obligations and under our RTFC financing of $32.1 million at June 30, 2000, and (f) the issuance of approximately 1,134,651 shares of class A common stock upon conversion of our $13.0 million short-term convertible note plus accrued interest through June 30, 2000, at the assumed initial public offering price of $12.00 per share, the mid-point of the proposed offering price range.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors including, but not limited to, those under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW


     As of June 30, 2000, we had launched service in 16 markets covering approximately 1.9 million residents and had approximately 27,000 customers. We continue to build out our network and expect to be providing service in an additional 22 markets by September 30, 2000 (including our Kingsport, Tennessee market, which we launched at the end of August 2000). At that time, we will cover approximately 4.9 million residents, or 48% of the total population in our territory. We expect to launch all of our markets and be offering service to approximately 6.9 million residents, or 68% of the total population in our territory, by the end of the third quarter of 2001, at which time our planned network build-out will be substantially complete.


     Sprint PCS has invested approximately $57.0 million to purchase the PCS licenses in our territory and has incurred additional expenses for microwave clearing. Under the Sprint PCS agreements, we manage our network on Sprint PCS' licensed spectrum and have the right to use the Sprint and Sprint PCS brand names.

HISTORY AND BACKGROUND

     Horizon PCS is a wholly-owned subsidiary of Horizon Telcom. Horizon Telcom is a holding company which, in addition to Horizon PCS, owns 100% of The Chillicothe Telephone Company, a local telephone company in service for 105 years. Horizon Telcom also owns 100% of Horizon Services, which provides administrative services to Horizon PCS and other Horizon Telcom affiliates, and 100% of United Communications, a separate long distance and Internet services business. Prior to providing PCS service, we were a DirecTV affiliate. We sold that business in 1996. We also launched a successful Internet services business in 1995, which we transferred to United Communications in April 2000.

     The following are key milestones in our business:

     - In November 1996, we acquired PCS licenses in the FCC's C Block auction giving us the right to provide service to five markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.0 million. In August 1997, approximately ten months after receiving our licenses, we launched PCS Service as an independent service provider operating under the Horizon Personal Communications brand name. We were the third C Block licensee to launch PCS service in the United States and the first to use CDMA technology.

     - In June 1998, we returned all of our FCC licenses except for a portion of the license covering our Chillicothe, Ohio market, in exchange for the forgiveness of our FCC debt. In connection with the return of our FCC licenses, we agreed to become one of five charter Sprint PCS affiliates. Our initial grant of markets from Sprint PCS consisted of seven markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.6 million. This grant included the five markets for which we originally held licenses. In November 1998, we began offering Sprint PCS service. However, we continued to use Horizon Personal Communications as the primary brand for marketing our PCS service.

     - In August 1999, Sprint PCS granted us 17 additional markets in Virginia, West Virginia, Tennessee, Maryland, Kentucky and Ohio with a total population of approximately 3.3 million. In conjunction with this second grant, we also entered into a network services agreement with the West Virginia PCS Alliance and Virginia PCS Alliance, which we refer to as the Alliances. The Alliances are two related independent PCS providers offering services under the Intelos brand, and whose network is managed by CFW Communications. Under this agreement, we obtained the right to use their wireless network to provide Sprint PCS services to our customers in most of these new markets. Within two months of receiving our second grant from Sprint PCS, we were offering Sprint PCS service in 16 of our markets including eleven markets served under this agreement. If we use the Alliances' network to the fullest extent permitted by our agreement, the Alliances' network would provide service to markets with a total population of 3.3 million and coverage to 1.8 million residents, or 52% of the total population.


     - In September 1999, Horizon Telcom, our parent company, sold its interest in the towers it owned to SBA for $15.7 million and invested the net proceeds in us. Prior to the sale, we had been leasing the towers from Horizon Telcom. We now lease those towers from SBA. Concurrently with the tower sale, we entered into a build-to-suit agreement with SBA for the construction of new towers as part of our network build-out. Under the terms of the agreement, we receive site development fees and reduced lease rates for specified towers constructed by SBA and leased to us as an anchor tenant.


     - In September 1999, we became one of the founders of Bright PCS, receiving a 26% equity stake in exchange for approximately $3.1 million. Shortly after our investment, Bright PCS became the exclusive Sprint PCS affiliate for 13 markets in Indiana, Ohio and Michigan, with a total population of approximately 2.4 million. At that time, we also entered into a management agreement with Bright PCS under which we agreed to manage all of Bright PCS' network build-out and operations. At this time, we have substantially completed all network engineering, radio frequency design, and site selection and have begun construction of Bright PCS' wireless network. We expect to launch service in all of the Bright PCS markets by September 30, 2000.

     - In December 1999, we completed a two-month transition from a co-branded marketing strategy to marketing and selling all of our products and services exclusively under the "Sprint PCS" brand name, which gave us full access to Sprint PCS' major national retailers. Since that transition, we have experienced an accelerated growth in our customer base.

     - In February 2000, we acquired 19.78% of the outstanding shares of our parent, Horizon Telcom.

     - In May 2000, Sprint PCS granted us an additional 17 markets in Pennsylvania, New York, Ohio and New Jersey with a total population of approximately 2.9 million.

     - In June 2000, we acquired the remaining 74% of Bright PCS that we did not already own to become a 100% owner. As consideration for the outstanding Bright PCS equity, we exchanged 4.7 million shares of our class B common stock equal to 8% of our outstanding shares of all classes of our common stock prior to this offering, and 31,911 shares of Horizon Telcom common stock equal to 8% of the outstanding shares of Horizon Telcom, which we acquired in February 2000.

RESULTS OF OPERATIONS

     Service revenues consist primarily of PCS subscriber revenues, Sprint PCS roaming revenues and non-Sprint PCS roaming revenues. PCS subscriber revenues consist primarily of monthly service fees and other charges billed to our customers for Sprint PCS service in our territory under a variety of service plans. We receive Sprint PCS roaming revenues at a per minute rate from Sprint PCS or another Sprint PCS affiliate when Sprint PCS subscribers based outside of our territory use our portion of the Sprint PCS network. Non-Sprint PCS roaming revenues include payments from wireless service providers, other than Sprint PCS, when those providers' subscribers roam on our network.

     We record 100% of PCS subscriber revenues from our customers, Sprint PCS roaming revenues from Sprint PCS subscribers based outside our markets and non-Sprint PCS roaming revenues. Sprint PCS retains 8% of all collected service revenues. Collected service revenues include PCS subscriber revenues and non-Sprint PCS roaming revenues, but exclude Sprint PCS roaming revenues and revenues from sales of equipment. We report the amounts retained by Sprint PCS as selling, general and administrative expenses.

     Equipment revenues consist of digital handsets and accessories sold to our customers. Certain of our equipment sales are made through independent distributors under agreements allowing rights of return on merchandise unsold by the distributors. We defer recognition of such sales until the merchandise is sold by the distributors.

     The following table sets forth a breakdown of our revenues by type.


                                                                                    SIX MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,                     JUNE 30,
                                  ------------------------------------------   ---------------------------
                                      1997           1998           1999           1999           2000
                                            %       (DOLLARS IN THOUSANDS, EXCEPT ARPU)
                                  AMOUNT         AMOUNT    %    AMOUNT    %    AMOUNT    %    AMOUNT    %
Service revenues................   $ 26    16%   $ 459    60%   $3,903   87%   $1,318   84%   $7,469   87%
Equipment revenues..............    138    84%     309    40%      600   13%      244   16%    1,095   13%
                                   ----          -----          ------         ------         ------
Total revenues..................   $164          $ 768          $4,503         $1,562         $8,564
                                   ====          =====          ======         ======         ======
ARPU (including roaming)(1).....     NM          $  44          $   58         $   66         $   63
ARPU (excluding roaming)(1).....     NM             42              49             55             46


(1) ARPU, average revenue per unit, is an industry term that measures total PCS service revenues per month from our subscribers divided by the average number of digital subscriber units for that month. ARPU, including roaming, is ARPU with Sprint PCS roaming and non-Sprint PCS roaming. ARPU excluding roaming, excludes Sprint PCS roaming and non-Sprint PCS roaming.


SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999



     SERVICE REVENUES. Service revenues for the six months ended June 30, 2000 were $7.5 million, compared to $1.3 million for the six months ended June 30, 1999, an increase of $6.2 million. The growth in service revenues is primarily the result of the growth in PCS subscriber revenues of $3.8 million which reflects the growth in our customer base, offset in part by a decline in average revenue per customer. We had 26,980 customers at June 30, 2000, compared to 4,660 at June 30, 1999. We believe our customer base has grown because we have launched additional markets, increased our sales force and are now marketing under the Sprint PCS brand rather than our own. Our growth in revenues also reflects a significant increase in Sprint PCS roaming revenues from approximately $200,000 in 1999 to approximately $1.9 million in 2000. This increase primarily resulted from the launch of portions of our network covering two heavily traveled interstate highways in western Virginia in the fourth quarter of 1999. These interstate highways represent less than 15% of our total interstate miles, and we expect continued increases in Sprint PCS roaming revenues as we complete the remainder of our network build-out, including completing other portions of our network covering additional heavily traveled highways. ARPU decreased from the six months ended June 30, 1999 to the six months ended June 30, 2000 primarily as a result of the change in the mix of the packages our subscribers have selected. Our subscribers have selected packages with lower monthly recurring charges made available to our subscribers as a result of our seasonal promotions. The decrease caused by the change in the mix of packages was partially offset by the increase in the charges to our subscribers for minute sensitive usage (long distance and overage) and the growth in our Sprint PCS roaming revenues.


     EQUIPMENT REVENUES. Equipment revenues consist of handsets and accessories sold to customers. Equipment revenues for the six months ended June 30, 2000 were $1.1 million, compared to $244,000 for the six months ended June 30, 1999, an increase of $856,000. The increase in equipment revenues is the result of our increase in customers.


     COST OF SERVICES. Cost of services includes site rent, utilities, maintenance, engineering and network personnel, interconnection expenses, Sprint PCS roaming fees, non-Sprint roaming fees, and other expenses related to operations. We pay Sprint PCS roaming fees to Sprint PCS when our customers use Sprint PCS' network outside of our territory. We pay non-Sprint PCS roaming fees to other wireless service providers when our customers use their networks. Also included in cost of services are costs incurred under our network services agreement with the Alliances. We pay the Alliances a per minute use charge whenever our customers or Sprint PCS subscribers use their network.


     Under our build-to-suit agreement with SBA, we will receive site development fees for towers SBA constructs and leases to us. Each site development fee received is recorded as a deferred credit and is amortized over the term of the lease, thereby effectively reducing our tower lease expense. We expect to begin receiving site development fees in the third quarter of 2000.



     Cost of services for the six months ended June 30, 2000 was $7.4 million, compared to $2.7 million for the six months ended June 30, 1999, an increase of $4.7 million. This increase reflects the increase in engineering and network personnel expenses of $524,000, the increase in Sprint PCS roaming fees of $1.8 million, the increase in non-Sprint roaming fees of $300,000 and the increase in costs incurred under our network services agreement with the Alliances of $1.8 million. Cost of services has declined as a percentage of service revenues, and we believe that these costs will continue to decline as a percentage of service revenues.



     COST OF EQUIPMENT. Cost of equipment includes the costs of handsets and accessories sold to customers. Cost of equipment for the six months ended June 30, 2000 was $4.1 million, compared to $1.2 million for the six months ended June 30, 1999, an increase of $2.9 million. The increase in the cost of equipment is the result of the growth in our wireless customers (4,660 customers at June 30, 1999 compared to 26,980 at June 30, 2000), partially offset by the decreasing cost of the handsets. For competitive and marketing reasons, we have sold handsets to our customers below our cost and expect to continue to sell handsets at a price below our cost for the foreseeable future.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expenses consist of sales and marketing expenses and general and administrative costs. Sales and marketing expenses relate to salaries and commissions paid to our sales representatives and sales support personnel, commissions paid to national and local third party distribution channels, operating costs associated with our retail stores, costs associated with distribution channels and marketing and advertising programs. General and administrative costs relate to corporate personnel, including executives and customer care. The 8% of collected service revenues retained by Sprint PCS is included in selling, general and administrative costs.

     Also included in general and administrative costs are costs associated with functions performed for us by Horizon Services under our services agreement. These include finance functions, billing and collections, accounting services, computer access and administration, executive, supervisory, consulting, customer relations, human resources and other administrative services. Horizon Services' costs for these functions are charged to us using a standard FCC cost allocation methodology. Under this methodology, all costs that can be specifically identified to us are directly charged to us, and all costs that are specifically identified to other subsidiaries of Horizon Telcom are charged to them. Costs incurred by Horizon Services that cannot be specifically identified to a company for which Horizon Services provides service are apportioned among the Horizon Telcom subsidiaries based on appropriate measures. Because of the economies of scale inherent in a centralized service company, we believe we are able to receive these services less expensively through this arrangement than if we provided them ourselves.

     These services are provided for under a five-year agreement. We have the right to terminate the agreement at any time, subject to notice requirements. Horizon Services may terminate the agreement prior to its expiration date only in the event that we breach our obligations under the services agreement and we do not cure the breach.

     In May 2000, we agreed to begin purchasing certain back office services, including customer activation, billing and customer care, directly from Sprint PCS. Previously, we provided these services ourselves. We will purchase these services from Sprint PCS at rates which reflect Sprint PCS' economies of scale. We expect that the total cost of these services will be at or below the total cost of providing the services ourselves due to anticipated rate reductions and Sprint PCS' ability to economically manage the support of new services. We also believe this arrangement will allow us to more quickly roll out new Sprint PCS products and services in our markets. We expect to launch new markets using Sprint PCS back office services. We also expect to transition our existing customers to Sprint PCS' back office services beginning in the third quarter of 2000. The transition to Sprint PCS' back office services should be completed by the end of 2001.


     Selling, general and administrative expenses rose to $8.4 million for the six months ended June 30, 2000, compared to $3.2 million for the same period in 1999, an increase of $5.2 million. This increase reflects the 8% fee paid to Sprint PCS on our increased collected service revenues (an increase of $383,000), the costs of additional sales and marketing personnel (an increase of $640,000), additional customer support personnel and associated activities (an increase of $916,000), commissions paid to national and local third party distribution channels (an increase of $758,000) and increased headcount and professional services at Horizon Services needed to support our growth (an increase of $1.4 million). We expect selling, general and administrative expenses to increase in the aggregate as we expand our coverage and add customers, but to decrease as a percentage of service revenues.



     NON-CASH COMPENSATION EXPENSE. For the six months ended June 30, 2000, we recorded stock-based compensation expense of $172,000 associated with certain stock options granted in November 1999. Stock-based compensation expense will continue to be recognized through the conclusion of the vesting period for these options in 2005.



     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expenses increased by $600,000 to a total of $1.8 million in 2000. The increase reflects the continuing construction of our network. Because our acquisition of Bright PCS was accounted for as a purchase transaction, amortization will increase as a result of amortizing the intangible assets.



     GAIN ON EXCHANGE OF STOCK. We transferred 40% of our Horizon Telcom stock to the former members of Bright PCS as consideration for the acquisition of Bright PCS. This transaction resulted in a gain of $10.5 million.



     OTHER INCOME (EXPENSE). Other income (expense) in 2000 was $530,000 and consisted primarily of interest income of approximately $34,000 and dividend income of approximately $523,000.

     INTEREST EXPENSE, NET. Interest expense for the six months ended June 30, 2000 was $1.7 million, compared to $641,000 in 1999, and consisted of interest on debt. The increase in interest expense is the result of increase in borrowings on the RTFC financing used to build out our network resulting in an increase in interest expense of $204,000 and the $13.0 million short-term convertible note issued to obtain funds used to purchase common stock of Horizon Telcom resulting in an increase in interest expense of $616,000.



     INCOME TAX BENEFIT. We are included in the consolidated federal income tax return of Horizon Telcom. We provide for federal income taxes on a pro-rata basis, consistent with a consolidated tax-sharing agreement. For the six months ended June 30, 2000, we recorded an income tax benefit of $2.0 million. A valuation allowance of $1.4 million was recorded in 2000 for the amount of the deferred tax assets that exceeded the deferred tax liabilities at June 30, 2000. If in future periods Horizon Telcom owns less than 80% of our outstanding common stock and less than 80% of the value of our outstanding common stock, we will no longer be included in the consolidated tax return. As a result, we will not be able to participate in the tax sharing agreement nor will we be able to recognize any net operating loss benefits until we start to generate taxable income. Based on our current assessment, we believe that upon completion of this offering we may no longer be able to be included in the consolidated tax return of Horizon Telcom.



     LOSS FROM CONTINUING OPERATIONS. Our loss from continuing operations for the six months ended June 30, 2000 was $2.0 million compared to $4.9 million for the six months ended June 30, 1999. The decrease in our loss reflects the $10.5 million gain on exchange of stock offset by continued expenses relative to launching our markets and building our customer base.



     DISCONTINUED OPERATIONS. As of April 2000, we transferred our Internet, long distance and other businesses unrelated to the wireless operations to United Communications, a separate subsidiary of Horizon Telcom, at net book value. Accordingly, the results of operations for these business units have been reported as discontinued operations in the current and prior periods. Income from discontinued operations, net of tax expense, was $141,000 for the six months ended June 30, 2000 and $139,000 for the six months ended June 30, 1999.


YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     SERVICE REVENUES. Service revenues for the year ended December 31, 1999 were $3.9 million, compared to $459,000 for the year ended December 31, 1998, an increase of $3.4 million. The growth in revenues is the result of the growth in PCS subscriber revenues of $2.6 million which reflects the growth in our customer base. We had 13,749 customers at December 31, 1999, compared to 2,091 at December 31, 1998. We have experienced increased growth in our customer base at the end of 1999 as a result of full branding with Sprint PCS in October 1999 and as a result of utilization of Sprint PCS' national third-party distribution channels. The growth in revenues also reflects the growth in Sprint PCS roaming revenues from a nominal amount in 1998 to approximately $642,000 in 1999. This was the first year we recognized significant roaming revenue. This increase primarily resulted from the launch of portions of our network covering two heavily traveled interstate highways in western Virginia. ARPU increased from the year ended December 31, 1998 to the year ended December 31, 1999. In 1998 we had substantial promotions for our subscribers, which were phased out in 1999. In addition, in 1999 we experienced a significant growth in the charges to our customers for minute sensitive usage (long distance and overage) and a significant growth in Sprint PCS roaming revenue.

     EQUIPMENT REVENUES. Equipment revenues for the year ended December 31, 1999 were $600,000, compared to $309,000 for the year ended December 31, 1998, an increase of $291,000. The increase in equipment revenues is the result of our increase in customers.

     COST OF SERVICES. Cost of services related to service revenues for the year ended December 31, 1999 was $7.0 million, compared to $3.9 million for the year ended December 31, 1998, an increase of $3.1 million. This increase reflects the increase in our operations to service our growing customer base.


     COST OF EQUIPMENT. Cost of equipment for the year ended December 31, 1999 was $2.7 million compared to $994,000 for the year ended December 31, 1998, an increase of $1.7 million. The increase in the cost of equipment is the result of the growth in our customer base.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expenses rose to $7.9 million for the year ended December 31, 1999, compared to $3.8 million for the same period in 1998, an increase of $4.1 million. This increase reflects the 8% fee paid to Sprint PCS on our increased collected service revenues (an increase of $130,000), the costs of additional sales and marketing personnel and associated activities (an increase of $1.7 million), additional customer support personnel (an increase of $602,000) and increased headcount and professional services at Horizon Services needed to support our growth (an increase of $536,000). We expect selling, general and administrative expenses to increase as we expand our coverage and add customers.



     NON-CASH COMPENSATION EXPENSE. For the year ended December 31, 1999, we recorded stock-based compensation expense of $291,000 associated with certain stock option grants in November 1999.


     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $937,000 to a total of $2.7 million for the year ended December 31, 1999. The increase reflects the continuing construction of our network.

     GAIN ON SALE OF PCS ASSETS. During 1999, in connection with entering the network services agreement with the Alliances, we sold certain PCS ancillary and base station equipment to the Alliances. The sale resulted in a gain of approximately $1.4 million, representing the excess of cash proceeds over the historical net book value of the assets sold.

     OTHER INCOME (EXPENSE). Other income (expense) for the years ended December 31, 1999 and 1998 of $52,000 and $27,000, respectively, consists primarily of interest and dividend income.

     INTEREST EXPENSE, NET. Interest expense for the year ended December 31, 1999 was $1.5 million compared to $838,000 for the year ended December 31, 1998, and consisted of interest on debt in excess of the amount capitalized for the purpose of completing the network build-out. The increase in interest expense is the result of increased borrowings on the RTFC financing to finance the build out of our network.

     INCOME TAX BENEFIT. We are included in the consolidated federal income tax return of Horizon Telcom. We provide for federal income taxes on a pro-rata basis, consistent with a consolidated tax-sharing agreement. For the year ended December 31, 1999, we recorded an income tax benefit of $5.3 million. A valuation allowance of $138,000 was recorded in 1999 for the amount of the deferred tax assets that exceeded the deferred tax liabilities at December 31, 1999.


     LOSS FROM CONTINUING OPERATIONS. Our loss from continuing operations for the year ended December 31, 1999 was $11.0 million compared to $8.0 million for the year ended December 31, 1998. The increase in our loss reflects the continued expenses relative to launching our markets and building our customer base.


     DISCONTINUED OPERATIONS. As of April 2000, we transferred our Internet, long distance and other businesses unrelated to the wireless operations to United Communications, a separate subsidiary of Horizon Telcom, at net book value. Accordingly, the results of operations for these business units have been reported as discontinued operations in the current and prior periods. Income from discontinued operations, net of tax expense, was $282,000 in 1999 and $53,000 in 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     SERVICE REVENUES. Service revenues for the year ended December 31, 1998 were $459,000 compared to $26,000 for the year ended December 31, 1997, an increase of $433,000. PCS service was launched in August 1997. The growth in revenues is the result of the growth in our customer base. We had 2,091 subscribers on December 31, 1998, compared to 312 on December 31, 1997. We experienced the growth in customers as the result of becoming co-branded with Sprint PCS in June 1998 and the continued build-out of our network.

     EQUIPMENT REVENUES. Equipment revenues for the year ended December 31, 1998 were $309,000, compared to $138,000 for the year ended December 31, 1997, an increase of $171,000. The growth in revenues is the result of the growth in our customer base.

     COST OF SERVICES. Cost of services for the year ended December 31, 1998 was $3.9 million, compared to $519,000 for the year ended December 31, 1997, an increase of $3.4 million. This increase reflects the increase in our operations to service our growing customer base.

     COST OF EQUIPMENT. Cost of equipment for the year ended December 31, 1998 was $994,000, compared to $422,000 for the year ended December 31, 1997, an increase of $572,000. The increase in the cost of equipment is the result of the growth in our customer base.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expenses rose to $3.8 million for the year ended December 31, 1998, compared to $2.5 million for the same period in 1997, an increase of $1.3 million. These increased costs reflect the overall growth in our business.


     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $1.3 million to a total of $1.7 million in 1998. The increase reflects the continuing construction of our network.

     LOSS ON DISPOSITION OF PERSONAL COMMUNICATIONS LICENSES. In June 1998, we returned four of our FCC licenses and a portion of our license in Chillicothe, Ohio. In connection with the disposition of these licenses we recorded a loss of $1.7 million.

     OTHER INCOME (EXPENSE). Other income (expense) for the years ended December 31, 1998 and 1997 of $27,000 and $100,000, respectively, consists primarily of interest and dividend income.

     INTEREST EXPENSE, NET. Interest expense for the year ended December 31, 1998 was $838,000, and consisted of interest on debt in excess of the amount capitalized for the purpose of completing the network build out. The increase in interest expense is the result of increased borrowings on the RTFC financing.

     INCOME TAX BENEFIT. For the years ended December 31, 1998 and 1997, we recorded an income tax benefit of $4.1 million and $1.3 million, respectively. No valuation allowance was considered necessary as the tax loss was realizable on the consolidated tax return of Horizon Telcom.

     LOSS FROM CONTINUING OPERATIONS. Our loss from continuing operations for the year ended December 31, 1998 was $8.0 million compared to $2.5 million for the year ended December 31, 1997. The increase in our loss reflects the continued expenses relative to launching our markets and building our customer base.

     DISCONTINUED OPERATIONS. As of April 2000, we transferred our Internet, long distance and other businesses unrelated to the wireless operations to United Communications, a separate subsidiary of Horizon Telcom, at net book value. In May 1997, we sold a portion of our telecommunication system sales business and transferred the remaining operations of this business to The Chillicothe Telephone Company, a sister company, at net book value. Accordingly, the results of operations for these business units have been reported as discontinued operations in the current and prior periods. Income from discontinued operations, net of tax expense, was $52,000 in 1998 and loss from discontinued operations, net of tax benefit, was $487,000 in 1997.

LIQUIDITY AND CAPITAL RESOURCES


     To date, we have financed our operations through equity contributions from Horizon Telcom and through debt financing provided by the RTFC. As of June 30, 2000, we had received $20.3 million of equity contributions from Horizon Telcom consisting of $17.8 million in cash contributions and $2.5 million in property contributions. Horizon Telcom's equity contribution during 1999 consisted of a contribution of property of $2.5 million and $3.7 million in cash contributions. Of this amount, $2.0 million was funded by Horizon Telcom's sale of towers to SBA. The equity contributions for the six months ended June 30, 2000 consisted of $1.1 million in cash contributions.



     We expect that most of our future funding needs, including our anticipated funding needs over the next 12 months, will be provided by proceeds from this offering, our concurrent senior discount notes offering and borrowings under our new senior secured credit facility. From July 1, 2000 to June 30, 2001, we anticipate that our funding needs requirements will be approximately $153.0 million, of which approximately $107.0 million will be used for capital expenditures and the remainder will be utilized primarily to fund working capital and operating losses.



     The senior discount notes will be issued with aggregate principal amount sufficient to generate gross proceeds of $125.0 million. These notes do not require us to pay cash interest until the fifth year after they are issued, at which point we will pay semi-annual interest until maturity. The senior discount notes will be general unsecured obligations. The senior discount notes will be guaranteed by our existing and future domestic restricted subsidiaries. The guarantees will be senior subordinated obligations of our existing and future domestic restricted subsidiaries. The rights of the holders of our senior discount notes to receive payments pursuant to the guarantees will be subordinated in right of payment to the holders of our existing and future senior indebtedness, including our new $225.0 senior secured credit facility.



     As of December 31, 1999 and June 30, 2000, we had drawn $23.6 million and $32.1 million, respectively, from our credit facilities with the RTFC. All of the RTFC debt will be repaid from proceeds from our new senior secured credit facility, at which time we will receive approximately $1.2 million from the RTFC in redemption of the subordinated capital certificates acquired in connection with our RTFC borrowings.


     Our new senior secured credit facility consists of the following two loans to provide funds for the build-out of our expansion markets:

     - a $150.0 million term loan, available in a $50.0 million tranche and a $100.0 million tranche, under which we may borrow to finance (i) the direct cost of the construction and operation of a regional digital wireless telecommunications network on the Sprint PCS System; (ii) transaction costs and expenses; and (iii) working capital and other general corporate purposes.

     - a $75.0 million revolving credit facility, the proceeds of which may be used to fund working capital.


     During the six months ended June 30, 2000, we borrowed $13.0 million in the form of a short-term convertible note to purchase 19.78% of the outstanding capital stock of Horizon Telcom. Concurrent with this offering, the $13.0 million short-term convertible note, including accrued interest, will be converted into shares of class A common stock at the initial public offering price. In May 2000, we exchanged 31,911 shares of Horizon Telcom common stock, which we acquired in February 2000, along with 4.7 million newly issued shares of our class B common stock, for the remaining 74% ownership interest in Bright PCS which we did not previously own.



     Net cash used in operating activities was $3.5 million for the six months ended June 30, 2000. This reflects the continuing use of cash for our operations. Net cash used in investing activities was

$17.0 million for the six months ended June 30, 2000. The expenditures were related primarily to the acquisition of 19.78% of the outstanding common stock of Horizon Telcom for $11.8 million offset by the cash acquired in the acquisition of Bright PCS of $4.9 million. Our capital expenditures were $3.1 million in 1999 and $9.8 million for the six months ended June 30, 2000. This reflects the impact of our agreement with the Alliances whereby we are not required to build out our network to provide service to our customers in the markets covered by that agreement. Net cash provided by financing activities for the six months ended June 30, 2000 was $25.7 million consisting primarily of borrowings under our $13.0 million short-term convertible note to finance the acquisition of 19.78% of the outstanding common stock of Horizon Telcom and borrowings of $8.5 million from RTFC for capital expenditures and working capital.



     During 1999 and the six months ended June 30, 2000, Horizon Telcom paid an aggregate of $5.2 million and $1.2 million, respectively, to us under our tax-sharing agreement with Horizon Telcom. If in future periods Horizon Telcom owns less than 80% of our outstanding common stock and less than 80% of the value of our outstanding common stock, we will no longer be included in the consolidated tax return. As a result, we would not be able to participate in the tax-sharing agreement and would not receive further payments from Horizon Telcom.



     We anticipate that the proceeds from this offering, when combined with our existing cash, proceeds from our concurrent senior discount notes offering and borrowings under our new senior secured credit facility, will be adequate to fund our network build-out, anticipated operating losses and working capital requirements until we achieve positive earnings before interest, taxes, depreciation and amortization. The following table sets forth our estimated sources and uses from June 30, 2000 through December 31, 2003:



                                                                 AMOUNT
                                                              (IN MILLIONS)
SOURCES:
Cash on hand at June 30, 2000(1)............................    $    5.3
Gross proceeds of this offering.............................       115.8
Gross proceeds from our concurrent senior discount notes
  offering..................................................       125.0
Borrowings under our new senior secured credit facility.....       225.0
Anticipated build-to-suit site development fees(2)..........         8.2
Additional borrowings under the RTFC credit facility........        27.9
Proceeds from redemption of RTFC subordinated capital
  certificates..............................................         1.2
                                                                --------
     Total sources..........................................    $  508.4
                                                                ========
USES:
Capital expenditures(3).....................................    $  209.0
Working capital and operating losses(4).....................        98.7
Repayment of RTFC indebtedness..............................        60.0
Debt service on our senior secured debt facility(5).........        37.6
Fees and expenses(6)........................................        21.3
                                                                --------
     Total uses.............................................       426.6
     Cash on hand at December 31, 2003......................        81.8
                                                                --------
     Total uses and cash on hand at December 31, 2003.......    $  508.4
                                                                ========


-------------------------


(1) Represents cash on hand at June 30, 2000.



(2) In connection with our build-to-suit agreement with SBA, we will receive site development fees from SBA for tower sites which SBA constructs on our behalf.


(3) Capital expenditures include the amounts related to the build-out of our network, which includes the purchase of $15.0 million of Sprint PCS' network assets currently under construction in our new markets in Pennsylvania, New York, Ohio and New Jersey.

(4) Operating losses are defined as losses before interest, taxes, depreciation and amortization.

(5) Payment of interest and required principal repayments on our new senior secured credit facility, net of interest income.


(6) Fees and expenses include estimated offering expenses and underwriting discounts and commissions for this offering, offering fees and expenses related to our concurrent senior discount notes offering, and origination and other fees related to our new senior secured credit facility.



     The actual funds required to build-out of network and to fund operating losses, working capital needs and other capital needs may vary materially from these estimates and additional funds may be required because of an expansion of our territory, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and required technological upgrades and other technological risks.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We do not engage in commodity futures trading activities and do not enter into derivative financial instruments for trading or other speculative purposes. We also do not engage in transactions in foreign currencies that would expose us to market risk.

     We will be subject to interest rate risk on our new senior secured credit facility and any future floating rate financing requirements.

     The following table presents the estimated future outstanding long-term debt at the end of each year and future required annual principal payments for each year then ended associated with our new senior secured credit facility and our senior discount notes financing based on our projected level of long-term indebtedness:

                                             YEARS ENDING DECEMBER 31,
                                   ----------------------------------------------
                                    2000      2001      2002      2003      2004     THEREAFTER
                                                      (DOLLARS IN MILLIONS)
Senior secured credit facility...  $ 50.0    $150.0    $150.0    $150.0    $150.0          --
  Variable interest rate(1)......    10.5%     10.5%     10.5%     10.5%     10.5%       10.5%
  Principal payments.............      --        --        --        --        --      $150.0
Senior discount notes............  $133.4    $162.3    $184.9    $210.8    $240.0
  Fixed interest rate(2).........    13.5%     13.5%     13.5%     13.5%     13.5%       13.5%
  Principal payments.............      --        --        --        --        --      $240.0

-------------------------

(1) Interest rate on the senior secured credit facility equals the London Interbank Offered Rate ("LIBOR") plus a margin that varies from 3.5% to 4.0%. The interest rate is assumed to equal 10.5% for all periods presented.

(2) Assumed interest rate for senior discount notes, which will be paid in full in 2010.

     Our primary market risk exposure relates to:

     - the interest rate risk on long-term and short-term borrowings, and

     - the impact of interest rate movements on our ability to meet interest expense requirements and meet financial covenants.

     The carrying value of the financial instruments approximate fair value.

IMPACT OF YEAR 2000 ISSUE ON THE OPERATIONS AND FINANCIAL CONDITION OF HORIZON
PCS

     We rely on several third-party vendors and providers to operate our business, including Sprint PCS. Sprint PCS will begin providing us back office services and access to its network. We have also contracted with other third-party vendors and other providers and believe they are year 2000 compliant.

     We have not experienced any material disruptions of our systems or operations as a result of the year 2000 issue nor are we aware of any disruptions in the systems or operations of Sprint PCS or other third-party vendors and providers. While we believe our systems are year 2000 compliant, there is the risk that they may not be compliant. We believe our greatest risk is the failure of the systems of our third-party vendors or providers. However, should we experience any failure, we believe it would result in only temporary disruption of our service.

REGULATORY DEVELOPMENTS

     See "Regulation of the Wireless Telecommunications Industry" for a discussion of regulatory developments that could have a future impact on us.

SEASONALITY

     Our business is subject to seasonality because the wireless industry is heavily dependent on calendar fourth quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the calendar fourth quarter as compared to the other three calendar quarters. A number of factors contribute to this trend, including:

     - The increasing use of retail distribution, which is more dependent upon the year-end holiday shopping season;

     - The timing of new product and service announcements and introductions;

     - Competitive pricing pressures; and

     - Aggressive marketing and promotions.

INFLATION

     We believe that inflation has not had, and will not have, a material adverse effect on our results of operations.

EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     SOFTWARE COSTS. In March 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position 98-1. "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement became effective for us on January 1, 1999 and established accounting standards for costs incurred in the acquisition or development and implementation of computer software. This new standard requires the capitalization of certain software implementation costs relating to software acquired or developed and implemented for our use. The adoption of this statement has not had a significant effect on our financial position or results of operations.

     ACCOUNTING FOR START-UP ACTIVITIES. In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This statement became effective on January 1, 1999 and required that costs of start-up activities and organization costs be expensed as incurred. This statement has not had a significant effect on our financial position or results of operations.

     ACCOUNTING FOR DERIVATIVE INSTRUMENT AND HEDGING ACTIVITIES. In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. SFAS 137, issued August 1999, postpones the mandatory effective date of SFAS 133 for one year to January 1, 2001. We have not determined the effects of this change on its financial position or results of operations.

     REVENUE RECOGNITION IN FINANCIAL STATEMENTS. In November of 1999, the SEC released Staff Accounting Bulletin Number 101 -- Revenue Recognition in Financial Statements. This bulletin will become effective for us for the quarter ended June 30, 2000. This bulletin established more clearly defined revenue recognition criteria than previously existing accounting pronouncements, and specifically addresses revenue recognition requirements for nonrefundable fees, such as activation fees, collected by a company upon entering into an arrangement with a customer, such as an arrangement to provide telecommunications services. We believe that the effects of this bulletin will not be material to our financial position or the results of our operations.

                              INDUSTRY BACKGROUND


     Wireless communications systems use a variety of radio frequencies to transmit voice and data. These systems include one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular, PCS and enhanced specialized mobile radio, known as ESMR, networks. Each application is licensed and operates in a distinct radio frequency block.


     In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for PCS. PCS differs from traditional analog cellular telephone service principally in that PCS systems operate at a higher frequency and employ advanced digital technology. PCS providers are among the first direct wireless competitors of cellular providers to offer all-digital mobile networks. Digital systems convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital systems also achieve greater frequency reuse than analog systems resulting in greater capacity than analog systems. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies, whether using PCS or cellular frequencies, to offer new and enhanced services, such as greater call privacy and more robust data transmission features, such as "mobile office" applications including facsimile, electronic mail and connecting notebook computers with data networks.

     Since the introduction of commercial cellular service in 1983, the wireless communications industry has experienced dramatic growth. The number of wireless subscribers for cellular, PCS and ESMR has increased from an estimated 340,000 at the end of 1985 to over 86 million as of December 31, 1999, according to the Cellular Telecommunications Industry Association, an international association for the wireless industry. This Association published the statistics shown in the following chart, showing the annual growth in U.S. wireless communication customers for cellular, PCS and ESMR through December 31, 1999.

                                                             YEARS ENDED DECEMBER 31,
                                                    ------------------------------------------
                                                     1995     1996     1997     1998     1999
WIRELESS INDUSTRY STATISTICS(1)
Annualized total service revenues (in billions)...  $ 19.1   $ 23.6   $ 27.5   $ 33.1   $ 40.0
Wireless subscribers at end of period (in
  millions).......................................    33.8     44.0     55.3     69.2     86.0
Subscriber growth.................................    40.0%    30.4%    25.6%    25.1%    24.3%
Average local monthly bill........................  $51.00   $47.70   $42.78   $39.43   $41.24

-------------------------
Source: Cellular Telecommunications Industry Association.

(1) Reflects domestic commercially operational cellular, ESMR and PCS providers.

     Paul Kagan Associates, Inc., an independent media and telecommunications research firm, estimates in its publication, Kagan's Wireless Telecom
Investor -- January 14, 2000, that the number of wireless users will increase to approximately 107.4 million by the end of 2000 and 201.9 million by the end of 2005. This growth is expected to be driven largely by a substantial projected increase in

PCS users who are forecast to account for approximately 24.6% of total wireless users in 2000 and 42.4% in 2005. Paul Kagan Associates, Inc. projects that total wireless industry penetration, defined as the number of wireless subscribers nationwide divided by total United States population, will grow from an estimated 38.2% in 2000 to 68.9% in 2005.


     We believe that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from:

     - anticipated declines in costs of service to consumers;

     - increased functional versatility; and

     - increased awareness of the productivity, convenience and privacy benefits associated with the services offered by PCS providers.

     We also believe that the rapid growth in the use of notebook computers and personal digital assistants, combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless service.

                                    BUSINESS

OVERVIEW


     We are one of the largest Sprint PCS affiliates based on our exclusive right to market Sprint PCS products and services to a total population of over
10.2 million in portions of twelve contiguous states. Our markets are located between Sprint PCS' Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint PCS markets that have a total population of over 59 million. As a Sprint PCS affiliate, we market digital personal communications services, or PCS, under the Sprint and Sprint PCS brand names.


SPRINT PCS

     Sprint PCS, a wholly-owned subsidiary of Sprint, operates the only 100% digital, 100% PCS wireless network in the United States. The digital technology that Sprint PCS uses is code division multiple access technology, referred to as CDMA. Sprint PCS has licenses to provide PCS service nationwide. Sprint PCS operates its PCS network in major metropolitan markets throughout the United States and has entered into agreements with affiliates, such as Horizon PCS, to build out and manage networks in smaller metropolitan areas and along major highways.


     Sprint launched its first commercial PCS service in the United States in November 1995. Since then, Sprint PCS has experienced rapid customer growth, providing service to more than 7.4 million customers as of June 30, 2000. For each of the six calendar quarters prior to and including the quarter ended June 30, 2000, Sprint PCS has recorded the largest number of new subscribers added by a U.S. wireless services provider. In the fourth quarter of 1999, Sprint PCS added approximately 1.0 million net new subscribers, the largest single quarter of customer growth ever reported by a wireless provider in the United States. The Sprint PCS network (including the portions of the network owned, constructed and operated by the 17 affiliates) operates the largest 100% digital, 100% PCS nationwide wireless network in the United States. Sprint PCS has licensed PCS coverage of nearly 270 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. The following table, showing the quarterly end-of-period subscriber data for Sprint PCS, illustrates Sprint PCS' subscriber growth from the beginning of 1997 through the second quarter of 2000.



                               1997                        1998                            1999                    2000
                       ---------------------   -----------------------------   -----------------------------   -------------
                       Q1    Q2    Q3    Q4     Q1      Q2      Q3      Q4      Q1      Q2      Q3      Q4      Q1      Q2
                                                              (IN THOUSANDS)
Total subscribers....  192   347   570   887   1,114   1,370   1,750   2,586   3,350   3,967   4,687   5,723   6,554   7,437


     Statements in this prospectus regarding Sprint Corporation or Sprint PCS are derived from information contained in the periodic reports and other documents filed with the Securities and Exchange Commission by Sprint and Sprint PCS, or press releases issued by Sprint and Sprint PCS.

BENEFITS OF THE SPRINT PCS AFFILIATION

     Our long-term strategic affiliation with Sprint PCS provides us with many business, operational and marketing advantages including the following:

     EXCLUSIVE PROVIDER OF SPRINT PCS PRODUCTS AND SERVICES. We have the exclusive right to use the Sprint and Sprint PCS brand names for the sale of Sprint PCS products and services in our territory. We provide these products and services exclusively under the Sprint and Sprint PCS brand names.

     SPRINT PCS LICENSES AND LONG-TERM COMMITMENTS. We have the exclusive right to use Sprint PCS' licensed spectrum to provide Sprint PCS products and services in our territory. Sprint PCS has funded the purchase of the licenses covering our territory at a cost of approximately $57 million and has incurred additional expenses for microwave clearing. As a Sprint PCS affiliate, we did not have to fund the acquisition of these licenses, thereby reducing our start-up costs. The Sprint PCS agreements are for a total of 50 years, including an initial term of 20 years and three 10-year renewal terms. These agreements will automatically renew for the renewal period unless at least two years prior to the commencement of any renewal period either party notifies the other party that it does not wish to renew the agreement.

     SPRINT PCS' NATIONWIDE DIGITAL PCS NETWORK. As of December 31, 1999, Sprint PCS, together with its affiliates, operated PCS systems providing service in metropolitan markets within the United States containing nearly 195 million people nationwide, including all of the 50 largest metropolitan markets. Our network operates with Sprint PCS' national network and will extend Sprint PCS' coverage into our markets, which we believe is important to Sprint PCS' national strategy. Our ability to provide our customers with access to Sprint PCS' nationwide network represents a competitive advantage over other national and regional providers of wireless services.

     ESTABLISHED AND AVAILABLE DISTRIBUTION CHANNELS. We benefit from immediate access to major national retailers under Sprint PCS' existing sales and distribution agreements and other national sales and distribution channels, including:

     - a sales and distribution agreement with RadioShack, which provides us with access to approximately 142 stores in our territory on an exclusive basis for PCS;

     - the sales and distribution agreements with other major national third-party retailers such as Best Buy, Circuit City and Office Depot, which collectively provide us with access to approximately 339 additional retail outlets in our territory;

     - Sprint PCS' national inbound telemarketing sales force;

     - Sprint PCS' national accounts sales team; and

     - Sprint PCS' electronic commerce sales platform.

     SPRINT PCS' NATIONAL BRAND NAME RECOGNITION AND NATIONAL ADVERTISING SUPPORT. We benefit from the strength and the reputation of the Sprint and Sprint PCS brands. Sprint PCS' national advertising campaigns and developed marketing programs are provided to us at little or no additional cost under our Sprint PCS agreements. We offer the same strategic pricing plans, promotional campaigns and handset and accessory promotions as Sprint PCS, and have the ability to add pricing plans and marketing promotions that target local market needs.

     BETTER EQUIPMENT AVAILABILITY AND PRICING. We are able to acquire our network equipment, handsets and accessories more quickly and at a significantly lower cost than we would without our strategic relationship with Sprint PCS. We purchase our network equipment, handsets and accessories under Sprint PCS' vendor arrangements that provide for volume discounts. These discounts significantly reduce the overall capital required to build our network and significantly reduce our costs of handsets and accessories.

     SPRINT PCS WIRELESS WEB. Our network will support and market the Sprint PCS Wireless Web. The Sprint PCS Wireless Web allows customers with data capable or web-browser enabled handsets to connect to the Internet and browse specially designed text-based web sites, including AOL, Yahoo!, Amazon.com, Bloomberg.com, CNN Interactive, MapQuest.com, Fox Sports, Ameritrade, InfoSpace.com and Weather.com. For more information on the Sprint PCS Wireless Web, see
"-- Products and Services -- Access to the Sprint PCS Wireless Web."

     SPRINT PCS' EXTENSIVE RESEARCH AND DEVELOPMENT. We benefit from Sprint PCS' extensive research and development effort, which provides us with ongoing access to new technological products and enhanced service features without significant research and development expenditures of our own. We have prompt access to any developments produced by Sprint PCS for use in our network.

     SPRINT PCS' BACK OFFICE SERVICES. When we initially launched our independent PCS operations, we provided our own back office services, such as customer services and billing services. In May 2000, we amended the Sprint PCS agreements so that Sprint PCS will provide these back office services to us. Beginning in June 2000, all new markets that we launch will be under our new back office arrangement with Sprint PCS. We anticipate that we will complete conversion of our existing customers to these services by the end of first quarter of 2001. We expect the cost of these services will be at or below the cost of providing the services ourselves, due to anticipated rate reductions and Sprint PCS' ability to economically manage the support of new services. We also believe this arrangement will allow us to more quickly roll out new Sprint PCS products and services in our markets.

OTHER COMPETITIVE STRENGTHS OF OUR BUSINESS

     In addition to the advantages provided by our strategic affiliation with Sprint PCS, we have the following favorable operating characteristics:


     A PLANNED NETWORK BUILD-OUT THAT IS EXPECTED TO COVER 48% OF THE TOTAL POPULATION IN OUR TERRITORY BY SEPTEMBER 30, 2000, AND 68% BY THE END OF THE THIRD QUARTER OF 2001. We expect to have completed more than 71% of our planned construction of our network, which we refer to as our build-out, by September 30, 2000. By then we expect to be offering service to approximately 4.9 million residents, or 48% of the total population of our territory. We already offer service to 1.9 million residents and are in the process of completing major build-out efforts throughout our network. We are completing connecting coverage in our launched markets, and expect to finish much of this work in the third quarter of 2000. The Alliances have already completed the build-out of 11 of their 13 required markets and have begun to provide fill-in coverage in our Virginia and West Virginia markets. Furthermore we have utilized third-party relationships to quickly build out our network. For instance, we used co-location opportunities to build our Kingsport, Tennessee market, which we launched in late August 2000. We have also been actively managing the Bright PCS build-out using a build-to-suit approach which involves engaging a third-party to construct towers and lease them to us. This approach requires less capital than building our own towers. We expect to launch all 13 Bright PCS markets in the third quarter of 2000. In addition, our new markets in Pennsylvania, New York, Ohio and New Jersey include 154 sites already under construction that we are purchasing from Sprint PCS. We plan to launch the western portion of these new markets within the next three months using a Sprint PCS switching center on an interim basis and plan to launch the eastern portion of these new markets before the end of 2000.



     A HIGH GROWTH STRATEGY AS DEMONSTRATED BY OUR RECENT ACQUISITION OF BRIGHT PCS AND THE RECENT GRANT TO US OF ADDITIONAL MARKETS BY SPRINT PCS. We entered the wireless industry in 1997 to capitalize on the strong growth opportunities that we believed existed and launched independent PCS service before Sprint PCS was offering affiliation opportunities. To successfully offer service as an independent provider, we were required to finance, build and launch our initial markets without any of the benefits of affiliation such as lower infrastructure and handset costs, national marketing and distribution arrangements or a nationwide network. Because of our success as an independent PCS provider we were able to become a charter Sprint PCS affiliate. Since then we have been able to expand our territory from a total population of less than 1.0 million in 1998 to a total population of 10.2 million today. We have accomplished this by developing our relationship with the Alliances, investing in and subsequently acquiring Bright PCS, and establishing a strategic partnership with Sprint PCS.


     POTENTIAL FOR SIGNIFICANT ROAMING REVENUE. We receive Sprint PCS roaming revenue from Sprint PCS subscribers based outside our territory who roam on our network. Our territory is adjacent to or connects 15 major markets owned and operated by Sprint PCS, including Buffalo, Chicago,

Cincinnati, Cleveland, Columbus, Detroit, Indianapolis, Knoxville, Lexington, New York, Philadelphia, Pittsburgh, Raleigh/Durham, Richmond and Washington, D.C. These markets include five of the ten largest metropolitan areas in the United States, which have a total population of approximately 59 million residents. Our territory also contains more than 2,600 interstate miles, as follows:



                                                               ESTIMATED TOTAL INTERSTATE MILES(1)
                                                               -----------------------------------
                                                                  BETWEEN                IN OUR
INTERSTATE               MAJOR DESTINATION CITIES               DESTINATIONS            TERRITORY
I-80/I-90     Chicago, IL to New York, NY                             787                   478
  I-90        Cleveland, OH to Buffalo, NY                            188                   117
  I-75        Detroit, MI to Cincinnati, OH                           264                    57
  I-77        Cleveland, OH to Charlotte, NC                          510                   314
  I-79        Erie, PA to Charleston, WV                              337                   234
  I-81        Syracuse, NY to Knoxville, TN                           790                   419
  I-64        Lexington, KY to Richmond, VA                           473                   350
  I-69        Indianapolis, IN to Lansing, MI                         241                   106
  I-476       Scranton, PA to Philadelphia, PA                        124                    60
              Other interstates                                        --                   519
                                                                    -----                 -----
              Total                                                 3,714                 2,654
                                                                    =====                 =====


-------------------------

(1) Source: Rand McNally.

     Our territory also includes numerous other federal and major state highways. The proximity of our markets to major Sprint PCS markets and the concentration of major interstates and highways in our territory create significant potential for roaming revenue.


     FEWER COMPETITORS IN OUR MARKETS COMPARED TO MAJOR METROPOLITAN AREAS, WITH THE EXPECTATION OF BEING THE FIRST OR SECOND PCS PROVIDER IN 49 OF OUR 54 MARKETS. We expect to face fewer competitors in our markets than is the case in the surrounding urban markets. We are or expect to be either the first or second PCS provider in 49 of our 54 markets, representing 82% of our planned covered residents. Our most extensive competition to date has come from ALLTEL, a regional provider. However, ALLTEL lacks both the national brand name and scope of territory that we enjoy as a Sprint PCS affiliate and holds licenses for only 41% of our territory. Two recently created national cellular providers, Verizon and the SBC/BellSouth alliance, also offer service in portions of our territory. They currently have licenses to operate in markets representing 60% and 9% of our planned covered residents, respectively. We believe, however, that neither of these providers has a well-established national brand name or an integrated operating platform. AT&T has launched cellular service in markets representing only 27% of the planned covered residents in our markets and only 49% including its Suncom PCS affiliate.


     ACCESS TO THE LOCAL TELEPHONE CUSTOMERS OF SPRINT AND OTHER AFFILIATED LOCAL TELEPHONE COMPANIES. Sprint's Local Telephone Division provides local telephone service to residents in several of our key markets, including our Charlottesville, Virginia and Kingsport, Tennessee markets. In the aggregate, residents in Sprint Local Telephone Division markets represent approximately 20% of the total population in our territory. We believe this local Sprint presence contributes to the overall market awareness of Sprint's telecommunications services and provides us with an additional distribution channel. Based on our experience in the Sprint Local Telephone Division market of Charlottesville, we believe we will likely be able to penetrate the Sprint Local Telephone Division markets more quickly and to an overall higher percentage than if Sprint did not provide local service. We have a similar relationship in our home market of Chillicothe, Ohio, where our sister company, The Chillicothe Telephone Company, provides local telephone service. Since launching service in that market in 1997, we have experienced strong subscriber growth, reaching a penetration rate in excess of 9% of total covered residents. The former owners of Bright PCS also offer local telephone service in northwestern Ohio, and we expect to benefit positively from their long-term relationships with their local telephone customers.

     FULLY FINANCED BUSINESS PLAN. The net proceeds from this offering, together with proceeds from our concurrent senior discount notes offering and available borrowings under our new senior secured credit facility, are expected to total approximately $444.5 million. We believe this amount will provide us with sufficient funds to complete our PCS network build-out and to fund anticipated operating losses and working capital requirements until we achieve positive earnings before interest, taxes, depreciation and amortization.

BUSINESS STRATEGY

     We believe that the following elements of our business strategy will enable us to rapidly complete our network, distinguish our wireless service offerings from those of our competitors and compete successfully in the wireless communications marketplace:

     TAKING FULL ADVANTAGE OF THE BENEFITS OF OUR AFFILIATION WITH SPRINT PCS. The benefits of our affiliation with Sprint PCS include:

     - Sprint PCS brand awareness and national marketing programs;

     - access to established Sprint PCS distribution channels and outlets, national marketing plans and marketing strategies;

     - Sprint PCS nationwide coverage;

     - availability of discount prices for network and subscriber equipment under Sprint PCS' vendor contracts;

     - revenues from Sprint PCS subscribers traveling onto our network;

     - use of Sprint PCS' back office services including customer activation, billing and customer care; and

     - use of Sprint PCS' national network control center which is responsible for continually monitoring the performance of our network and providing rapid response for systems maintenance needs.

     RAPIDLY COMPLETING THE BUILD-OUT AND LAUNCH OF OUR NETWORK. We plan to offer coverage to 4.9 million residents or 48% of the total population of our territory by September 30, 2000, and to 6.9 million residents, or 68% by September 30, 2001. We have successfully developed several key relationships which allow us to efficiently launch our markets. For the build-out in our Bright PCS markets and for fill-in coverage in our initial markets, we rely on our build-to-suit arrangements with SBA. These arrangements allow us to minimize capital costs and take advantage of SBA's expertise in quickly completing the site acquisition process. For markets with a high concentration of existing towers or zoning challenges, we employ a co-location strategy. For our Virginia and West Virginia markets, we use our network services agreement with the Alliances to increase our coverage to our markets with a total population of 3.3 million. For our new markets in Pennsylvania, New York, Ohio and New Jersey, we are purchasing network assets currently under construction from Sprint PCS, enabling us to launch these markets much earlier than if we had to complete the entire build-out of these markets independently.

     DEPLOYING A HIGH-CAPACITY NETWORK. We have built an all-digital PCS network that we believe is state-of-the-art and high-quality. Our strategy is to provide service to the largest communities in our markets and the interstates and primary roads connecting these communities to one another and to the adjacent major markets owned and operated by Sprint PCS. We believe that our network design, together with the use of digital CDMA technology, will allow our network to handle more customers with fewer dropped calls and better clarity than our competitors. In addition, our network will have sufficient capacity to provide services beyond traditional voice transmissions.

     EXECUTING AN INTEGRATED LOCAL MARKETING STRATEGY. Our marketing strategy is to take full advantage of Sprint's and Sprint PCS' nationwide presence and brand names while at the same time establishing a strong local presence in each of our markets. We emphasize the improved clarity and quality, enhanced features and favorable pricing of Sprint PCS products and services and replicate the marketing strategies that have resulted in Sprint PCS becoming the fastest growing wireless service providers in the country. In addition, on the local level, we are or soon will be:

     - establishing 40 Sprint PCS stores within our territory;

     - establishing local third-party sales and distribution relationships on an as-needed basis;

     - directing our media efforts at the community level by advertising in local publications and radio;

     - sponsoring local and regional events; and

     - using the local telephone offices of Sprint and the former owners of Bright PCS which are located in our markets to offer our products and services.

     CONTINUING TO EXPLORE OPPORTUNITIES TO EXPAND OUR TERRITORY AND PROVIDE COMPLEMENTARY PRODUCTS AND SERVICES. Since the initial grant of our markets, we have significantly expanded the geographic scope of our territory through three separate transactions. We expect to continually evaluate ways to strategically expand our territory. Similarly, we expect to consider offering complementary products and services.

MARKETS

     Our territory covers 54 markets in parts of Indiana, Kentucky, Maryland, Michigan, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, and West Virginia. Sprint PCS has launched service in 15 major metropolitan areas that are adjacent to our markets and have a combined total population of approximately 59 million. We believe that connecting or being adjacent to existing Sprint PCS markets is important to Sprint PCS' strategy to provide seamless, nationwide PCS service.

     Our territory, with a total population of approximately 10.2 million, has the following market characteristics:


     - HIGH VOLUME OF COMMUTER AND LONG DISTANCE TRAVEL. Our territories include more than 2,600 interstate miles and numerous other federal and major state highways. We believe coverage along these highways will generate significant roaming revenues.


     - LARGE STUDENT POPULATION. There are over 233,000 students attending approximately 29 major universities located in our territories, including Notre Dame, Penn State, Ohio University, the University of Virginia, Virginia Tech, and West Virginia University. There are also numerous other colleges and universities throughout our markets. We believe college students have a higher wireless usage rate than the general population.

     - POPULAR RESORTS AND DAY-TRIP DESTINATIONS. In our territory there are more than 25 ski resorts, three major NASCAR speedways, popular resorts and day trip destinations, including the Greenbrier and Homestead resorts, numerous state parks, and many other tourist destinations.

     The following chart identifies our markets and key phases of our build-out plan:


                                                                                                       COVERED
                                             SPRINT                 ESTIMATED       ESTIMATED      POPULATION AS A
                                              PCS       MHZ OF        TOTAL          COVERED        PERCENTAGE OF
                MARKET(1)                   GRANT(2)   SPECTRUM   POPULATION(3)   POPULATION(4)   TOTAL POPULATION
                ---------                   --------   --------   -------------   -------------   -----------------
Charleston, WV............................    1st        20           492,700         232,048            47.1%
Huntington, WV............................    1st        20           369,700         246,993            66.8%
Zanesville, OH............................    1st        20           187,200         105,808            56.5%
Parkersburg, WV...........................    1st        20           182,000         109,442            60.1%
Athens, OH................................    1st        20           132,100          62,446            47.3%
Chillicothe, OH...........................    1st        35   (7)     104,700          84,065            80.3%
Portsmouth, OH............................    1st        20            93,800          45,736            48.8%
Roanoke, VA...............................    2nd        10           645,200         361,628            56.0%
Charlottesville, VA.......................    2nd        30           218,600         147,442            67.4%
Clarksburg, WV............................    2nd        30           195,600          64,254            32.8%
Danville, VA..............................    2nd        10           168,600          85,971            51.0%
Lynchburg, VA.............................    2nd        10           160,100         127,929            79.9%
Morgantown, WV............................    2nd        30           107,800          70,727            65.6%
Staunton, VA..............................    2nd        10           107,600          85,315            79.3%
Martinsville, VA..........................    2nd        10            90,400          49,532            54.8%
Fairmont, WV..............................    2nd        30            56,800          41,896            73.8%
                                                                   ----------       ---------
         CUMULATIVE 1999 COVERAGE                                   3,312,900       1,921,232            58.0%
                                                                   ----------       ---------
Kingsport (Tri-Cities), TN................    2nd        20           689,100         488,119            70.8%
Beckley, WV...............................    2nd        20           169,500          37,723            22.3%
Cincinnati, OH (Partial)(5)...............    2nd        10           127,400           5,398             4.2%
Knoxville, TN (Partial)(5)................    3rd        10            54,201          23,601            43.5%
Erie, PA..................................    3rd        10           280,200         227,103            81.1%
Jamestown, NY.............................    3rd        30           180,100          42,830            23.8%
Sharon, PA................................    3rd        10           122,300          25,180            20.6%
Ashtabula, OH.............................    3rd        10           103,500          43,599            42.1%
Meadville, PA.............................    3rd        10            90,000          10,775            12.0%
Fort Wayne, IN............................  Bright       10           689,200         689,200           100.0%
South Bend, IN............................  Bright       10           348,800         348,800           100.0%
Elkhart, IN...............................  Bright       10           256,900         233,086            90.7%
Lima, OH..................................  Bright       30           251,800         212,350            84.3%
Kokomo,IN.................................  Bright       30           186,000         157,268            84.6%
Benton Harbor, MI.........................  Bright       10           160,100          44,471            27.8%
Findlay, OH...............................  Bright       30           152,900         105,084            68.7%
Michigan City, IN (Partial)(5)............  Bright       10           109,900          46,938            42.7%
Marion, IN................................  Bright       30           108,600         104,808            96.5%
Dayton, OH (Partial)(5)...................  Bright       10            41,065           3,170             7.7%
Toledo, OH (Partial)(5)...................  Bright       30            30,066          30,066           100.0%
Kalamazoo, MI (Partial)(5)................  Bright       30            20,009          17,975            89.8%
Battle Creek, MI (Partial)(5).............  Bright       30             8,980           7,003            78.0%
Launched Markets (Incremental)(6).........                                 --         120,968             1.6%
                                                                   ----------       ---------
         CUMULATIVE 3Q 2000 COVERAGE                                7,493,521       4,946,747            66.0%
                                                                   ----------       ---------
Williamson, WV............................    2nd        20           183,900          56,064            30.5%
Bluefield, WV.............................    2nd        20           176,200          88,000            49.9%
Cumberland, MD............................    2nd        10           159,000          40,558            25.5%
Logan, WV.................................    2nd        10            40,900          15,978            39.1%
Canton, OH (Partial)(5)...................    2nd        10            36,215           5,342            14.8%

                                                                                                       COVERED
                                             SPRINT                 ESTIMATED       ESTIMATED      POPULATION AS A
                                              PCS       MHZ OF        TOTAL          COVERED        PERCENTAGE OF
                MARKET(1)                   GRANT(2)   SPECTRUM   POPULATION(3)   POPULATION(4)   TOTAL POPULATION
                ---------                   --------   --------   -------------   -------------   -----------------
Scranton, PA..............................    3rd        30           664,700         492,385            74.1%
Olean, NY.................................    3rd        30           240,200          81,259            33.8%
Sunbury, PA...............................    3rd        30           194,300         120,829            62.2%
Williamsport, PA..........................    3rd        30           161,200         115,000            71.3%
New York, NY (Partial)(5).................    3rd        30           169,673         101,017            59.5%
Pottsville, PA............................    3rd        30           151,000          90,422            59.9%
State College, PA.........................    3rd        30           134,900         103,624            76.8%
Stroudsburg, PA...........................    3rd        30           128,100          45,978            35.9%
Du Bois, PA...............................    3rd        30           127,900          76,026            59.4%
Oil City, PA..............................    3rd        30           104,500          41,582            39.8%
Allentown, PA (Partial)(5)................    3rd        30            59,094          31,113            52.7%
Launched Markets (Incremental)(6).........     --        --                --         473,360             4.6%
                                                                   ----------       ---------           -----

         CUMULATIVE 3Q 2001 COVERAGE                               10,225,303       6,925,284            67.7%
                                                                   ==========       =========           =====

---------------

(1) Expected commercial launch dates for these markets may change based on a number of factors, including availability of local telephone numbers; shifts in populations, target markets or network focus; changes or advances in technology; acquisition of other markets; and delays in market build-out due to reasons identified in "Risk Factors -- Risks Particular to Horizon PCS."

(2) Indicates the grant from Sprint PCS in which we received our respective markets. "Bright" indicates markets granted to Bright PCS in October 1999. The following summarizes our other grants:

                        1st:  June 1998
                        2nd:  August 1999
                        3rd:  May 2000

(3) Estimated total population is based on January 1, 1999 estimates compiled by Rand McNally Commercial Atlas & Marketing Guide, 2000 Edition.

(4) Estimated covered population reflects only those residents in our market which we expect will be able to receive our service.

(5) The estimated total population in these markets represents the population of the counties within the market granted to us in the Sprint PCS agreements, not the total population of that market.

(6) "Incremental" indicates fill-in coverage in markets already launched.

(7) Includes 15 MHz of spectrum owned directly by Horizon.


     By the end of October 2000, we are required by our Sprint PCS agreements to provide aggregate coverage of 74% in the Bright PCS markets and 47% in the Kingsport, Tennessee market. By the third quarter of 2001, we are required by our Sprint PCS agreements to provide aggregate coverage of 65% in the markets granted to us in the third grant. Sprint PCS has reviewed our build-out plans, as set forth above, and has stated that if we meet those plans, we will be fully compliant with their build-out requirements.


NETWORK BUILD-OUT PLAN

Overview

     Our network build-out strategy is to provide service to the largest communities in our markets and to cover interstates and primary roads connecting these communities to each other, and to the adjacent major markets owned and operated by Sprint PCS. We believe that our schedule for completing the build-out is achievable based on our prior experience in network build-out, the digital PCS technology we will use to build our PCS network and the established standards of Sprint PCS. We have designed our build-out to exceed the requirements of the Sprint PCS agreements.

     Our markets have a total population of approximately 10.2 million and, as of June 30, 2000, we covered approximately 1.9 million residents. When complete, the build-out of our 54 markets will consist of approximately 1,230 sites. Approximately 397 sites are currently operational. As of June 30, 2000, we have site lease options for an additional 405 sites. Of these 405 sites, 405 have been approved for construction, 358 have received zoning approval, 354 leases have been executed, 282 building permits have been approved, construction has begun on 227 sites and 135 sites are complete. We plan to cover 4.9 million residents or 48% of the total population of all our markets by September 30, 2000 and 6.9 million residents or 68% by September 30, 2001. The following details the current status of each of our market grants.

First Horizon PCS Grant (June 1998)

     In June 1998, we became one of five charter Sprint PCS affiliates, receiving an initial grant of seven markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.6 million. These markets included the five original markets for which we had obtained C Block licenses. We had previously launched service in three of the original markets as an independent service provider and we continued to provide service in those markets through our network after becoming a Sprint PCS affiliate. We launched service in three additional markets by the end of 1998, including two markets which were served through an interim network services agreement with the Alliances. We launched service in the seventh market in January 1999 at which time we covered approximately 887,000 residents, or 57% of the total population of our initial seven markets.

     We are currently extending the coverage in these markets along connecting highways and to smaller communities. Engineering design is complete and we expect to add 29 additional sites. We have site lease options for these 29 site locations. Of these 29 sites, 29 have been approved for construction, 29 have received zoning approval, 21 leases have been executed, 20 building permits have been approved and construction has begun on 13 sites. We expect completion of the project in the third quarter of 2000. We also expect the Alliances to fill in coverage in the two initial markets that are being served under our network services agreement. We plan to cover approximately 913,000 residents, or 58% of the total population of our initial seven markets by September 30, 2000, and 985,000 residents, or 63% by September 30, 2001.

Second Horizon PCS Grant (August 1999)

     In August 1999, Sprint PCS granted us 17 additional markets in Virginia, West Virginia, Tennessee, Maryland, Kentucky and Ohio with a total population of approximately 3.3 million. Within two months of this second grant, we launched service in nine of these markets, providing coverage to 1.0 million residents, or 31% of the total population in these markets through our network services agreement with the Alliances.


     In August 2000, we launched service in our Kingsport, Tennessee market, which has a total population of 689,000. We plan to cover approximately 488,000 residents, or 71% of the total population in this market. The build-out in this market consists of approximately 99 sites.



     The seven remaining markets received in the second grant will be launched by September 30, 2001, at which time we plan to cover approximately 2.0 million residents, or 61% of the total population in these 17 markets.

Bright PCS Grant (October 1999)

     In September 1999, we formed Bright PCS with a group of independent telephone companies. In October 1999, Sprint PCS granted Bright PCS 13 markets in Indiana, Ohio and Michigan with a total population of approximately 2.4 million. Concurrent with the formation of Bright PCS, we entered into a services agreement to manage all aspects of Bright PCS' operations and network build-out.

     The build-out in these markets will consist of approximately 140 sites. We have site lease options for 139 of the 140 site locations. Of these 139 sites, 139 have been approved for construction, 123 have received zoning approval, 131 leases have been executed, 104 building permits have been approved, construction has begun on 83 sites and 30 sites are complete. We expect to launch service in all of the Bright PCS markets in the third quarter of 2000, at which time we plan to cover approximately 2.0 million residents, or 85% of the total population of these 13 markets.

Third Horizon PCS Grant (May 2000)

     In May 2000, Sprint PCS granted us 17 additional markets in Pennsylvania, New York, Ohio and New Jersey with a total population of approximately 2.9 million. In conjunction with the grant, we agreed to purchase from Sprint PCS 154 sites in various stages of construction, including 29 sites scheduled for launch for roaming only in the third quarter of 2000. We have completed our engineering design for these markets and the build-out is expected to consist of approximately 410 sites, including the 154 being purchased from Sprint PCS.

     The 29 sites scheduled for launch in the third quarter of 2000 are located in the Erie, Jamestown, Sharon, Ashtabula and Meadville markets, which have a total population of approximately 776,000. We expect to launch service in these markets by the end of the third quarter of 2000.

     The remaining sites being purchased from Sprint PCS are located in the Scranton, Pottsville, Stroudsburg, New York and Allentown markets, which have a total population of approximately 1.2 million. We will assume responsibility for construction in these markets as clusters of sites are transferred to us. We expect to launch service in these markets by the end of the fourth quarter of 2000.

     The remaining markets to be launched are Williamsport, Sunbury, State College, Oil City, Olean and Du Bois, which have a total population of approximately 963,000. We expect to launch service in these markets by the end of the third quarter of 2001. At that time, we plan to cover approximately 1.9 million residents, or 65% of the total population of the 17 markets received in our third grant.

NETWORK BUILD-OUT ELEMENTS

     As part of our network build-out strategy, we entered into certain outsourcing relationships with third parties to assist us in building out our network. We believe that these relationships result in a more timely, efficient and cost effective build-out process.

     RADIO FREQUENCY DESIGN. We have engaged an outside design firm to provide radio frequency design, engineering and optimization services for our markets. This firm assists us in determining the required number of cell sites to operate the network and identifies the general geographic areas in which each of the required cell sites will be located.

     SITE ACQUISITION, PROJECT MANAGEMENT AND CONSTRUCTION. We use a combination of build-to-suit and co-location opportunities in the design and construction of our network. Build-to-suit arrangements are contractual relationships whereby a tower company constructs and owns a cell tower at a location which we approve and leases the cell tower to us for use in our network. Co-location is an arrangement whereby a wireless service provider, like us, is allowed to use another party's cell tower as part of its network. Generally we prefer build-to-suit opportunities because of the favorable development fees and leasing terms associated with our arrangement with SBA. Under our build-to-suit agreement, SBA acquires the site, builds the tower and leases it to us. We consider this arrangement to be preferable to building our own towers.

     In situations where we determine that build-to-suit is not appropriate, we use a co-location strategy. For sites where co-location leases are utilized, zoning, permitting and surveying approvals and licenses have already been secured, which minimizes our start-up costs and accelerates access to the markets.

     We expect that approximately 1,230 sites will be required to achieve our planned coverage of the residents in our territory, including those provided to us through our network services agreement. Of those sites, we believe that approximately 345 will be build-to-suit towers.

     MICROWAVE RELOCATION. At the time of the FCC's auction of PCS licenses, other third parties were using portions of the same frequency bandwidths for the operation of microwave facilities. The FCC has established procedures for PCS licensees to relocate these existing microwave paths, generally at the PCS licensee's expense. Sprint PCS relocates the microwave paths that use frequencies owned by Sprint PCS, and is analyzing these relocations as we continue the build-out of our network. Sprint PCS is also paying for a portion of the relocation costs. Sprint PCS has completed necessary relocation for all microwave paths in all of our markets that are operational or scheduled to be operational before December 31, 2000. We estimate our future costs associated with relocation to be approximately $3.0 million.

     SWITCHING. We currently use one switching center in Chillicothe, Ohio to provide services to our network. We also utilize the Alliance's two switching centers under our network services agreement, and intend to use a Sprint PCS switching center on an interim basis to more rapidly launch our markets in western Pennsylvania. A switching center serves several purposes, including routing calls, managing call handoff, managing access to the public telephone network and providing access to voice mail. We believe the capacity of these switching centers is adequate to accommodate our planned growth until 2001. We plan to install additional switching centers prior to that time.

     INTERCONNECTION. Our network connects to the public telephone network through local exchange carriers. Through our Sprint PCS agreements, we benefit from Sprint PCS-negotiated interconnection agreements with local exchange carriers.

     LONG DISTANCE AND BACK HAUL. We use Sprint and other third party providers for long distance services and for back haul services. Back haul services are the telecommunications services which other carriers provide to carry our voice traffic from our cell towers to our switching facilities. When we use Sprint, we receive the same preferred rates made available to Sprint PCS.

     NETWORK MONITORING. We currently operate our own network monitoring system for continuous network monitoring. For new markets launched after July 31, 2000, we will use Sprint PCS' Network Operations Control Center for continuous network monitoring. Our existing markets will be converted to Sprint PCS' Network Operation Control Center beginning in the third quarter of 2000.

SBA AGREEMENT

     Prior to August 1999, Horizon Telcom owned the cell site towers we used in our network. In August 1999, Horizon Telcom sold to SBA the towers we used in our network, and we subsequently entered into a long-term lease arrangement with SBA. We now pay a fixed amount per month, per cell site, to SBA for the right to use their towers in our markets. This fixed fee is subject to an annual percentage increase for each site beginning on the third anniversary of the date we began using the site. We believe that the rates we pay under this agreement are generally more favorable than average co-location rates available in our markets.

     In August 1999, we also entered into a build-to-suit agreement with SBA. Under this agreement, SBA acquires and develops the sites and installs the towers at locations approved by us. We receive a site development fee from SBA for tower sites which SBA constructs on our behalf. We have agreed to lease space on certain existing SBA towers for which we pay a fixed amount per month, per cell site. For certain of the leases, we receive a one year rent abatement on these sites. Rent expense for the leases which include abatement will be recognized on a straight-line basis over the life of the lease.


MOTOROLA PRODUCT SUPPLY AGREEMENT



     In December 1999, we entered into a product supply agreement with Motorola for the purchase of the telecommunications products and services for our network. Motorola also provides installation services for our network equipment. We intend to use Motorola equipment for the build out of our new markets in Pennsylvania, New York, Ohio and New Jersey and the Bright PCS markets. Since entering the Sprint PCS agreements in June 1998, we have benefited from Sprint PCS' volume pricing arrangements with Motorola on our equipment purchases and expect to continue to benefit going forward.


ALLIANCES NETWORK SERVICES AGREEMENT

     The Alliances are two related independent PCS providers offering service under the Intelos brand name. The Alliances' network is managed by CFW Communications. In August 1999, we entered into a network services agreement with the Alliances for 16 of our markets in Virginia and West Virginia. Under this agreement, we are entitled to use the Alliances' wireless network and equipment to provide services to our customers in these markets. The Alliances are required to maintain their network to Sprint PCS technical standards. We pay the Alliances a per minute of use charge for use of their network whenever Sprint PCS subscribers use their network.

     We believe this arrangement eliminates or defers capital costs, and reduces network expenses while permitting a faster launch of service and preserving our capital for other uses. In addition, this arrangement gives us access to additional spectrum in markets where Sprint PCS has limited bandwidth and reduces our risk of technological obsolescence in these markets.

     As of June 30, 2000, the Alliances had deployed 333 cell sites within our markets in West Virginia and Virginia and had complied with their contractual build-out requirements to date. The Alliances have also committed to build out the Beckley, West Virginia market by September 30, 2000 and the Bluefield, Virginia market by September 30, 2001. If the Alliances fail to build out these markets by these dates, we have at least 12 additional months to complete the build-out. The Alliances plan to provide coverage to 56% of the total population of 3.3 million in the markets covered by our network services agreement by September 2000, and 64% by September 2001.

     The three remaining markets, which the Alliances have not yet committed to build out, are the Williamson and Logan, West Virginia and Cumberland, Maryland markets. We have the option to either allow the Alliances to build out these markets, or to build them ourselves. Under the terms of our Sprint PCS agreements, these markets must be built out by February 2002.

     In the event we terminate our agreement with the Alliances because of the Alliances' breach of the agreement, we have the right to continue to use the Alliances' network for up to 36 months after such termination at rates which reflect a significant discount from the standard pricing terms under our agreement. This is intended to enable us to continue to provide services to our customers while we build out our own network. In addition, under all circumstances, we have the right to overbuild the Alliances' markets, on a market-by-market basis, at any time for any reason.

PRODUCTS AND SERVICES

     We will offer established Sprint PCS products and services throughout our territory. Our products and services mirror the service offerings of Sprint PCS and are designed to integrate seamlessly with the Sprint PCS nationwide network. Sprint PCS Wireless Services currently serve the majority of the nation's metropolitan areas, including more than 4,000 cities and communities, providing customers with affordable, reliable 100% digital, 100% PCS services. The Sprint PCS service package we offer includes the following:

     100% DIGITAL WIRELESS MOBILITY. Our primary service is wireless mobility coverage. Our PCS network is part of the largest 100% digital, 100% PCS network in the nation. We offer customers in our territory enhanced voice clarity, advanced features, and simple, affordable Sprint PCS Free and Clear pricing plans. These plans include free long distance and wireless airtime minutes for use throughout the Sprint PCS network at no additional charge. Our basic wireless service includes voice mail, caller ID, enhanced call waiting, three-way calling, call forwarding, distinctive ringing and call blocking.

     NATIONWIDE SERVICE. Our customers are able to use Sprint PCS services in our markets and seamlessly throughout the Sprint PCS network.
Dual-band/dual-mode handsets allow roaming on wireless networks where Sprint PCS is not available and with which Sprint PCS has roaming agreements. These handsets are designed to operate on analog and digital cellular networks, as well as on Sprint PCS' digital PCS networks.

     ADVANCED HANDSETS. CDMA handsets weighing approximately five to seven ounces offer up to three to five days of standby time and approximately two to four hours of talk time. We also offer dual-band/dual-mode handsets that allow customers to make and receive calls on both PCS and cellular frequency bands and both digital or analog technology. These handsets allow roaming on cellular networks where Sprint PCS digital service is not available. All handsets are equipped with preprogrammed features such as speed dial and last number redial, and are sold under the Sprint and Sprint PCS brand names.

     EXTENDED BATTERY LIFE. CDMA handsets offer significantly extended battery life relative to earlier technologies, providing up to three to five days of standby battery life. Handsets operating on a digital system are capable of saving battery life while turned on but not in use, improving efficiency and extending the handset's use.

     IMPROVED VOICE QUALITY. We believe the Sprint PCS CDMA technology offers significantly improved voice quality compared to existing analog and TDMA networks, more powerful error correction, less susceptibility to call fading and enhanced interference rejection, all of which result in fewer dropped calls. See "-- CDMA Technology" for a discussion of the reasons CDMA technology offers improved voice quality.

     PRIVACY AND SECURITY. Sprint PCS provides secure voice transmissions encoded into a digital format to prevent eavesdropping and unauthorized cloning of subscriber identification numbers.

     EASY ACTIVATION. Customers can purchase a Sprint PCS handset off the shelf at a retail location and activate their service by calling customer service, which can program the handset over the air. We believe over-the-air activation will reduce the training requirements for salespersons at the retail locations.

     CUSTOMER CARE. When we initially launched our independent PCS operations, we provided our own "back office" services, such as customer services and billing services. In May 2000, we amended our Sprint PCS agreements so that Sprint PCS will provide the back office services to us. We anticipate that our existing customers will be transitioned to these services by the end of 2001. By using Sprint PCS' established back office services, we believe that our operating costs will be reduced. By using Sprint PCS' services, we expect to more rapidly implement new products and services offered by Sprint PCS. Sprint PCS offers customer care 24 hours a day, seven days a week. Our customers can call the Sprint PCS toll-free customer care number from anywhere on the national Sprint PCS network. All Sprint PCS phones are preprogrammed with a speed dial feature that allows customers to easily reach customer care at any time.


     ACCESS TO THE SPRINT PCS WIRELESS WEB. We will soon be able to support and market the Sprint PCS Wireless Web throughout our network. The Sprint PCS Wireless Web allows subscribers with data-capable handsets to connect their portable computers or personal digital assistants to the Internet. Sprint PCS subscribers with data-capable handsets also have the ability to receive periodic information updates such as stock prices, airline schedules, sports scores and weather reports directly on their handsets. Sprint PCS subscribers with web-browser enabled handsets have the ability to connect to and browse specially designed text-based Internet sites on an interactive basis. Sprint PCS has agreements with Internet providers including AOL, Yahoo!, Amazon.com, Bloomberg.com, CNN Interactive, MapQuest.com, Fox Sports, Ameritrade, InfoSpace.com and Weather.com to provide services for the Sprint PCS Wireless Web. Sprint PCS offers Sprint PCS Wireless Web as an add-on to existing Sprint PCS' Free and Clear pricing plans. We plan to begin offering wireless web service in some of our markets by the end of 2000.


     OTHER SERVICES. In addition to these services, we may also offer wireless local loop services in our territory. Wireless local loop refers to the use of a wireless network to provide a substitute for the portion of traditional telephone companies' networks which extends from homes and businesses to the traditional telephone companies' switching facilities. We also believe that new features and services will be developed on the Sprint PCS nationwide network to take advantage of CDMA technology. As a leading wireless provider, Sprint PCS conducts ongoing research and development to produce innovative services that give Sprint PCS a competitive advantage. We intend to offer a portfolio of products and services developed by Sprint PCS to accommodate the growth in, and the unique requirements of, high speed data traffic and demand for video services. We plan to provide, when available, a number of applications for wireless data services including facsimile, Internet access, wireless local area networks and point-of-sale terminal connections.

MARKETING STRATEGY

     Our marketing and sales strategy uses Sprint PCS' strategies and developed national distribution channels that have helped Sprint PCS generate rapid customer growth. We plan to enhance Sprint PCS' strategies with strategies tailored to our specific territory.

     USE OF SPRINT PCS' BRAND EQUITY AND MARKETING. We will feature exclusively and prominently the nationally recognized Sprint and Sprint PCS brand names in our marketing effort. From the customers' point of view, they will use our PCS network and the Sprint PCS national network seamlessly as a unified national network. We will build on Sprint PCS' national distribution channels and advertising programs.

     PRICING. We believe that our use of the Sprint PCS pricing strategy will offer customers in our territory simple, easy-to-understand service plans. Sprint PCS' consumer pricing plans are typically structured with what we believe to be competitive monthly recurring charges and large local calling areas, service features such as voicemail, enhanced caller ID, call waiting and three-way calling and what we believe to be competitive per-minute rates. Lower per-minute rates relative to analog cellular providers are possible in part because the CDMA system that both we and Sprint PCS employ has greater capacity than current analog cellular systems, which we believe will enable us to market high usage customer plans at lower prices. All of Sprint PCS' current national plans:

     - include minutes in any Sprint PCS market with no roaming charges;

     - include several features that we believe are advantageous and convenient to customers and generally require no annual contracts or hidden charges;

     - offer what we believe to be a wide selection of phones to meet the needs of consumers and businesses; and

     - provide a limited-time money back guarantee on Sprint PCS phones.

     In addition, Sprint PCS' national Free and Clear plans, which we believe offer simple, affordable plans for every consumer and business customer, include the option to choose free long distance calling from anywhere on its nationwide network, a package of off-peak minutes or Sprint PCS Wireless Web.

     LOCAL FOCUS. Our local focus enables us to supplement Sprint PCS' marketing strategies with our own strategies tailored to each of our specific markets. These include attracting local businesses to enhance our distribution and using local radio and newspaper advertising to sell our products and services in each of our launched markets. We have established a local sales force to execute our marketing strategy through company-owned Sprint PCS stores, and also employ a direct sales force targeted to business sales. In addition, Sprint PCS' existing agreements with national retailers provide us with immediate access to over 481 retail locations in our territory. We also expect the former owners of Bright PCS to offer Sprint PCS products in their local telephone offices in northwestern Ohio. Sprint-owned local exchange carriers provide local telephone service to approximately 20% of the total population in our territory, which will provide us with an additional distribution channel through which we can market to an established base of Sprint customers. Some of the Sprint local exchange markets have a store for Sprint customers to pay their bills, which we expect to use to sell Sprint PCS products and services.

     ADVERTISING AND PROMOTIONS. Sprint PCS uses national as well as regional television, radio, print, outdoor and other advertising campaigns to promote its products. We benefit from this national advertising in our territory at no additional cost to us. Sprint PCS also runs numerous promotional campaigns which provide customers with benefits such as additional features at the same rate or free minutes of use for limited time periods. We are able to purchase promotional materials related to these programs from Sprint PCS at their cost.

     SPONSORSHIPS. Sprint PCS is a sponsor of numerous selected, broad-based national and regional events. These sponsorships provide Sprint PCS with brand name and product recognition in high profile events, provide a forum for sales and promotional events and enhance our promotional efforts in our territory.

     BUNDLING OF SERVICES. We intend to take advantage of the complete array of communications services offered by bundling Sprint PCS services with other Sprint products, such as long distance and Internet access.

SALES AND DISTRIBUTION

     Our sales and distribution plan mirrors Sprint PCS' multiple channel sales and distribution plan. Key elements of our sales and distribution plan consist of the following:

     SPRINT STORE WITHIN A RADIOSHACK STORE. Sprint has an exclusive arrangement with RadioShack to install a "store within a store," making Sprint PCS the exclusive brand of PCS sold through RadioShack stores. RadioShack has approximately 142 stores in our territory.

     OTHER NATIONAL AND REGIONAL THIRD PARTY RETAIL STORES. We also will benefit from the distribution agreements established by Sprint PCS with other national and regional retailers which currently include Best Buy, Circuit City, Office Depot, The Good Guys, Dillards, The Sharper Image, Montgomery Ward, OfficeMax, Ritz Camera, Staples, Cord Camera, The Wiz and certain May Company department stores. At present, these retailers operate approximately 339 retail stores in our territory. We also believe that we benefit from stores located in major Sprint PCS markets near our markets because residents of our territory who buy PCS handsets at those stores become our subscribers.

     SPRINT PCS STORES. We currently own and operate four Sprint PCS stores. We plan to have a total of eleven Sprint PCS stores in our territory by the end of 2000, and 40 by the end of 2003. These stores will be located in larger markets within our territory, which we believe provides us with strong local presence and a high degree of visibility. Following the Sprint PCS model, these stores will be designed to facilitate retail sales, bill collection and customer service. We train our sales representatives to be informed and persuasive advocates for Sprint PCS' services.

     LOCAL TELEPHONE STORES. We also plan to offer Sprint PCS products and services through the Sprint Local Telephone Division retail centers in our service area and through at least thirteen local telephone service centers of the former owners of Bright PCS and their affiliates located in our markets. We also expect former Bright PCS members and local Sprint service providers to offer Sprint PCS products and services.

     NATIONAL ACCOUNTS AND DIRECT SELLING. We participate in Sprint PCS' national accounts program. Sprint PCS has a national accounts team which focuses on the corporate headquarters of Fortune 500 companies. Once a representative reaches an agreement with the corporate headquarters, we service the offices of that corporation located in our territory. Our direct sales force will target the employees of these corporations in our territory and cultivate other local business clients. At present, we employ 24 direct sales representatives, and plan to hire approximately 32 more over the next 24 months.

     INBOUND TELEMARKETING. Sprint PCS provides inbound telemarketing sales when customers call from our territory. As the exclusive provider of Sprint PCS products and services in our market, we use the national Sprint 1-800-480-4PCS number campaigns that generate call-in leads. These leads are then handled by Sprint PCS' inbound telemarketing group.


     ELECTRONIC COMMERCE. Sprint PCS launched an Internet site in December 1998 which contains information on Sprint PCS products and services. A visitor to Sprint PCS' Internet site can order and pay for a handset and select a rate plan. Customers visiting the site can review the status of their account, including the number of minutes used in the current billing cycle. Customers in our territory who purchase products and services over the Sprint PCS Internet site will be our customers.


CDMA TECHNOLOGY

     SPRINT PCS' NATIONWIDE NETWORK AND ITS AFFILIATES' NETWORKS ALL USE DIGITAL CDMA TECHNOLOGY. CDMA technology is fundamental to accomplishing our business objective of providing high-volume, high-quality airtime at a low cost. We believe that CDMA provides important system performance benefits.

     VOICE QUALITY. We believe that CDMA systems offer less interference, more powerful error correction and less susceptibility to fading than analog systems. Using enhanced voice coding techniques, CDMA systems achieve voice quality that is comparable to that of the typical wireline telephone. This CDMA voice coding technology also filters out annoying background noise more effectively than existing wireline, analog cellular or other digital PCS phones.

     CAPACITY. CDMA technology allows a greater number of calls within one specific frequency and reuses the entire frequency spectrum in each cell. CDMA systems provide capacity gains of up to seven times over current analog systems and up to three times greater than TDMA and GSM systems. In the first half of 2000, Sprint PCS began to deploy a new voice coding technology for CDMA networks which is expected to increase the capacity of the system by approximately 100%. This new voice coding standard, referred to as Enhanced Variable Rate Coding, will allow the network to support additional capacity while maintaining the high level of voice quality associated with digital networks. We expect to begin using the Enhanced Variable Rate Coding technology in our PCS network to increase its capacity. Additional capacity improvements are expected for CDMA networks over the next two years as new third generation standards are approved and implemented that will allow for high-speed data and an even greater increase in the voice traffic capacity.

     CDMA technology is designed to provide flexible or "soft" capacity that permits networks like ours to temporarily increase the number of telephone calls that can be handled within a cell. When capacity limitations in analog, TDMA and GSM systems are reached, additional callers in a given cell must be given a busy signal. Using CDMA technology, networks like ours can allow a small reduction in voice quality to provide temporary increases in capacity. This reduces blocked calls and increases the probability of a successful cell-to-cell hand-off.

     SOFT HAND-OFF. As a subscriber travels from one cell site to another cell site, the call must be "handed off" to the second site. CDMA systems transfer calls throughout the network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new cell site while maintaining a connection with the cell site currently in use. CDMA networks monitor the quality of the transmission received by both cell sites simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell until it is clearly established in a new one. As a result, fewer calls are dropped compared to analog, TDMA and GSM networks which use a "hard hand-off" and disconnect the call from the current cell site as it connects with a new one.

     INTEGRATED SERVICES. CDMA systems permit us to offer advanced features, including voice mail, caller ID, enhanced call waiting, three-way calling, call forwarding and paging and text-messaging. These advanced features may also be offered by companies utilizing competing technologies.

     PRIVACY AND SECURITY. One of the benefits of CDMA technology is that it combines a constantly changing coding scheme with a low power signal to enhance security and privacy. Vendors are currently developing additional encryption capabilities which we believe will further enhance overall network security.

     FREQUENCY PLANNING. Frequency planning is the process used to analyze and test alternative patterns of frequency use within a wireless network to minimize interference between one call and another call and to maximize capacity. Currently, cellular service providers spend considerable money and time on frequency planning. Because TDMA and GSM based systems have frequency reuse constraints similar to present analog systems, frequency reuse planning for TDMA and GSM based systems is expected to be comparable to planning for the current analog systems. With CDMA technology, however, the same group of frequencies can be reused in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.

     BATTERY LIFE. Due to their greater efficiency in power consumption, CDMA handsets will provide up to three to five days of standby time and approximately two to four hours of talk time availability. We believe this generally exceeds the battery life of handsets using alternative digital or analog technologies.

     BENEFITS OF OTHER TECHNOLOGIES. While CDMA has the benefits discussed above, TDMA networks are generally less expensive when overlaying existing analog systems. In addition, the GSM technology standard, unlike CDMA, supports a more robust interoperability standard which more easily allows a network operator to use equipment from several different vendors in the same network. This, along with the fact that the GSM technology is currently more widely deployed throughout the world than CDMA, provides economies of scale for handset and equipment purchases. A standards process is also underway which will allow wireless handsets to support analog, TDMA and GSM technologies in a single unit. Currently, there are no plans to have CDMA handsets that support either the TDMA or GSM technologies.

COMPETITION

     Given the broad geographic coverage of our territory, the competition that we face from other wireless providers is fragmented. We compete, to varying degrees, with regional and national cellular, PCS and other wireless service providers, although today no competing provider offers complete coverage of our territory. Currently, we believe that our strongest competition is from cellular providers, many of which have been operating in our markets and building their customer base for a number of years. We believe however, that our competition from other PCS providers is limited. Many are in the preliminary stages of building their networks and customer bases and currently offer less consistent coverage than the cellular providers.

     Our largest single cellular competitor is Verizon Wireless, which offers service in markets covering 60% of our planned covered residents. However, Verizon is a newly formed company, and we believe it lacks the well established national brand name and fully integrated service platform that we enjoy as a Sprint PCS affiliate. Furthermore, Verizon does not hold licenses for 40% of our territory. In addition, we believe that a significant portion of Verizon's network in our markets is analog. While the recently formed national cellular alliance between BellSouth and SBC competes with us in certain markets, those markets represent only 9% of our planned covered residents. AT&T, which has licenses to provide service to all markets in our territory, currently provides service to only 27% of our planned covered residents. ALLTEL, a large regional provider and our most significant competitor to date, competes with us in markets representing 41% of our planned covered residents. Small regional cellular providers, such as US Cellular and Dobson Cellular, which offers service under the Cellular One brand, also operate in our territory, though none competes with us in markets representing more than 25% of our planned covered residents.

     Our primary PCS competition is from PCS providers whose coverage is regional. Omnipoint, including its affiliate Aerial, is the largest, and offers service in markets covering 36% of our planned covered residents. The Alliances, which offer service under the Intelos brand, provide service in markets covering 30% of our planned covered residents. SunCom, an AT&T affiliate, currently offers service in markets covering 22% of our planned covered residents. As a Sprint PCS affiliate, we believe we are positioned to successfully compete with all of these PCS providers due to the strength of the Sprint PCS brand name, distribution channels, and CDMA network. More importantly, we will be the first PCS provider to market in 32 of our 54 markets, representing over 43% of our planned covered residents and the first or second PCS provider to market in 49 of our 54 markets, representing 82% of our planned covered residents.

     Nextel, together with Nextel Partners, which we believe has licenses to offer service in the vast majority of our markets, currently offers service to only 34% of our planned covered residents. Nextel's coverage in many of these markets is focused primarily on highway coverage as opposed to community coverage.

     The following table lists the primary operational competitors known to us within our various geographic areas:

                                                              PRIMARY OPERATING    TYPE OF
GEOGRAPHIC AREA                                                  COMPETITORS       SERVICE
Ohio markets................................................  ALLTEL               Cellular
                                                               AT&T                Cellular
                                                               Verizon Wireless    Cellular
                                                               Nextel              ESMR
Indiana markets.............................................  Centennial           Cellular
                                                               Century             Cellular
                                                               Verizon Wireless    Cellular
                                                               Omnipoint           PCS
                                                               Nextel              ESMR
Pennsylvania and New York markets...........................  AT&T                 Cellular
                                                               Verizon Wireless    Cellular
                                                               Omnipoint           PCS
                                                               Nextel              ESMR
Virginia and West Virginia markets..........................  ALLTEL               Cellular
                                                               AT&T                Cellular
                                                               Verizon Wireless    Cellular
                                                               Intelos             PCS
                                                               Suncom              PCS
Tennessee markets...........................................  ALLTEL               Cellular
                                                               Verizon Wireless    Cellular
                                                               BellSouth           PCS
                                                               Suncom              PCS
                                                               Nextel              ESMR


     Most of these primary competitors offer a wireless service that is generally comparable to our PCS service. However, we believe that most do not offer the full range of products, services and features that we offer. For instance, we believe that Verizon, BellSouth, AT&T, ALLTEL and most regional cellular providers do not offer 100% digital technology. Similarly, BellSouth, ALLTEL, and regional cellular providers do not offer nationwide service. In addition, most of our competitors do not offer full wireless Internet connectivity in all of our markets. We plan to begin offering wireless Internet connectivity in some of our markets by the end of 2000. Some of our competitors may also offer wireless Internet connectivity in some of our markets by the end of 2000.


     Our ability to compete effectively with these other providers will depend on a number of factors, including the continued success of CDMA technology in providing better call clarity and quality as compared to analog cellular systems, Sprint PCS' competitive pricing with various options suiting individual customer's calling needs, the continued expansion and improvement of the Sprint PCS nationwide network, our extensive direct and indirect sales channels, our centralized Sprint PCS customer care systems, and our selection of handset options.

     Some of our competitors have access to more licensed spectrum than the 10 or 20MHz licensed to Sprint PCS in certain of our markets. Some of our competitors also have established infrastructures, marketing programs and brand names. Certain competitors may be able to offer coverage in areas not served by our network, or, because of their calling volumes or their affiliations with, or ownership of, other wireless providers, may be able to offer roaming rates that are lower than those offered by Sprint PCS. PCS operators compete with us in providing some or all of the services available through the Sprint PCS network and may provide services that we do not. Additionally, we expect that existing cellular providers will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint PCS.

     We also face limited competition from "resellers" which provide wireless service to customers but do not hold FCC licenses or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee's services and also a competitor of that and other licensees. The FCC requires all cellular and PCS licensees to permit resale of carrier service to resellers. Although Sprint PCS is required to resell PCS in our markets, currently there is no reseller of Sprint PCS in our markets. Any reseller of Sprint PCS in our markets would be required to pay us for the use of our capacity and their use of the Sprint PCS service marks in our markets would be restricted to describing their handsets as operational on the Sprint PCS network.

     In addition, we compete with paging, dispatch and other mobile telecommunications companies in our markets. Potential users of PCS systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need immediate two-way voice communications.

     In the future, we expect to face increased competition from entities providing similar services using other communications technologies, including satellite-based telecommunications and wireless cable systems. While few of these technologies and services are currently operational, others are being developed or may be developed in the future.

     Over the past several years the Federal Communications Commissions has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with Sprint PCS service. Based upon increased competition, we anticipate that market prices for two-way wireless services generally will decline in the future. We will compete to attract and retain customers principally on the basis of:

     - the strength of the Sprint and Sprint PCS brand names, services and features;

     - the location of our markets;

     - the size of our territory;

     - national network coverage and reliability;

     - customer care; and

     - pricing.

REORGANIZATION; PURCHASE OF BRIGHT PCS

     On April 26, 2000, we were incorporated to become the holding company for Horizon Personal Communications and to facilitate a business combination with Bright PCS.

     On May 5, 2000, we agreed to exchange shares of our class B common stock and shares of Horizon Telcom common stock for all the ownership interests held by the other owners of Bright PCS. This transaction was completed on June 27, 2000. The other Bright PCS owners received 4.7 million newly issued shares of class B common stock from us, equal to 8% of our outstanding shares of common stock before this offering. In addition, Horizon Personal Communications transferred to them 7,978 shares of the class A common stock and 23,933 shares of the class B common stock of Horizon Telcom, equal to 8% of the outstanding shares of Horizon Telcom.

     As a result of these transactions and prior to this offering, our ownership structure, including our indirect ownership of ourselves through our holdings of Horizon Telcom is as follows:

                                  [FLOW CHART]
-------------------------

(1) The shareholders of Horizon Telcom include the members of the McKell family (55%); Horizon Personal Communications (12%); the former owners of Bright PCS (8%); other individuals and trusts (25%).

(2) The ownership percentages for Horizon PCS exclude options granted under our 2000 Stock Option Plan, shares to be issued upon conversion of the short term convertible note and shares subject to the Sprint PCS warrants.

(3) This percentage includes the 48% of Bright PCS which we own indirectly through Horizon Personal Communications.

(4) Through our 12% ownership of Horizon Telcom, we have an 11% indirect ownership interest in ourselves, and a 12% indirect ownership interest in The Chillicothe Telephone Company and United Communications.

INTELLECTUAL PROPERTY

     "Sprint," the Sprint diamond design logo, "Sprint PCS," "Sprint Personal Communications Services," "The Clear Alternative to Cellular" and "Experience the Clear Alternative to Cellular Today" are service marks registered with the United States Patent and Trademark Office. These service marks are owned by Sprint. Pursuant to the trademark and service mark license agreements, we have the right to use, royalty-free, the Sprint and Sprint PCS brand names and the Sprint diamond design logo and certain other service marks of Sprint in connection with marketing, offering and providing licensed services to end-users and resellers, solely within our territory.

     Except in certain instances, Sprint PCS has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, licensed services under the licensed marks in our market areas except as to Sprint PCS' marketing to national accounts and the limited right of resellers of Sprint PCS to inform their customers of handset operation on the Sprint PCS network. In all other instances, Sprint PCS reserves for itself and its affiliates the right to use the licensed marks in providing its services, subject to its exclusivity obligations described above, whether within or without our territory.

     The trademark license agreements contain numerous restrictions with respect to the use and modification of any of the licensed marks. See "The Sprint PCS Agreements -- The Trademark and Service Mark License Agreements."

     This prospectus includes product names, trade names and trademarks of other companies. We do not have any rights with respect to these product names, trade names and trademarks.

EMPLOYEES

     As of June 30, 2000, we employed 164 full-time employees. None of our employees are represented by a labor union. We believe we have good relations with our employees.

PROPERTIES

     Our principal executive offices are leased from a subsidiary of Horizon Telcom and are located at 68 E. Main Street, Chillicothe, Ohio 45601-0480, which is also the location of our first PCS store. We also lease three other retail stores and have signed leases for three more retail stores. We believe our property is in good operating condition and is currently suitable and adequate for our business operations.

LEGAL PROCEEDINGS

     We are not aware of any pending legal proceedings against us which, individually or in the aggregate, if adversely determined, would have a material adverse effect on our financial condition or results of operations.

                           THE SPRINT PCS AGREEMENTS

     The following is a summary of the material terms and provisions of the Sprint PCS agreements. The summary applies to the Sprint PCS agreements for both Horizon Personal Communications and Bright PCS except where otherwise indicated. We have filed the Sprint PCS agreements as exhibits to the registration statement of which this prospectus is a part and urge you to review them carefully.

OVERVIEW OF SPRINT PCS RELATIONSHIP AND AGREEMENTS

     Under the Sprint PCS agreements, we exclusively market PCS services under the Sprint and Sprint PCS brand names in our markets. The Sprint PCS agreements require us to interface with the Sprint PCS wireless network by building our network to operate on PCS frequencies licensed to Sprint PCS in the 1900 MHz range. The Sprint PCS agreements also give us access to Sprint PCS' equipment discounts, roaming revenue from Sprint PCS customers traveling into our territory, and various other back office services. The Sprint PCS agreements provide strategic advantages, including avoiding the need to fund up-front spectrum acquisition costs and the costs of maintaining billing and other customer services infrastructure. The Sprint PCS agreements have initial terms of 20 years with three 10-year renewals which would lengthen the contracts to a total of 50 years. The Sprint PCS agreements will automatically renew for each additional 10-year term unless we or Sprint PCS provide the other with two years' prior written notice to terminate the Sprint PCS agreements.

     We have eight major agreements with Sprint and Sprint PCS (collectively, the "Sprint PCS agreements"), consisting of one of each of the following for Horizon Personal Communications and one for Bright PCS:

     - the management agreement;

     - the services agreement;

     - the trademark and service mark license agreement with Sprint; and

     - the trademark and service mark license agreement with Sprint PCS.

THE MANAGEMENT AGREEMENT

     Under our Sprint PCS agreements, we have agreed to:

     - construct and manage a network in our territory in compliance with Sprint PCS' PCS licenses and the terms of the management agreement;

     - distribute, during the term of the management agreement, Sprint PCS products and services;

     - conduct advertising and promotion activities in our territory; and

     - manage that portion of Sprint PCS' customer base assigned to our territory.

     Sprint PCS will monitor our network operations and has unconditional access to our network.

     EXCLUSIVITY. We are designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in our territory. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in our territory while our management agreement is in place and no event has occurred that would permit the agreement to terminate. Sprint PCS is permitted under our agreement to make national sales to companies in our territory, and as required by the FCC, to permit resale of the Sprint PCS products and services in our territory. We accrue the financial benefits of either of these activities.


     NETWORK BUILD-OUT. The management agreement specifies the terms of the Sprint PCS affiliation, including the required network build-out plan. Of our sixteen launched markets, we have met our build-out requirement in ten markets. In the six markets in which we have not met our build-out requirement, Sprint PCS has agreed that these shortfalls are not material and has allowed us until December 31, 2000 to adjust our coverage. In addition, by the end of October 2000, we are required to provide aggregate coverage of 74% in the Bright PCS markets and 47% in the Kingsport, Tennessee market. By the third quarter of 2001, we are required to provide aggregate coverage of 65% in our new Pennsylvania, New York, Ohio, and New Jersey markets. We have agreed to operate our network to provide for a seamless handoff of a call initiated in our territory to a neighboring Sprint PCS network.


     Under our Sprint PCS agreements for Horizon Personal Communications, Sprint PCS can decide to expand the coverage requirements of our territory by providing us with written notice. We have 90 days after receiving notice from Sprint PCS to determine whether we will build out the proposed area. If we decline to exercise our right to build out the proposed area, Sprint PCS may construct the new area itself or allow a Sprint PCS affiliate or other manager to construct the new area.

     Under our Sprint PCS agreements for Bright PCS, Sprint PCS can decide to expand the coverage requirements of our Bright PCS territory by providing us with written notice, provided that Sprint PCS may not give us notice until October 12, 2001, which is the second anniversary of the signing of our Sprint PCS agreement. If we decline or fail to comply with Sprint PCS' expanded coverage requirements, Sprint PCS will have the right to terminate our Sprint PCS agreement for our

Bright PCS markets. We believe it is unlikely that Sprint PCS will request additional coverage beyond the 85% coverage we plan to achieve for these markets. There is no cross default provision between our Sprint PCS agreement for Horizon Personal Communications and the Sprint PCS agreements for Bright PCS.

     Our Sprint PCS management agreements require us to complete specified portions of our markets by certain dates. Future build-out dates are summarized below:

                                                        ESTIMATED              COVERED
                                                     TOTAL POPULATION   POPULATION REQUIREMENT
                                                     ----------------   ----------------------
August 2000........................................       332,166               184,488
October 2000.......................................     3,084,254             2,063,977
December 2000......................................       182,301                65,538
October 2001.......................................     2,590,067             1,722,718
February 2002......................................       560,000               147,365

     PRODUCTS AND SERVICES. The management agreement identifies the products and services that we can offer in our territory. These services include Sprint PCS consumer and business products and services available as of the date of the agreements, or as modified by Sprint PCS. We are allowed to sell wireless products and services that are not Sprint PCS products and services if those additional products and services do not otherwise violate the terms of the agreement, cause distribution channel conflicts, materially impede the development of the Sprint PCS network, cause consumer confusion with Sprint PCS' products and services or violate the trademark lease agreements. We may cross-sell services such as Internet access, customer premise equipment, and prepaid phone cards with Sprint, Sprint PCS and other Sprint PCS affiliates. If we decide to use third parties to provide these services, we must give Sprint PCS an opportunity to provide the services on the same terms and conditions. We cannot offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the local exchange carrier unless we name the Sprint owned local exchange carrier as the exclusive distributor or Sprint PCS approves the terms and conditions. Subject to agreements existing before we became a Sprint PCS affiliate, we are required to use Sprint's long distance service which we can buy at wholesale rates.

     NATIONAL SALES PROGRAMS. We will participate in the Sprint PCS sales programs for national sales to customers, and will pay the expenses and receive the compensation from national accounts located in our territory.

     SERVICE PRICING. We must offer Sprint PCS subscriber pricing plans designated for regional or national offerings, including Sprint PCS' Free and Clear plans. We are permitted to establish our own local price plans for Sprint PCS' products and services offered only in our territory, subject to the terms of the agreement, consistency with Sprint PCS' regional and national pricing plans, regulatory requirements, capability and cost of implementing rate plans in Sprint PCS systems and Sprint PCS' approval.

     FEES. We are entitled to receive from Sprint PCS an amount equal to 92% of collected revenues under the Sprint PCS agreements. Collected revenues include revenue from Sprint PCS subscribers based in our territory, excluding outbound roaming, and inbound non-Sprint PCS roaming. Except in the case of taxes, we are entitled to 100% of the following revenues that are not considered collected revenues:

     - outbound non-Sprint PCS roaming revenue;

     - inbound and outbound Sprint PCS roaming fees;

     - proceeds from the sales of handsets and accessories through our distribution channels;

     - proceeds from sales not in the ordinary course of business; and

     - amounts collected with respect to taxes.

     ROAMING. Although many Sprint PCS subscribers will purchase a bundled pricing plan that allows roaming anywhere on the Sprint PCS' and affiliates' network without incremental roaming charges, we will earn roaming revenues from every minute that a Sprint PCS subscriber not based in our territory and any non-Sprint subscriber uses our network. We will earn revenues from Sprint PCS based on an established per-minute rate for Sprint PCS' or its affiliates' subscribers roaming in our territory. Similarly, we will pay for every minute our own subscribers use the Sprint PCS nationwide network outside our territory. The analog roaming rate onto a non-Sprint PCS provider's network is set under Sprint PCS' third-party roaming agreements.

     ADVERTISING AND PROMOTIONS. Sprint PCS is responsible for all national advertising and promotion of the Sprint PCS products and services. We are responsible for advertising and promotion in our territory, including the pro rata cost of any promotion or advertising done by any third-party retailers in our territory pursuant to a national cooperative advertising agreement with Sprint. Sprint PCS' service area includes the urban markets around our territory. Sprint PCS will pay for advertising in these markets. Given the proximity of these markets to ours, we expect considerable spill-over from Sprint PCS' advertising in surrounding urban markets.

     PROGRAM REQUIREMENTS. We must comply with Sprint PCS' program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs to the extent that Sprint PCS meets these requirements. Sprint PCS can adjust the program requirements from time to time. We have the right to appeal to Sprint PCS' management adjustments which could cause an unreasonable increase in cost to us if the adjustment: (1) causes us to incur a cost exceeding 5% of the sum of our equity plus our outstanding long-term debt, or (2) causes our long term operating expenses to increase by more than 5% (10% for Bright PCS) on a net present value basis. If Sprint PCS denies our appeal, we must then comply with the program adjustment, or Sprint PCS has the right to exercise the termination rights described below. There is no cross default provision between the Sprint PCS agreements for Horizon Personal Communications and the Sprint PCS agreements for Bright PCS.

     NON-COMPETITION. We may not offer Sprint PCS products and services outside our territory without the prior written approval of Sprint PCS. Within our territory we may offer, market or promote telecommunications products and services only under the Sprint PCS brands, our own brand, brands of related parties of ours or other products and services approved under the management agreement, except that no brand of a significant competitor of Sprint PCS or its related parties may be used for those products and services. To the extent we have or obtain licenses to provide PCS services outside our territory, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS.

     INABILITY TO USE NON-SPRINT PCS BRANDS. We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers or as otherwise permitted under the trademark and service mark license agreements.

     TERMINATION OF MANAGEMENT AGREEMENT. The management agreement can be terminated as a result of:

     - termination of Sprint PCS' PCS licenses;

     - an uncured breach under the management agreement;

     - bankruptcy of a party to the management agreement;

     - the management agreement not complying with any applicable law in any material respect;

     - the termination of either of the trademark and service mark license agreements; or

     - our failure to obtain the financing necessary for the build-out of our network and for our working capital needs.

     The termination or non-renewal of either of the management agreements triggers certain of our rights and those of Sprint PCS.

     If we have the right to terminate the management agreement because of an event of termination caused by a Sprint PCS breach under the management agreement, we may generally:

     - require Sprint PCS to purchase all of our operating assets used in connection with our network for an amount equal to at least 80% of our Entire Business Value as defined below;

     - if Sprint PCS is the licensee for 20MHz or more of the spectrum on the date the management agreement was executed, require Sprint PCS to sell to us, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or
       (2) 9% of our Entire Business Value; or

     - sue Sprint PCS for damages or submit the matter to arbitration and thereby not terminate the management agreement.

     If Sprint PCS has the right to terminate the management agreement because of an event of termination caused by us, Sprint PCS may generally:

     - require us to sell our operating assets to Sprint PCS for an amount equal to 72% of our Entire Business Value;

     - require us to purchase, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint or (2) 10% of our Entire Business Value;

     - take any action as Sprint PCS deems necessary to cure our breach of the management agreement, including assuming responsibility for and operating our network; or

     - sue us for damages or submit the matter to arbitration and thereby not terminate the management agreement.

     NON-RENEWAL. If Sprint PCS gives us timely notice that it does not intend to renew the management agreement, we may:

     - require Sprint PCS to purchase all of our operating assets used in connection with our network for an amount equal to 80% of our Entire Business Value; or

     - if Sprint PCS is the licensee for 20MHz or more of the spectrum on the date the management agreement was executed, require Sprint PCS to sell to us, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or
       (2) 10% of our Entire Business Value.

     If we give Sprint PCS timely notice of non-renewal, or we both give notice of non-renewal, or the management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may:

     - purchase all of our operating assets for an amount equal to 80% of our Entire Business Value; or

     - require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 10% of our Entire Business Value.

     DETERMINATION OF ENTIRE BUSINESS VALUE. If the Entire Business Value is to be determined, we and Sprint PCS will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine the Entire Business Value on a going concern basis using the following guidelines:

     - the Entire Business Value is based on the price a willing buyer would pay a willing seller for the entire on-going business;

     - then-current customary means of valuing a wireless telecommunications business will be used;

     - the business is conducted under the Sprint and Sprint PCS brands and the Sprint PCS agreements;

     - that we own the spectrum and frequencies presently owned by Sprint PCS that we use and are subject to the Sprint PCS agreements; and

     - the valuation will not include any value for businesses not directly related to the Sprint PCS products and services, and such businesses will not be included in the sale.

     INSURANCE. We are required to obtain and maintain workers' compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and "all risk" property insurance with financially reputable insurers who are licensed to do business in all jurisdictions where any work is performed under the management agreement and who are reasonably acceptable to Sprint PCS.

     INDEMNIFICATION. We have agreed to indemnify Sprint PCS and its directors, employees and agents, and related parties of Sprint PCS and their directors, employees and agents against any and all claims against any of the foregoing arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in the management agreement or any other agreement between us and Sprint PCS, our ownership of the operating assets or the actions or the failure to act of anyone who is employed or hired by us in the performance of any work under this agreement, except we will not indemnify Sprint PCS for any claims arising solely from the negligence or willful misconduct of Sprint PCS. Sprint PCS has agreed to indemnify us and our directors, employees and agents against all claims against any of the foregoing arising from Sprint PCS' violation of any law, from Sprint PCS' breach of any representation, warranty or covenant contained in this agreement or any other agreement between Sprint PCS and us, or the actions or the failure to act of anyone who is employed or hired by Sprint PCS in the performance of any work under this agreement except Sprint PCS will not indemnify us for any claims arising solely from our negligence or willful misconduct.

THE SERVICES AGREEMENTS

     The services agreements outline various back office services provided by Sprint PCS and available to us at established rates. Sprint PCS can change any or all of the service rates one time in each twelve month period. Some of the available services include: billing, customer care, activation, credit checks, handset logistics, home locator record, voice mail, prepaid services, directory assistance, operator services, roaming fees, roaming clearinghouse fees, interconnect fees and inter-service area fees. Sprint PCS offers three packages of available services. Each package identifies which services must be purchased from Sprint PCS and which may be purchased from a vendor or provided in-house. Essentially, services such as billing, activation and customer care must either all be purchased from Sprint PCS or we may provide those services ourselves. When we signed our original Sprint PCS agreements, we elected to provide billing, activation and customer care services on our own. In connection with the May 2000 grant by Sprint PCS of additional markets to us, we agreed to change our arrangement under the services agreement, so that Sprint PCS will provide activation, billing and customer care. For our Bright PCS markets and our new markets in Pennsylvania, New York and New Jersey, we intend to launch these markets using Sprint PCS billing and customer care services. Sprint PCS may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to us. We have agreed not to use the services received under the services agreement in connection with any other business or outside our territory. We may discontinue use of any service upon three months' prior written notice. Sprint PCS may discontinue a service provided that Sprint PCS provides us with nine months' prior notice.

     We have agreed with Sprint PCS to indemnify each other as well as officers, directors, employees and certain other related parties and their officers, directors and employees for violations of law or the services agreement except for any liabilities resulting from the indemnitee's negligence or willful misconduct. The services agreement also provides that no party to the agreement will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, the services agreement except as may otherwise be required by the indemnification provisions. The services agreement automatically terminates upon termination of the management agreement and neither party may terminate the services agreement for any reason other than the termination of the management agreement.

THE TRADEMARK AND SERVICE MARK LICENSE AGREEMENTS

     We have non-transferable, royalty-free licenses to use the Sprint and Sprint PCS brand names and "diamond" symbol, and several other U.S. trademarks and service marks such as "The Clear Alternative to Cellular" and "Clear Across the Nation" on Sprint PCS products and services. We believe that the Sprint and Sprint PCS brand names and symbols enjoy a very high degree of awareness, providing us an immediate benefit in the market place. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint and Sprint PCS and use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to promptly notify Sprint and Sprint PCS of any infringement of any of the licensed marks within our territory of which we become aware and to provide assistance to Sprint and Sprint PCS in connection with Sprint's and Sprint PCS' enforcement of their respective rights. We have agreed with Sprint and Sprint PCS to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, we have agreed to indemnify Sprint and Sprint PCS from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint or Sprint PCS products and services other than losses arising solely out of our use of the licensed marks in compliance with certain guidelines.

     Sprint and Sprint PCS can terminate the trademark and service mark license agreements if we file for bankruptcy, materially breach the agreement or our management agreement is terminated. We can terminate the trademark and service mark license agreements upon Sprint's or Sprint PCS' abandonment of the licensed marks or if Sprint or Sprint PCS files for bankruptcy, or the management agreement is terminated.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following are our directors and executive officers as of the date of this prospectus.


NAME                                      AGE                    POSITION
William A. McKell.......................  40     Chairman of the Board, President and
                                                 Chief Executive Officer
Peter M. Holland........................  35     Director, Chief Financial Officer
Joseph E. Corbin........................  45     Vice President, Technology
Joseph J. Watson........................  34     Vice President, Sales and Marketing
Monesa S. Skocik........................  38     Vice President, Customer Operations
Thomas McKell...........................  64     Director
Phoebe H. McKell........................  53     Director
Lonnie D. Pedersen......................  44     Director


     WILLIAM A. MCKELL has served as Chairman of the Board, President and Chief Executive Officer of Horizon PCS since its inception in April 2000 and has served as President, Chief Executive Officer and Chairman of the Board of Horizon Personal Communications since May 1996 and as President of Bright PCS since its formation in September 1999. Mr. McKell has 13 years of telecommunications experience. Mr. McKell served as Vice President of Network Services from January 1996 to April 1996 and Director of Network Services from August 1994 to December 1995 for The Chillicothe Telephone Company, a traditional local telephone company. Mr. McKell is the son of Thomas McKell.

     PETER M. HOLLAND has served as the Chief Financial Officer of Horizon PCS since its inception in April 2000 and has served as the Chief Financial Officer of Horizon Personal Communications since November 1999. Mr. Holland has served as Vice President of Finance and Treasurer of Horizon Telcom since November 1999. Mr. Holland has been a member of the management committee of Bright PCS since its formation in September 1999. Mr. Holland has nearly 13 years of telecommunications experience. From May 1996 to December 1999, Mr. Holland was a principal and owner of The Pinnacle Group located in Langley, Washington. Pinnacle provides strategic, business planning and regulatory consulting services to independent wireless and wireline companies, including Horizon PCS. Prior to joining Pinnacle in May 1996, Mr. Holland was a manager in Nextel Communications Business Development and Corporate Strategy groups. Mr. Holland started his career in telecommunications with Ernst & Young's telecommunications consulting group and is a Certified Public Accountant.


     JOSEPH J. WATSON has served as Vice President, Sales and Marketing, since August 2000. He served as Vice President of Business Development of Horizon PCS since its inception in April 2000 and of Horizon Personal Communications since August 1999. Mr. Watson is responsible for all of our sales and marketing efforts and regulatory matters. From May 1996 to August 1999, Mr. Watson held various senior management positions with Horizon Personal Communications, including the positions of Vice President of Administration, Director of Finance and General Manager -- Horizon Long Distance. Mr. Watson has been in the telecommunications industry for seven years including various management positions at The Chillicothe Telephone Company and sales positions at Cincinnati Bell Long Distance.


     JOSEPH E. CORBIN has served as Vice President of Technology of Horizon PCS since its inception in April 2000 and of Horizon Personal Communications since May 1996. He is responsible for the engineering, build-out and operations of our PCS network. Mr. Corbin also was Manager of Information Technology for The Chillicothe Telephone Company and then Horizon Services from January 1993 to April 2000 and has been in the telecommunications industry for 22 years including various management and technical positions at The Chillicothe Telephone Company.

     MONESA S. SKOCIK has served as Vice President of Customer Operations of Horizon PCS since its inception in April 2000 and of Horizon Personal Communications since August 1999. Ms. Skocik has over three years of telecommunications experience. Ms. Skocik is responsible for our coordination, management and implementation of Sprint PCS new product launches, compliance monitoring and other corporate customer service functions. Since March 1997, Ms. Skocik held various positions with Horizon Personal Communications, including Vice President of Customer Operations, Director-Customer Service and Manager-Customer Care. From August 1995 to February 1997, Ms. Skocik was the Administrator for Riverside Professional Corporation, Inc., a physician medical facility, where she was responsible for all operational aspects of the practice.

     THOMAS MCKELL has served as the President and a Director of Horizon Telcom since its inception in 1996 and of The Chillicothe Telephone Company since 1988. Mr. McKell has 45 years of telecommunications experience. Mr. McKell is the father of William A. McKell.

     PHOEBE H. MCKELL has served as the President of Horizon Services since its inception in 1996. Ms. McKell has 22 years of telecommunications experience. From 1989 to 1996, she was Director of Administration for The Chillicothe Telephone Company.

     LONNIE D. PEDERSEN has served as President of Telephone Service Company since 1993. Mr. Pedersen has 22 years of telecommunications experience. He began his career in the Air Force and has since held management positions in the independent telephone industry in Iowa and Ohio. Mr. Pedersen has served as President of the Rural Iowa Independent Telephone Association and is currently on the board of the Ohio Telecommunications Industry Association. He is also director and president of Com Net, a consortium of companies that provide Internet service (bright.net), long distance resale and other telecommunications services. Mr. Pedersen has served as a director of Minster Bank, a community bank based in Minster, Ohio since 1995. Mr. Pedersen was appointed to the board pursuant to the terms of our agreement to purchase the remaining 74% of Bright PCS. Prior to the Bright PCS acquisition, Mr. Pedersen was Vice President of Bright PCS and served as a member of the Bright PCS management committee.

BOARD OF DIRECTORS

     There are presently five members of the board of directors. Pursuant to Horizon PCS' Certificate of Incorporation, the board of directors is divided into three classes of directors -- Class I, Class II and Class III. Phoebe H. McKell will serve as a Class I director, and will stand for election at the annual meeting of stockholders to be held in 2001. Peter M. Holland and Thomas McKell will serve as Class II directors and will stand for election at the annual meeting of stockholders to be held in 2002. William A. McKell and Lonnie Pedersen will serve as Class III directors and will stand for election at the annual meeting of stockholders to be held in 2003. Following these elections, directors in each class will serve for a term of three years, or until their successors have been elected and qualified, and will be compensated at the discretion of the board of directors. Executive officers are ordinarily elected annually and serve at the discretion of the board of directors.

     Currently, there are two vacancies on the board. The remaining two vacancies will be filled as soon as possible.

BOARD COMMITTEES

     We will have an audit committee which will be responsible for recommending to the board of directors the engagement of our independent auditors and reviewing with the independent auditors the scope and results of the audits, our internal accounting controls, audit practices and the professional services furnished by the independent auditors. The Board of Directors has not designated the members of the committee, but intends to do so promptly after this offering.

     We will have a compensation committee which will be responsible for reviewing and approving all compensation arrangements for our officers, and will also be responsible for administering the stock option plan. The Board of Directors has not designated the members of the committee, but intends to do so promptly after this offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the year ended December 31, 1999, the entire board of directors of Horizon Personal Communications, Inc. determined executive compensation. None of our executive officers served as a director or member of the compensation committee or other board committee performing equivalent functions of another corporation.

LIMITATION ON LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Our certificate of incorporation provides that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and agents and other agents to the fullest extent permitted by law. Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity.

     We intend to enter into agreements to indemnify our directors and officers in addition to indemnification provided for in our certificate of incorporation. These agreements will indemnify our directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person's services as a director or officer of ours, any subsidiary of ours, or any other company or enterprise to which the person provides services at our request. In addition, we intend to obtain directors' and officers' insurance providing indemnification for certain of our directors, officers and employees for certain liabilities. We believe that these provisions, agreements and insurance are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of ours where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

DIRECTOR COMPENSATION

     Currently, we do not compensate our directors. We do reimburse directors for their expenses incurred in connection with attending board meetings.

EXECUTIVE COMPENSATION

     The following table presents summary information with respect to the compensation paid to our Chief Executive Officer and each of our other executive officers whose salary and bonus exceeded $100,000 during the year ended December 31, 1999.

                                                             LONG-TERM
                               ANNUAL COMPENSATION         COMPENSATION
                              ---------------------         SECURITIES             ALL OTHER
NAME AND PRINCIPAL POSITION   SALARY($)    BONUS($)    UNDERLYING OPTIONS(#)    COMPENSATION($)
William A. McKell...........  $107,125      $9,641        1,614,186                 $8,934(1)
  Chairman of the Board,
  President and Chief
  Executive Officer
Peter M. Holland............        --          --        1,614,186                     --
  Chief Financial Officer(2)

-------------------------

(1) Includes a yearly car allowance of $7,428 and a 401(k) contribution of $1,506.

(2) Mr. Holland became Chief Financial Officer on November 17, 1999, but did not receive any compensation in 1999. Mr. Holland will receive a salary of $150,000 during 2000. See "Certain Transactions" for a discussion of consulting fees received by the Pinnacle Group, a company that was 50% owned by Mr. Holland. Pinnacle received consulting fees of $267,000 in 1999, $204,000 in 1998 and $419,000 in 1997.

     The following table presents information with respect to the options to purchase class B common stock granted to directors and executive officers in 1999.

                       OPTION GRANTS IN FISCAL YEAR 1999


                                                                               POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL RATES OF
                                                                                           APPRECIATION FOR OPTION TERM
                         NUMBER OF      % OF TOTAL                             -----------------------------------------------------
                        SECURITIES       OPTIONS                                     BASED ON                BASED ON INITIAL
                        UNDERLYING      GRANTED TO    EXERCISE                    EXERCISE PRICE         PUBLIC OFFERING PRICE(4)
                          OPTIONS      EMPLOYEES IN     PRICE     EXPIRATION   ---------------------   -----------------------------
NAME                   GRANTED(#)(1)   FISCAL YEAR    ($/SH)(2)    DATE(3)       5%($)      10%($)        5%($)            10%($)
William A. McKell....    1,614,186        38.46%       $0.1209     12/1/09     $122,634    $310,780    $31,356,912      $50,046,238
Peter M. Holland.....    1,614,186        38.46%       $0.1209     12/1/09     $122,634    $310,780    $31,356,912      $50,046,238


-------------------------

(1) The options vest and become exercisable in six annual installments and have a term which expires ten years from the date of grant. In 1999, we granted options to purchase a total of 4,196,884 shares of class B common stock.


(2) The exercise price was fixed at the fair market value as determined by the board of directors on the date of grant.


(3) Options are subject to earlier termination in the event of death, disability, retirement, or termination of employment.


(4) This information is based on an assumed initial public offering price of $12.00 per share, the mid-point of the proposed offering price range.

     None of our named executive officers exercised stock options in the fiscal year ended December 31, 1999. The following table sets forth information concerning the number and value of unexercised options held by each of our named executive officers on December 31, 1999. There was no public market for our common stock as of December 31, 1999. Accordingly, the fair market value on December 31, 1999 is based on an assumed initial public offering price of $12.00 per share, the mid-point of the proposed offering price range. This valuation at December 31, 1999 does not represent the actual value of our stock at December 31, 1999.


                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                       AND FISCAL YEAR-END OPTION VALUES

                                          NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                         UNDERLYING UNEXERCISED               IN-THE-MONEY
                                         OPTIONS AT YEAR END(#)          OPTIONS AT YEAR END($)
                                      ----------------------------    ----------------------------
NAME                                  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
William A. McKell...................   134,516        1,479,670       $1,614,192      $17,756,040
Peter M. Holland....................   134,516        1,479,670       $1,614,192      $17,756,040

EMPLOYMENT AGREEMENTS

     We entered into employment agreements with Mr. McKell and Mr. Holland, Horizon PCS' Chief Executive Officer and Chief Financial Officer, respectively. The employment agreements provide for an annual base salary of $175,000 to Mr. McKell and $150,000 to Mr. Holland. In addition to their base salary, Mr. McKell and Mr. Holland are eligible to receive an annual bonus up to 40% of their base salary. In addition, Mr. McKell and Mr. Holland are eligible to participate in all of our employee benefit plans and policies.

     The employment agreements provide that Mr. McKell or Mr. Holland's employment may be terminated with or without cause, as defined in the agreement. If either Mr. McKell or Mr. Holland is terminated without cause, he is entitled to receive 24 months base salary, the vesting of all of his stock options on the date of termination, and 24 months of health and dental benefits. Under the employment agreements, both Mr. McKell and Mr. Holland have agreed to a restriction on their present and future employment. They have agreed not to compete in the business of wireless telecommunications either directly or indirectly within our markets while employed by us and for a period of twelve months after termination of employment.

2000 STOCK OPTION PLAN

     The 2000 Stock Option Plan has been adopted by our board of directors and stockholders. The option plan permits the granting of both incentive stock options and nonqualified stock options to employees. The aggregate number of shares of common stock that may be issued pursuant to options granted under the option plan is 7.5 million shares of class A common stock and 4,196,884 shares of class B common stock, subject to adjustments in the event of certain changes in the outstanding shares of common stock. On December 1, 1999, our subsidiary, Horizon Personal Communications, granted options to purchase 3,588,000 shares of its class B common stock with an exercise price of $0.1414 per share to 13 individuals under its 1999 Stock Option Plan. After we were incorporated, we issued options to replace those initial options, on the same economic terms adjusted for the fact that Horizon Personal Communications was our subsidiary. After taking into account the adjustment, we issued 4,196,884 substituted options at an exercise price of $0.1209.


     Concurrently with this offering, we will make a new grant of incentive
stock options to purchase                shares of class A common stock with an
exercise price equal to the initial public offering price per share.

     The option plan will be administered by our board of directors or by a compensation committee appointed by our board of directors, which will be authorized, subject to the provisions of the option plan, to grant options and establish rules and regulations as it deems necessary for the proper administration of the option plan and to make whatever determinations and interpretations it deems necessary or advisable.

     An incentive option may not have an exercise price less than the fair market value of the common stock on the date of grant or an exercise period that exceeds ten years from the date of grant. In the case of option holders that own more than 10% of Horizon PCS' stock, the exercise price for an inactive option cannot be less than 110% of the fair market value of the common stock on the date of grant and the exercise period cannot exceed five years from the date of grant. Incentive options are also subject to certain other limitations which allow the option holder to qualify for favorable tax treatment. Nonqualified options may have an exercise price of less than, equal to or greater than the fair market value of the underlying common stock on the date of grant but are limited to an exercise period of no longer than ten years.

     The board of directors or the compensation committee will determine the persons to whom options will be granted and the terms, provisions, limitations and performance requirements of each option granted, and the exercise price of an option.

     An option will not be not transferable except by will or by the laws of descent or distribution or unless determined otherwise by our board of directors or the compensation committee.

     Unless previously exercised, a vested option granted under the option plan will terminate automatically:

     - twelve months after the employee's termination of employment by reason of disability or death; and

     - three months after an employee's termination of employment for reasons other than disability or death.

     The plan contains provisions that give the compensation committee or our board of directors or the acquiring entity's board of directors discretion to take certain action if Horizon PCS is acquired, unless the individual option grants provide otherwise. Those actions can include the authorization to purchase option grants from plan participants, or make adjustments or modifications to outstanding options granted to protect and maintain the rights and interests of the plan participants or accelerate the vesting of outstanding options. To date, all individual option grants have provided that the options will accelerate and become fully exercisable upon an acquisition of the company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our voting securities, and as adjusted to reflect the sale of the shares of class A common stock in this offering, as of June 30, 2000 by:

     - each person who, to our knowledge, is the beneficial owner of 5% or more of a class of our outstanding common stock;

     - each of our directors;

     - each of the executive officers; and

     - all executive officers and directors as a group.

     Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares voting power or investment power with respect to such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. "Voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.


                                  CLASS A              CLASS B             PERCENTAGE OF TOTAL VOTING
                                COMMON STOCK         COMMON STOCK            POWER (ALL CLASSES)(2)
                              ----------------   --------------------   --------------------------------
NAME AND ADDRESS(1)           NUMBER   PERCENT     NUMBER     PERCENT   BEFORE OFFERING   AFTER OFFERING
Horizon Telcom..............   --        --      53,806,200    92.0%         92.0%             90.3%
William A. McKell(3)........   --        --         134,516       *             *                 *
Peter M. Holland(3).........   --        --         134,516       *             *                 *
Joseph E. Corbin(3).........   --        --          47,080       *             *                 *
Joseph J. Watson(3).........   --        --          47,080       *             *                 *
Monesa S. Skocik(3).........   --        --          47,080       *             *                 *
Thomas McKell(4)............   --        --      53,806,200    92.0%         92.0%             90.3%
Phoebe H. McKell(3).........   --        --          13,452       *             *                 *
Lonnie D. Pedersen(5).......   --        --       1,519,907     2.6%          2.6%              2.6%
All Executive Officers and
  Directors as a Group (8
  persons)(6)...............   --        --      55,749,831    94.6%         92.9%             92.7%


-------------------------

 *  Less than one percent.

(1) The address for Horizon Telcom and each executive officer and director is 68
    E. Main Street, Chillicothe, Ohio 45601-0480.

(2) Holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to ten votes per share. Holders of both classes of common stock will vote together as a single class on all matters presented for a vote, except as otherwise required by law. Each share of class B common stock is convertible into one share of class A common stock.

(3) Reflects shares of class B common stock issuable upon exercise of stock options that are presently exercisable or exercisable within 60 days of the date of this prospectus.

(4) Includes 53,806,200 shares held by Horizon Telcom. Thomas McKell is the President of Horizon Telcom, and shares voting and investment power with regard to these shares. Mr. McKell disclaims beneficial ownership of these shares.

(5) Includes 1,455,678 shares held by Telephone Service Company. Mr. Pedersen is the President of Telephone Service Company and shares voting and investment power with regard to these shares. Mr. Pedersen disclaims beneficial ownership of these shares.

(6) Includes 423,724 shares of class B common stock issuable upon exercise of stock options that are presently exercisable or exercisable within 60 days of the date of this prospectus.

                              CERTAIN TRANSACTIONS

SERVICE AGREEMENTS WITH HORIZON TELCOM SUBSIDIARIES

     Horizon Personal Communications and Bright PCS, our subsidiaries, have entered into service agreements with Horizon Services, Inc. and a separate services agreement with United Communications, Inc. Horizon Services and United Communications are both wholly-owned subsidiaries of Horizon Telcom.

     Under our agreement with Horizon Services, Horizon Services provides services to Horizon Personal Communications and Bright PCS including insurance functions, billing services, accounting services, computer access and other customer relations, human resources, and other administrative services that Horizon Personal Communications and Bright PCS would otherwise be required to undertake on their own. These agreements have a term of three years, with the right to renew the agreement for additional one-year terms each year thereafter. We have the right to terminate each agreement during its term by providing 90 days written notice to Horizon Services. Horizon Services may terminate the agreement prior to its expiration date only in the event that we breach our obligations under the services agreement and we do not cure the breach within 90 days after we receive written notice of breach from Horizon Services. Horizon Services is entitled to the following compensation from Horizon Personal Communications for services provided:

     - direct labor charges at cost; and

     - expenses and costs which are directly attributable to the activities covered by the agreement on a direct allocation basis.


     The agreement provides that Horizon Services' obligations do not relieve Horizon Personal Communications of any of their rights and obligations to their customers and to regulatory authorities having jurisdiction over them. Additionally, Horizon Services, upon request, is required to provide Horizon Personal Communications with access to Horizon Services' records with respect to the provision of services, and Horizon Services is also required to provide regular reports to Horizon Personal Communications, as it may request. Horizon Services received compensation from Horizon Personal Communications of approximately $960,000 in 1999, $330,000 in 1998, $319,000 in 1997 and $1.8
million for the six months ended June 30, 2000. The payable to Horizon Services for these services as of December 31, 1999 and June 30, 2000 was $499,000 and $1.3 million, respectively. Horizon Services also provides administrative services to Bright PCS.


     Horizon Personal Communications, our subsidiary, has entered into a services agreement with United Communications, Inc., a wholly-owned subsidiary of Horizon Telcom. Under the services agreement, Horizon Personal Communications provides services to United Communications including customer activation and deactivation, customer care support and other administrative services that United Communications would otherwise be required to undertake on its own. This arrangement has a term of one year, with the right to renew the agreement for additional terms of three months thereafter. Either party has the right to terminate the agreement during its term by providing 30 days written notice to the other party. Horizon Personal Communications is entitled to the following compensation from United Communications for services provided:

     - direct labor charges at cost; and

     - expenses and costs which are directly attributable to the activities covered by the agreement on a direct allocations basis.

In addition, United Communications must pay Horizon Personal Communications $4,000 each month of the term of the services agreement.

     Horizon Personal Communications, upon request, is required to provide United Communications with access to Horizon Personal Communications' records with respect to the provision of services, and Horizon Personal Communications is also required to provide regular reports to United Communications, as it may request.


CONSULTING AGREEMENT

     Mr. Holland, the Chief Financial Officer of Horizon PCS, was a principal and 50% owner of The Pinnacle Group which provided strategic, business planning and regulatory consulting services to Horizon Personal Communications. Pinnacle received consulting fees of approximately $267,000 in 1999, $204,000 in 1998 and $419,000 in 1997. Mr. Holland joined Horizon PCS in November 1999. Horizon PCS believes that the consulting fees paid to Pinnacle were on terms no less favorable to Horizon PCS than would have been obtained from a non-affiliate.

SALE OF ASSETS TO AFFILIATE

     On April 1, 2000, we transferred the assets and contractual rights that made up our Internet, long distance and other businesses unrelated to our wireless operations to United Communications, a subsidiary of Horizon Telcom, for a purchase price of approximately $708,000. United Communications paid the purchase price by delivering a promissory note with an interest rate equal to the applicable federal rate, which was 6.0%. Principal and interest on the note are payable in one payment due one year after the date of the purchase.

OFFICE LEASE


     Horizon PCS leases its principal office space, the space for one of our retail locations and the space for certain equipment from The Chillicothe Telephone Company, a wholly owned subsidiary of Horizon Telcom. The monthly rental payments under the lease are $10,000. Prior to signing the lease agreement in May 2000, Horizon PCS rented the office space from The Chillicothe Telephone Company under a month-to-month rental arrangement. Under this lease, Horizon PCS paid The Chillicothe Telephone Company $22,300, $22,300 and $37,500 in 1998, 1999, and for the six months ended June 30, 2000. We believe that the lease was made on terms no less favorable to Horizon PCS than would have been obtained from a non-affiliated third party. The lease term expires in May 2005. Horizon PCS has the option to renew the lease for an additional five year period. It is the expectation of management that the lease will be renewed.


LEASE OF CELL SITES

     Prior to October 1999, we leased most of our cell sites from Horizon Telcom. In 1998 and 1999, we paid $1.3 million and $2.0 million, respectively, to Horizon Telcom under this lease. The lease was terminated in October 1999 when the leased assets were sold by Horizon Telcom to SBA.

TAX SHARING AGREEMENT


     In 1997, Horizon Personal Communications entered into a tax-sharing agreement with Horizon Telcom. This agreement provides that Horizon Telcom and its subsidiaries will file a consolidated tax return as long as they are eligible to do so, and that Horizon PCS will be paid for the amount of its taxable net operating losses used by Horizon Telcom to offset taxable income. For 1997, 1998 and 1999, Horizon Personal Communications had taxable net operating losses of $5.9 million, $12.6 million and $16.5 million, respectively. For the years ended December 31, 1999, and the six months ended June 30, 2000, Horizon Telcom paid an aggregate of $5.2 million and $1.2 million, respectively, to Horizon PCS under the agreement. As of December 31, 1999 and June 30, 2000, we had a receivable from Horizon Telcom for federal income taxes attributable to the benefit to be received by Horizon Telcom due to Horizon PCS' net losses of $2.6 million and $3.4 million, respectively. Based on our current assessment, we believe that upon completion of this offering we may no longer be able to be included in the consolidated tax return of Horizon Telcom.


PAYABLE TO HORIZON TELCOM


     We have a payable to Horizon Telcom relating to cash advances received from Horizon Telcom's line of credit and the associated interest. The cash advances related to this payable were used to finance operations. The outstanding balance as of December 31, 1999 and June 30, 2000 was $4.4 million and $8.5 million, respectively.


POLICY REGARDING RELATED PARTY TRANSACTIONS

     We have established a policy that all related party transactions (including transactions with Horizon Telcom and its affiliates) will be reviewed by the audit committee of our board of directors. Our policy is that all related party transactions will be on terms at least as favorable to Horizon PCS as a similar transaction with unrelated parties.

             REGULATION OF THE WIRELESS TELECOMMUNICATIONS INDUSTRY

     The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States.

     The FCC has adopted, and is in the process of adopting, a series of rules, regulations and policies to, among other things:

     - grant or deny licenses for PCS frequencies;

     - grant or deny PCS license renewals;

     - rule on assignments and/or transfers of control of PCS licenses;

     - govern the interconnection of PCS networks with the networks of other wireless and wireline carriers;

     - possibly facilitate the offering of a "calling party pays" service which would require that a party who calls a subscriber would pay for the call;

     - establish access and universal service funding provisions in an effort to raise funds to help defray the cost of providing telecommunications services to rural and other high-cost areas;

     - possibly permit commercial mobile radio service spectrum to be used for transmission of programming material targeted to a limited audience;

     - impose fines and forfeitures for violations of any of the FCC's rules;
       and

     - regulate the technical standards of PCS networks.

     The FCC currently prohibits a single entity from having a combined attributable interest of 20% or greater interest in broadband PCS, cellular, and specialized mobile radio service licenses totaling more than 45 MHz in any urban areas or 55 MHz in rural areas. Interests held by passive institutional investors, small companies and rural telephone companies are not usually deemed attributable for purposes of this prohibition if these interests do not exceed 40%.

TRANSFERS AND ASSIGNMENTS OF PCS LICENSES

     The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. In addition, a recent FCC order requires only post-consummation notification of certain pro forma assignments or transfers of control.

CONDITIONS OF PCS LICENSES

     All PCS licenses are granted for ten-year terms conditioned upon timely compliance with the FCC's build-out requirements. Pursuant to the FCC's build-out requirements, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population within five years and to two-thirds of the population within ten years, and all ten MHz broadband PCS licensees must construct facilities that offer coverage to at least one-quarter of the population within five years or make a showing of "substantial service" within that five-year period. Rule violations could result in license revocations. The FCC also requires licensees to maintain a certain degree of control over their licenses. The Sprint PCS agreements reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum. If the FCC were to determine that our agreements with Sprint PCS need to be modified to increase the level of licensee control, the Sprint PCS agreements may be modified to cure any purported deficiency regarding licensee control of the licensed spectrum.

PCS LICENSE RENEWAL

     PCS licensees can renew their licenses for additional ten-year terms. PCS renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford PCS renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has: (1) provided "substantial service" during its license term; and
(2) substantially complied with all applicable laws and FCC rules and policies. The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal.

INTERCONNECTION


     The FCC has the authority to order interconnection between commercial mobile radio providers and any other common carrier. The FCC has ordered traditional telephone companies to provide compensation to commercial mobile radio providers for the termination of traffic. Using these new rules, we will negotiate interconnection agreements for the Sprint PCS network in our market area with the major regional Bell operating companies, GTE, Sprint and several smaller independent local exchange carriers. Interconnection agreements are negotiated on a state-wide basis. If an agreement cannot be reached, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval. On July 18, 2000, the FCC adopted an order denying requests for mandatory interconnection between resellers' switches and commercial mobile radio providers' networks, and declining to impose general interconnection obligations between such networks.


OTHER FCC REQUIREMENTS

     In June 1996, the FCC adopted rules that prohibit broadband PCS providers from unreasonably restricting or disallowing resale of their services or unreasonably discriminating against resellers. Resale obligations will automatically expire on November 24, 2002. The FCC recently decided that these prohibitions apply to services and not to equipment such as handsets, whether alone or in bundled packages.

     The FCC also adopted rules in June 1996 that require local exchange and most commercial mobile radio carriers, to program their networks to allow customers to change service providers without changing telephone numbers, which is referred to as service provider number portability. The FCC currently requires most commercial mobile radio carriers to implement nationwide roaming. Most commercial mobile radio carriers are required to implement nationwide roaming by November 24, 2002 as well. The FCC currently requires most commercial mobile radio providers to be able to deliver calls from their networks to numbers anywhere in the country, and to contribute to the Local Number Portability Fund.

     The FCC has adopted rules permitting broadband PCS and other commercial mobile radio providers to provide wireless local loop and other fixed services that would directly compete with the wireline services of local telephone companies. In June 1996, the FCC adopted rules requiring broadband PCS and other commercial mobile radio providers to implement enhanced emergency 911 capabilities within 18 months after the effective date of the FCC's rules. Full compliance with these rules must occur by October 1, 2001.

     On June 10, 1999, the FCC initiated a regulatory proceeding seeking comment from the public on a number of issues related to competitive access to multiple-tenant buildings, including the following:

     - the FCC's tentative conclusion that the Communications Act of 1934, as amended, requires utilities to permit telecommunications carriers access to rooftop and other rights-of-way in multiple tenant buildings under just, reasonable and nondiscriminatory rates, terms and conditions; and

     - whether building owners that make access available to a telecommunications carrier should be required to make access available to all other telecommunications carriers on a nondiscriminatory basis, and whether the FCC has the authority to impose such a requirement.

     This proceeding could affect the availability and pricing of sites for our antennae and those of our competitors.

COMMUNICATIONS ASSISTANCE FOR LAW ENFORCEMENT ACT

     The Communications Assistance for Law Enforcement Act was enacted in 1994 to preserve electronic surveillance capabilities by law enforcement officials in the face of rapidly changing telecommunications technology. The Communications Assistance Act requires telecommunications carriers, including us, to modify their equipment, facilities, and services to allow for authorized electronic surveillance based on either industry or FCC standards. In 1997, industry standard-setting organizations developed interim standards for wireline, cellular and broadband PCS carriers to comply with the Communications Assistance Act. In August 1999, the FCC supplemented the interim industry standards with additional standards. For interim industry standards, the deadline for compliance is June 30, 2000, and for the additional standards established by the FCC, the deadline is September 30, 2001. Although we will be able to offer traditional electronic surveillance capabilities to law enforcement agencies, we may not meet the compliance deadlines of either June 30, 2000 or September 30, 2001, due to required hardware changes that have not yet been developed and implemented by switch manufacturers. We may be granted extensions for compliance, or we may be subject to penalties if we fail to comply, including being assessed fines or having conditions put on our licenses.

OTHER FEDERAL REGULATIONS

     Wireless systems must comply with certain FCC and FAA regulations regarding the siting, lighting and construction of transmitter towers and antennas. In addition, FCC environmental regulations may cause some cell site locations to become subject to regulation under the National Environmental Policy Act. The FCC is required to implement this Act by requiring carriers to meet land use and radio frequency standards.

REVIEW OF UNIVERSAL SERVICE REQUIREMENTS

     The FCC and the states are required to establish a universal service program to ensure that affordable, quality telecommunications services are available to all Americans. Sprint PCS is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that Sprint PCS' contribution to the federal universal service program is a variable percentage of "end-user telecommunications revenues." Although many states are likely to adopt a similar assessment methodology, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time it is not possible to predict the extent of the Sprint PCS total federal and state universal service assessments or its ability to recover from the universal service fund.

WIRELESS FACILITIES SITING

     States and localities are not permitted to regulate the placement of wireless facilities so as to prohibit the provision of wireless services or to discriminate among providers of such services. In addition, so long as a wireless system complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. The FCC is considering numerous requests for preemption of local actions affecting wireless facilities siting.

STATE REGULATION OF WIRELESS SERVICE

     Section 332 of the Communications Act preempts states from regulating the rates and entry of commercial mobile radio providers, like us. However, states may petition the FCC to regulate such providers and the FCC may grant such petition if the state demonstrates that (1) market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory, or (2) when commercial mobile radio is a replacement for landline telephone service within the state. To date, the FCC has granted no such petition. To the extent we provide fixed wireless service, we may be subject to additional state regulation.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The following summarizes all of the material terms and provisions of our capital stock. We have 210.0 million shares of authorized capital stock, including 125.0 million shares of class A common stock, par value $0.0001 per share, 75.0 million shares of class B common stock, par value $0.0001 per share, and 10 million shares of preferred stock. As of June 30, 2000, there were no shares of class A common stock, 58.5 million shares of class B common stock and no shares of preferred stock issued and outstanding.


COMMON STOCK

     The holders of class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights. The holders of class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights. All shares of class B common stock are convertible into class A common stock at any time, at the election of the holder. In addition, in the event that a holder of class B common stock attempts to transfer such stock in violation of the certificate of incorporation, such class B common stock will automatically convert into class A common stock. We will reserve and keep available out of our authorized but unissued shares of class A common stock the number of shares of class A common stock necessary to effect the conversion of all outstanding shares of class B common stock.

     Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive dividends out of assets legally available therefore as may be declared by the board of directors. Other than the conversion rights of class B common stockholders described above, holders of shares of common stock have no preemptive, conversion, redemption, subscription or similar rights. If we liquidate, dissolve or wind up, the holders of shares of common stock are entitled to share ratably in proportion to the number of shares of common stock held in the assets which are legally available for distribution, if any, remaining after the payment or provisions for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock. A consolidation, merger or reorganization of Horizon PCS with any other corporation, or a sale of all or substantially all of the assets of Horizon PCS is not considered a dissolution, liquidation or winding up of Horizon PCS.


PREFERRED STOCK

     Under our certificate of incorporation, the board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the stockholders. These rights, designations and preferences include:


     - number of shares to be issued;


     - dividend rights;

     - dividend rates;

     - right to convert the preferred shares into a different type of security;

     - voting rights attributable to the preferred shares;

     - right to set aside a certain amount of assets for payment relating to the preferred shares; and

     - prices to be paid upon redemption of the preferred shares or a bankruptcy type event.

     If our board of directors decides to issue any preferred stock, it could have the effect of delaying or preventing another party from taking control of Horizon PCS which could have a depressive effect on the market price of Horizon PCS' common stock. This is because the terms could make it prohibitively expensive for any unwanted third party to make a bid for our shares. In addition, the issue of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. We have no present plans to issue any shares of preferred stock.


SPRINT PCS WARRANTS



     In connection with Sprint PCS' grant to us of our new markets in Pennsylvania, New York, Ohio and New Jersey, we granted warrants to Sprint PCS to acquire 2,510,460 shares of class A common stock at an exercise price equal to the initial public offering price per share. These warrants become exercisable on January 1, 2003. Under the terms of the warrant agreement Sprint PCS is entitled to receive no more than 4.2% and no less than 3.0% of our equity securities outstanding immediately after the offering. The number of shares subject to the warrants will be adjusted if necessary to reflect these limits.



DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS


     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a certain period of time. That period is three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

     Pursuant to our certificate of incorporation, the board of directors is divided into three classes of directors. See "Management -- Board of Directors." Directors within each class are elected to serve three-year terms and approximately one-third of the directors stand for election at each annual meeting of Horizon PCS' stockholders. A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of Horizon PCS by a proxy contest since a third party would be required to have its nominees elected at two separate meetings of the board of directors in order to elect a majority of the members of the board.

     In addition, the certificate of incorporation also provides that Horizon PCS' bylaws may not be amended by the stockholders unless approved by the stockholders by a vote of at least two-thirds of the shares entitled to vote for the election of directors. This supermajority restriction makes it more difficult for stockholders to require the company to amend the bylaws and enhances the board's power with respect to matters of corporate governance that are governed by the bylaws.

     In addition, under our bylaws, special meetings of the stockholders may be called only by Horizon PCS' chairman of the board, by a majority of the directors then in office or by the chief executive officer, president or secretary at the request of a majority of the voting power of the stock outstanding and entitled to vote at the meeting. This provision makes it more difficult for stockholders to require the company to call a special meeting of stockholders to consider any proposed corporate action, including any sale of Horizon PCS even if beneficial to stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is First Union National Bank, Charlotte, North Carolina.

LISTING

     We have applied to list our class A common stock for quotation on the Nasdaq National Market under the symbol "HPCS."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR SECURED CREDIT FACILITY

     COMMITMENT. Our wholly owned subsidiaries, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, entered into a commitment letter with First Union National Bank for a $225.0 million senior secured facility. This facility will constitute senior debt secured by a first priority security interest in substantially all of our assets. The senior secured credit agreement will provide that we and all of our current and future subsidiaries will guarantee this new senior secured facility.

     AMOUNT AND PURPOSE.  The senior secured credit facility provides for a:

     - $75.0 million revolving credit commitment; and

     - $150.0 million term loan commitment to consist of a Term Loan A and Term Loan B in amounts to be determined.

     Provided the facilities referred to above are fully drawn, we may borrow up to an additional $50.0 million upon approval of the lenders so long as:

     - the terms are no more favorable to us than the terms and conditions of the Term Loan B;

     - the additional facility has a final maturity date no earlier than December 31, 2008;

     - each lender under the credit agreement is offered the opportunity (but is not obligated) to issue a commitment for its pro rata share of the additional facility; and

     - the additional facility will constitute obligations under the senior secured loan agreement and will rank pari passu with the other obligations.

     The proceeds of term loan will be used to help finance:

     - the direct cost of the construction and operation of a regional digital wireless telecommunications network on the Sprint PCS system;

     - transaction costs and expenses; and

     - working capital and other general corporate purposes.

     CONDITIONS TO COMMITMENT. First Union's obligation to provide the senior secured credit facility is subject to customary conditions, as well as the determination of First Union that, prior to and during the primary syndication of the credit facility, there will have been no competing issuance of debt (excluding the issuance of high yield indebtedness in an aggregate amount of up to $125.0 million in net proceeds), securities (excluding the initial public offering of our common stock in an aggregate amount of not less than $100.0 million in net proceeds) or commercial bank facilities of Horizon being offered, placed or arranged without the prior written consent of First Union.

     Before or after the closing of the credit facility, First Union will be entitled, after consultation with us, to change the pricing, structure or terms of the credit facility (including the individual amounts of the facility but not the aggregate amount of the credit facility) if First Union determines that these changes are advisable in order to ensure a successful pre-closing or post-closing syndication or an optimal credit structure of the credit facility. This right will continue until the completion of the syndication notwithstanding the termination of the commitment.

     Our ability to draw under the revolving credit and the term loan commitments is conditioned upon the receipt of certain additional financing. Before we can borrow under these lines of credit, we must receive at least $225.0 million in aggregate net proceeds from a combination of an initial public offering, the issuance of high yield or high yield bridge notes and/or a private equity issuance, provided that not less than $100.0 million of the net proceeds shall be received from the issuance of public or private equity, to be contributed to Horizon on or prior to the initial extension of credit under the facility, in each case on terms and conditions satisfactory to the lenders.

     INTEREST.  Interest on the term loans accrues, at our option, either at:

     - a rate based on London Interbank Offered Rate (LIBOR); or

     - an alternative base rate, which is the greatest of the prime rate as specified in the senior secured credit facility, or the federal funds rate plus 1/2%, plus the following margin percentages:

                                                    LIBOR BASED   ALTERNATE BASE RATE
                                                       LOANS             LOANS
                                                    -----------   -------------------
Term loan A.......................................     3.50%             2.50%
Term loan B.......................................     4.00%             3.00%
Revolving credit loans............................     3.50%             2.50%

     After we demonstrate positive earnings before interest, taxes, depreciation, amortization and other adjustments for two consecutive fiscal quarters, the margin percentage will be reduced to vary between 1.00% and 3.00% for alternate base rate loans and 2.00% and 4.00% for LIBOR-based loans depending on our ratio of debt to earnings before interest, taxes, depreciation, amortization plus other adjustments.


     Interest on any overdue amounts accrues at a rate per annum equal to 2.0% above the rate otherwise applicable.


     COMMITMENT FEES. The senior secured credit facility requires us to pay a quarterly commitment fee for the unused portion of the facility. The commitment fee varies between an annual rate of 0.75% and 1.375% of the unused commitments. We are also required to pay a separate agent's fee to the administrative agent.

     PAYMENT. We must repay the term loans and the revolving credit loans, and the loan commitments will be reduced, in an aggregate amount equal to:

     - 50.0% of excess cash flow in each fiscal year beginning in 2003;

     - 100.0% of the net proceeds of asset sales other than in the ordinary course of business, except to the extent not otherwise reinvested in telecommunications assets;

     - 100.0% of the net cash proceeds of debt issuances except high yield notes up to proceeds of $125.0 million;

     - 50.0% of the net cash proceeds of specified issuances of equity securities, other than proceeds from this offering and other than proceeds used to acquire additional telecommunications assets within 18 months of the receipt of the proceeds; and

     - 100.0% of insurance proceeds not reinvested within 180 days.

     The senior secured credit facility will mature on the eighth anniversary of the closing. Generally, amounts repaid under the revolving credit facility may be re-borrowed until its termination.

     COLLATERAL AND GUARANTORS. The senior secured credit facility will be collateralized by a perfected security interest in substantially all of our tangible and intangible assets, including an assignment of our affiliate agreements with Sprint PCS and a pledge of all of the capital stock of our subsidiaries, but excluding the shares of Horizon Telcom stock which we own.

     COVENANTS AND EVENTS OF DEFAULT. The senior secured credit facility will contain customary covenants, including covenants limiting indebtedness, dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments, and the acquisition and disposition of assets. The senior secured credit facility also will require that we comply with specified financial covenants, including interest coverage ratios, fixed charge coverage ratios and total and senior indebtedness to total capital ratios. We must also comply with other specified covenants including coverage of a specified percentage of the population in our market areas and maintenance of a minimum number of subscribers. Our senior secured credit facility provides for customary events of default, including judgment defaults and events of bankruptcy. Upon the occurrence of an event of default, our lenders may declare our obligations due and payable.

     DIVIDENDS AND DISTRIBUTIONS. We expect that the $225.0 million senior secured credit facility will, subject to certain conditions, restrict our ability to pay dividends and make other cash distributions.

     CONSENT AND AGREEMENT. We anticipate that Sprint PCS will enter into a consent and agreement for the benefit of the senior secured lenders. The terms of such consent and agreement are still being negotiated.

SENIOR DISCOUNT NOTES


     Concurrently with this offering of our common stock, we are offering $225.0
million aggregate principal amount at maturity of      % senior discount notes
maturing in 2010. No cash interest payments will be made on the senior discount
notes prior to                      . The aggregate accreted value of the senior
discount notes will increase from approximately $     million at issuance at a
rate of      % per annum to a final accreted value equal to their aggregate
principal amount of $     million on                      . Accretion will be
computed on a basis of a 360-day year of twelve 30-day months, compounded
semi-annually. Commencing             , cash interest will be payable to holders
of the senior discount notes at a rate of      % per annum, semi-annually in
arrears on each                      and                      . The cash
interest, computed on a basis of a 360-day year of twelve 30-day months, will accrue from the most recent interest payment date or, if no interest has been
paid or duly provided for, from                      . The senior discount notes
are not subject to any sinking fund.



     The senior discount notes will be guaranteed by our existing subsidiaries, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, and will be guaranteed by all of our future domestic restricted subsidiaries. The guarantees will be general unsecured obligations. Each guarantor will unconditionally guarantee, jointly and severally, on a senior subordinated basis, the full and punctual payment of principal of, and premium and liquidated damages, if any, and interest on the senior discount notes when due. All of our current subsidiaries are guarantors. If we create or acquire unrestricted subsidiaries and foreign restricted subsidiaries, such subsidiaries need not be guarantors. The ability of holders of our senior discount notes to receive payment on the guarantees will be subordinated in right of payment to all senior debt, including all obligations under our new senior secured credit facility.


     Holders of the senior discount notes will have the right to require us to repurchase all or part of the senior discount notes at a premium upon the occurrence of events constituting a change in control of Horizon. Any such repurchases would be for cash at an aggregate price of 101% of the accreted value of the senior discount notes to be repurchased, if the repurchase were
prior to                      or, if the repurchase were on or after
                     , at an aggregate price of

101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon. Under the indenture governing the senior discount notes, a change of control includes:

     - sale or other disposition of substantially all of our and our subsidiaries' assets;

     - our adoption of a plan of liquidation or dissolution;

     - consummation of a transaction in which any person or group, other than certain current stockholders or their affiliates, become the beneficial owner of more than 50% of our voting stock;

     - continuing directors ceasing to comprise a majority of our board of directors; and

     - a merger or consolidation of Horizon in which our voting stock is converted into or exchanged for cash, securities or other property, unless our voting stock is converted into or exchanged for a majority of the outstanding shares of one of the other parties to the merger or consolidation.

     We will have the right to redeem all or part of the senior discount notes
on or after                      at redemption prices beginning at      % in
     and decreasing gradually to 100% in      and thereafter, in each case
together with accrued and unpaid interest, if any. During the first 36 months after the senior discount notes offering, we may use the net proceeds from an equity offering to redeem up to 35% of the accreted value of the senior discount
notes originally issued at a redemption price of      % of the accreted value,
provided that at least 65% of the accreted value of the senior discount notes originally issued remains outstanding immediately after the redemption.

     The indenture governing the senior discount notes will contain covenants that, among other things, will limit our ability and the ability of our subsidiary and future subsidiaries to:

     - pay dividends, redeem capital stock or make other restricted payments or investments;

     - incur additional indebtedness or issue preferred stock;

     - create liens on assets;

     - merge, consolidate or dispose of assets;

     - dispose of less than all of the equity in a wholly owned subsidiary;

     - engage in any business other than PCS telecommunications and related or ancillary businesses;

     - enter into transactions with affiliates; and

     - enter into sale and leaseback transactions.

     Events of default under the senior discount notes include, among other things:

     - default in the payment when due of interest on the senior discount notes;

     - default in payment when due of the principal of or premium, if any, on the senior discount notes;

     - our failure, or the failure of any of our subsidiaries, to comply with provisions of the senior discount notes indenture relating to change of control and with limitations on asset sales;

     - our failure, or the failure of any of our subsidiaries, to comply with any other provisions of the indenture or the pledge agreement relating to the senior discount notes;

     - our default, or default by any of our subsidiaries, with respect to other
       debt of $       million or more, which default either is caused by
       failure to pay the principal or premium thereof or results in acceleration of the other debt;

     - our failure, or failure of any of our subsidiaries, to pay within 60 days
       a final judgment exceeding $       million;

     - a judicial determination rendering any of the guarantees unenforceable or a guarantor's denial or disaffirmance of its obligations under the guarantee;

     - bankruptcy or insolvency of Horizon or any of our subsidiaries; and

     - the occurrence of any event that causes, subject to any applicable grace period, an event of termination under the Sprint PCS Agreements.

     In the case of an event of default arising from certain events of bankruptcy or insolvency, all outstanding senior discount notes would become due and payable immediately. If any other event of default occurs and is continuing, the trustee for the senior subordinated discount note holders or the holders of at least 25% in accreted value or principal amount, as the case may be, of the then outstanding senior discount notes may declare the notes to be due and payable immediately.

     We are required, under the terms of a registration rights agreement, to:

     - file an exchange offer registration statement on or before covering the exchange of the senior discount notes for registered notes;

     - use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before
            ,  ;

     - use our best efforts to cause the exchange after registration statement to be effective continuously;

     - keep the exchange offer open for a period of not less than      business
       days; and

     - cause the exchange offer to be consummated no later than the business day after it is declared effective.

     We may also be required to file a shelf registration statement to register for public resale the notes held by any holder who may not otherwise participate in the exchange offer.

     If we fail to file the exchange offer or shelf registration statement, or fail to cause the exchange offer or shelf registration to become effective, or fail to consummate the exchange offer as specified above, a registration default shall be deemed to have occurred and we will be required to pay liquidated damages to each holder of the senior discount notes.

THE RURAL TELEPHONE FINANCE COOPERATIVE FACILITIES


     Currently, we have four separate loan agreements with the RTFC providing an aggregate total borrowing capacity of $104.5 million. As of June 30, 2000, we had borrowed $32.1 million and at closing expect to have borrowed approximately $60.0 million. Interest on our borrowings is selected at our option as fixed or variable on each advance. The loans are secured by liens on the equipment located in our markets, collateral assignments of our SBA cell site agreements, and the pledge of Horizon Personal Communications stock and the ownership interests in Bright PCS. All of our existing RTFC loans will be repaid at the closing of the offering with proceeds from our new senior secured credit facility.


SHORT-TERM CONVERTIBLE NOTE

     AMOUNT AND PURPOSE. On February 15, 2000, we entered into a one-year term unsecured loan in the amount of $13.0 million with First Union Investors, Inc., an affiliate of one of our underwriters. The proceeds of this loan were used to acquire 19.78% of the outstanding capital stock of Horizon Telcom.

     PAYMENT. The loan term is one year, with quarterly installments of interest being payable until maturity.

     INTEREST.  The interest rate is fixed at 13% per annum.

     CONVERSION. Upon the consummation of this offering, First Union will convert 100% of the then outstanding principal and accrued but unpaid interest into shares of our class A common stock at a conversion price equal to the initial public offering price per share.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for the class A common stock. Future sales of substantial amounts of class A common stock in the public market could adversely affect market prices of the class A common stock prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after the consummation of our concurrent offerings due to certain contractual and legal restrictions on resale, as described below, sales of substantial amounts of class A common stock in the public market after the restrictions lapse could adversely affect the prevailing market price of the common stock and our ability to raise equity capital in the future.

     Upon completion of our offering, we will have outstanding an aggregate of 10,804,917 shares of class A common stock, assuming no exercise of the underwriters' over-allotment option. Shares of class B common stock, however, are convertible for shares of class A common stock on a share-for-share basis at the election of the holder. Of the shares of class A common stock expected to be outstanding after this offering, plus any additional shares sold upon exercise of the Underwriters' overallotment option, all of the shares sold in this offering will be freely transferable without restriction under the Securities Act. All shares of our class A common stock held by our affiliates are control securities. The shares of our class A common stock issuable upon conversion of the class B common stock and all of the outstanding shares of our class B common stock owned by Horizon Telcom also will be "restricted shares," as that term is defined in Rule 144 of the Securities Act. Restricted and control securities may not be sold in the public market unless they qualify for an exemption from registration under Rule 144 or Rule 701 or another exemption under the Securities Act.

SALES OF RESTRICTED SHARES; OPTIONS; WARRANTS

     All of the shares of common stock sold in the common stock offering will be freely tradable under the Securities Act, unless purchased by our "affiliates," as the Securities Act defines that term. In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an affiliate, who has beneficially owned restricted stock for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

     - 1% of the then outstanding shares of common stock, or

     - the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed.

     In addition, under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares of restricted stock for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one and two year holding periods described above, a holder of restricted stock can include the holding periods of a prior owner who was not an affiliate.

     Additional shares of common stock are available for future grants under our stock option plan. See "Management -- 2000 Stock Option Plan." We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issuable pursuant to our stock option plans that do not qualify for an exemption under Rule 701 from the registration requirements of the Securities Act. We expect to file these registration statements as soon as practicable following the closing of our concurrent offerings, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets subject to the lock-up agreements, to the extent applicable.


     In connection with Sprint PCS' grant to us of our new markets in Pennsylvania, New York, Ohio and New Jersey, we granted warrants to Sprint PCS to acquire 2,510,460 shares of class A common stock at an exercise price equal to the initial public offering price per share. These warrants become exercisable on January 1, 2003. Under the terms of the warrant agreement Sprint PCS is entitled to receive no more than 4.2% and no less than 3.0% of our equity securities outstanding immediately after the offering. The number of shares subject to the warrants will be adjusted if necessary to reflect these limits.


LOCK-UP AGREEMENTS

     We and Horizon Telcom, First Union, Sprint PCS, the former owners of Bright PCS, members of our senior management and our directors have agreed, pursuant to lock-up agreements that, during the period beginning from the date of this prospectus and continuing and including the date 180 days after the date of this prospectus, they will not, directly or indirectly offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of any shares of common stock, including but not limited to any common stock or securities convertible into or exercisable or exchangeable for common stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the Securities and Exchange Commission or enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock, or make any demand for, or exercise and right with respect to, the registration of common stock or any securities convertible into or exercisable or exchangeable for common stock, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     Following the 180 day lock-up period, 60,803,476 shares of class A common stock will become eligible for sale, subject to compliance with Rule 144 of the Securities Act as described above. The outstanding shares of class B common stock could be converted into class A common stock and would, upon such conversion, also be eligible for sale subject to compliance to Rule 144, including holding period requirements and volume and other restrictions under federal securities laws.

REGISTRATION RIGHTS

     At the completion of our offering, Sprint PCS and the former owners of Bright PCS will be entitled to several types of registration rights with respect to the shares which they own or which are issued upon exercise of warrants as provided under the terms of registration rights agreements. These agreements provide for demand registration rights and, subject to a number of limitations, for inclusion of the shares on future registration statements that we file. Registration of shares of class A common stock pursuant to these registration rights agreements will result in those shares becoming freely tradable without restriction under the Securities Act. We will bear registration expenses incurred in connection with the above registrations except that, in some circumstances, Sprint PCS and the former owners of Bright PCS will bear the registration expenses if the registration statement does not become effective as a result of the withdrawal of the request for registration by Sprint PCS or the former owners of Bright PCS.

                    U.S. FEDERAL TAX CONSEQUENCES OF HOLDING
                      OUR COMMON STOCK TO NON-U.S. HOLDERS

     This is a general discussion of certain United States federal tax consequences of the acquisition, ownership, and disposition of our common stock by a holder that, for U.S. federal income tax purposes, is not a U.S. person as defined below. A holder of our common stock who is not a U.S. person is a non-U.S. holder. We assume in this discussion unless otherwise indicated that you will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). We do not discuss all aspects of U.S. federal taxation that may be important to you in light of your individual investment circumstances, such as special tax rules that would apply to you, for example, if you are a dealer in securities, financial institution, bank, insurance company, tax-exempt organization, partnership or owner of more than 5% of our common stock. Our discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or to changes, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS with respect to the tax consequences discussed in this prospectus, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any such position taken by the IRS would not be sustained. We urge you to consult your tax advisor about the U.S. federal tax consequences of acquiring, holding, and disposing of our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

     For purposes of this discussion, a U.S. person means any one of the following:

     - a citizen or resident of the U.S.;

     - a corporation, partnership, or other entity created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S.;

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust, the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

DIVIDENDS

     Dividends paid to a non-U.S. holder out of our earnings and profits will generally be subject to withholding of U.S. federal income tax at the rate of 30%. If, however, the dividend is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder, the dividend will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders under certain circumstances, the branch profits tax. Non-U.S. holders should consult any applicable income tax treaties that may provide for a reduction of, or exemption from withholding taxes. For purposes of determining whether tax is to be withheld at a reduced rate as specified by a treaty, we generally will presume that dividends we pay on or before December 31, 2000, to an address in a foreign country are paid to a resident of that country.

     Under recently finalized U.S. Treasury Department regulations, which in general apply to dividends that we pay after December 31, 2000, to obtain a reduced rate of withholding under a treaty, a non-U.S. holder generally will be required to provide certification as to that non-U.S. holder's entitlement to treaty benefits. These regulations also provide special rules to determine whether, for purposes of applying a treaty, dividends that we pay to a non-U.S. holder that is an entity should be treated as paid to holders of interests in that entity.

GAIN ON DISPOSITION

     A non-U.S. holder will generally not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless any one of the following is true:

     - the gain is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder;

     - the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 or more days in the taxable year of the disposition and certain other requirements are met;

     - the non-U.S. holder is subject to tax pursuant to provisions of the U.S. federal income tax law applicable to certain U.S. expatriates; and

     - we are or have been during certain periods a "United States real property holding corporation" for U.S. federal income tax purposes.

     If we are or have been a United States real property holding corporation, a non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our common stock provided that:

     - the non-U.S. holder does not hold, and has not held during certain periods, directly or indirectly, more than 5% of our outstanding common stock; and

     - our common stock is and continues to be traded on an established securities market for U.S. federal income tax purposes.

     We believe that our common stock will be traded on an established securities market for this purpose in any quarter during which it is listed on the Nasdaq National Market.

     If we are or have been during certain periods a U.S. real property holding corporation and the above exception does not apply, a non-U.S. holder will be subject to U.S. federal income tax with respect to gain realized on any sale or other disposition of our common stock as well as to a withholding tax, generally at a rate of 10% of the proceeds. Any amount withheld pursuant to a withholding tax will be creditable against a non-U.S. holder's U.S. federal income tax liability.

     Gain that is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders under certain circumstances, the branch profits tax, but will generally not be subject to withholding. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

UNITED STATES FEDERAL ESTATE TAXES

     Our common stock that is owned or treated as owned by an individual who is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, on the date of that person's death will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends that we paid to a holder, and the amount of tax that we withheld on those dividends. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides.

     Under current U.S. Treasury Department regulations, U.S. information reporting requirements and backup withholding tax will generally not apply to dividends that we pay on our common stock to a non-U.S. holder at an address outside the U.S. Payments of the proceeds of a sale or other taxable disposition of our common stock by a U.S. office of a broker are subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements, but not backup withholding tax, will also apply to payments of the proceeds of a sale or other taxable disposition of our common stock by foreign offices of U.S. brokers or foreign brokers with certain types of relationships to the U.S., unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met or the holder otherwise established an exemption.

     Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability if certain required information is furnished to the IRS.

     The U.S. Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, those regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 2000, subject to transition rules.

                                  UNDERWRITING

     We and the underwriters named below have entered into an underwriting agreement covering the common stock to be offered in this offering. Donaldson, Lufkin & Jenrette Securities Corporation, First Union Securities, Inc., The Robinson-Humphrey Company, LLC and DLJdirect Inc. are acting as representatives of the underwriters. Each underwriter has agreed to purchase the number of shares of class A common stock set forth opposite its name in the following table.

UNDERWRITERS                                              NUMBER OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.....
First Union Securities, Inc. ...........................
The Robinson-Humphrey Company, LLC......................
DLJdirect Inc. .........................................
                                                             ----------
     Total..............................................      9,650,000
                                                             ==========

     The underwriting agreement provides that if the underwriters take any of the shares set forth in the table above, then they must take all of these shares. No underwriter is obligated to take any shares allocated to a defaulting underwriter except under limited circumstances.

     The underwriters are offering the shares of class A common stock, subject to the prior sale of such shares, and when, as and if such shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the initial public offering price set forth on the cover page of this prospectus. The underwriters may also sell shares to securities dealers at
a discount of up to $     per share from the initial public offering price. Any
such securities dealers may resell shares to certain other brokers or dealers at
a further discount of up to $     per share. After the initial public offering,
the underwriters may change the public offering price and other selling terms. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have the option to buy up to an additional 1,447,500 shares of class A common stock from us to cover such sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as set forth in the table above.


     An electronic prospectus will be available on the web site maintained by DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. No other information on this web site is part of this prospectus. DLJdirect Inc. may be liable for the information on the web site to the same extent as it may be liable for the information contained in this prospectus.


     The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                           PAID BY US
                                                  ----------------------------
                                                  NO EXERCISE    FULL EXERCISE
Per share.......................................
Total...........................................

     We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be $1.0 million.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     At our request, the underwriters have reserved shares of common stock for sale at the initial public offering price to our directors, officers, and employees who have expressed an interest in participating in the offering. We expect these persons to purchase no more than 5% of the class A common stock offered in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. The underwriters will offer unpurchased reserved shares to the general public on the same basis as the other offered shares.

     We and Horizon Telcom, First Union, Sprint PCS, the former owners of Bright PCS, members of our senior management and directors have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, do either of the following:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.


     In addition, during such period, except for the registration of shares underlying options in our stock option plan we have also agreed not to file any registration statement with respect to, and each of our executive officers and directors and several of our stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.


     Either of the foregoing transaction restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of common stock or such other securities, in cash or otherwise. Further, the shares of common stock underlying the warrants issued in the units offering will become freely tradable no later than 180 days after the closing of the units offering.

     We have applied to list our class A common stock for quotation on the Nasdaq National Market under the symbol "HPCS." In order to meet the requirements for listing the common stock on the Nasdaq National Market, the underwriters have undertaken to sell lots of 100 to a minimum of 400 beneficial owners.

     Other than in the United States, no action has been taken by Horizon PCS or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

     We expect that delivery of the shares will be made to investors on or about
             , 2000.

     In connection with this offering, certain underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may create a syndicate short position by making short sales of our common stock and may purchase shares of our common stock on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales can be either "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. "Naked" short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. The underwriting syndicate may reclaim selling concessions if the syndicate repurchases previously distributed shares in syndicate covering transactions, in stabilization transactions or in some other way or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates clients of such syndicate members have "flipped" the shares. These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time.

PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for our class A common stock. Consequently, the initial public offering price for our class A common stock was determined by negotiation among us and the representatives of the underwriters. Among the factors considered in determining the public offering price were:

     - prevailing market conditions;

     - our results of operations in recent periods;

     - the present stage of our development;

     - the market capitalization and stages of development of other companies which the representatives of the underwriters believe to be comparable to us; and

     - estimates of our business potential.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the shares of common stock offered hereby will be passed upon for Horizon PCS by Arnall Golden & Gregory, LLP, Atlanta, Georgia and for the underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

                                    EXPERTS

     The financial statements and schedule of Horizon PCS, Inc. as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, included in this prospectus and elsewhere in this registration statement, have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Bright Personal Communications Services, LLC as of December 31, 1999 and for the period from inception (October 12, 1999) to December 31, 1999, included in this prospectus and elsewhere in this registration statement, have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to our offerings of class A common stock. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and our securities, see the registration statement and its exhibits. This prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the registration statement required to be disclosed. However, as the descriptions are summaries of the contracts, reports or exhibits, we urge you to refer to the copy of each material contract, report and exhibit attached to the registration statement. Copies of the registration statement, including exhibits, may be examined without charge in the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60601, and 7 World Trade Center, 13th Floor, New York, NY 10048 or on the Internet at http://www.sec.gov. You can get information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees.

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will be required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
HORIZON PCS, INC.
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheets as of December 31, 1999 and
     1998...................................................   F-3
  Consolidated Statements of Income for the Years Ended
     December 31, 1999, 1998 and 1997.......................   F-4
  Consolidated Statements of Changes in Stockholder's Equity
     for the Years Ended December 31, 1999, 1998 and 1997...   F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1999, 1998 and 1997.......................   F-6
  Notes to Consolidated Financial Statements, December 31,
     1999 and 1998 and for Each of the Three Years in the
     Period Ended December 31, 1999.........................   F-8
  Financial Statement Schedule -- Valuation and Qualifying
     Accounts for the Years Ended December 31, 1999, 1998
     and 1997...............................................  F-24
  Condensed Consolidated Balance Sheets as of June 30, 2000
     (unaudited) and December 31, 1999......................  F-25
  Condensed Consolidated Statements of Income for the Six
     Months Ended June 30, 2000 and 1999 (Unaudited)........  F-26
  Condensed Consolidated Statements of Cash Flows for the
     Six Months Ended June 30, 2000 and 1999 (Unaudited)....  F-27
  Notes to Interim Condensed Consolidated Financial
     Statements June 30, 2000 (Unaudited)...................  F-28
BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
  (A DEVELOPMENT-STAGE COMPANY)
  Report of Independent Public Accountants..................  F-34
  Balance Sheet as of December 31, 1999.....................  F-35
  Statement of Income for the Period from Inception (October
     12, 1999) to December 31, 1999.........................  F-36
  Statement of Members' Capital for the Period from
     Inception (October 12, 1999) to December 31, 1999......  F-37
  Statement of Cash Flows for the Period from Inception
     (October 12, 1999) to December 31, 1999................  F-38
  Notes to Financial Statements December 31, 1999...........  F-39
  Condensed Balance Sheets as of March 31, 2000 (unaudited)
     and December 31, 1999..................................  F-43
  Condensed Statement of Income for the Three Months Ended
     March 31, 2000 and for the Period from Inception
     (October 12, 1999) to March 31, 2000 (Unaudited).......  F-44
  Condensed Statement of Members' Capital for the Period
     from Inception (October 12, 1999) to March 31, 2000
     (Unaudited)............................................  F-45
  Condensed Statement of Cash Flows for the Three Months
     Ended March 31, 2000 and for the Period from Inception
     (October 12, 1999) to March 31, 2000 (Unaudited).......  F-46
  Notes to Interim Condensed Financial Statements March 31,
     2000 (Unaudited).......................................  F-47
HORIZON PCS, INC.
  Pro Forma Financial Statements............................   P-1
  Pro Forma Balance Sheet as of June 30, 2000...............   P-2
  Pro Forma Statement of Income for the Year Ended December
     31, 1999...............................................   P-3
  Pro Forma Statement of Income for the Six Months Ended
     June 30, 2000..........................................   P-4
  Footnotes to Pro Forma Financial Statements...............   P-5

     After the stock dividend discussed in Note 1 to Horizon PCS, Inc.'s consolidated financial statements is effected, we expect to be in a position to render the following audit report.

                                          ARTHUR ANDERSEN LLP

Columbus, Ohio,
  March 4, 2000 (except with respect to the matters discussed in Note 15, as to which the date is

  March 31, 2000, the matter discussed in Note 4 as to which the date is May 31, 2000, and the matters discussed in Note 1


  as to which the date is September   , 2000)


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of HORIZON PCS, INC. AND SUBSIDIARY:

     We have audited the accompanying consolidated balance sheets of HORIZON PCS, INC. (a Delaware corporation) AND SUBSIDIARY as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Horizon PCS, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                               HORIZON PCS, INC.

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1999 AND 1998


                                                                 1999           1998
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   146,806    $    26,515
  Accounts receivable -- subscriber, less allowance for
    doubtful accounts of $370,700 in 1999 and $33,200 in
    1998....................................................      416,131        291,734
  Accounts receivable -- other..............................      110,455         20,524
  Receivable from Parent....................................    2,630,335      6,435,432
  Equipment inventory.......................................    2,137,337        884,129
  Prepaid expenses and other................................       46,103          6,687
                                                              -----------    -----------
         Total current assets...............................    5,487,167      7,665,021
                                                              -----------    -----------
DEFERRED CHARGES AND OTHER ASSETS:
  Unamortized debt expense..................................       34,944         39,656
  Investments...............................................    4,295,041      1,101,831
  Personal Communications Services Licenses.................       69,336         80,892
  Prepaid and deferred charges..............................       98,035         95,310
                                                              -----------    -----------
         Total deferred charges and other assets............    4,497,356      1,317,689
                                                              -----------    -----------
PROPERTY AND EQUIPMENT:
  In service................................................   27,904,046     20,026,359
  Less- Accumulated depreciation............................   (5,060,242)    (2,454,791)
                                                              -----------    -----------
         Property and equipment in service, net.............   22,843,804     17,571,568
  Construction work in progress.............................       50,429        308,103
                                                              -----------    -----------
         Total property and equipment, net..................   22,894,233     17,879,671
                                                              -----------    -----------
         Total assets.......................................  $32,878,756    $26,862,381
                                                              ===========    ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Notes payable.............................................  $ 1,032,000    $        --
  Accounts payable..........................................    1,063,416        811,404
  Accrued liabilities.......................................    2,616,224      1,160,487
  Accrued taxes.............................................      561,901        392,452
  Accrued interest..........................................           --          5,185
  Payable to Parent.........................................    4,355,292             --
                                                              -----------    -----------
         Total current liabilities..........................    9,628,833      2,369,528
                                                              -----------    -----------
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES:
  Deferred Federal income taxes, net........................           --        739,016
  Postretirement benefit obligation.........................      713,074        541,053
  Long-term debt............................................   23,557,965     21,180,442
  Payable to affiliates.....................................    1,142,173         89,727
                                                              -----------    -----------
         Total deferred credits and other long-term
          liabilities.......................................   25,413,212     22,550,238
                                                              -----------    -----------
         Total liabilities..................................   35,042,045     24,919,766
                                                              -----------    -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Preferred stock, 10,000,000 shares authorized, none issued
    or outstanding, at $0.0001 par value....................           --             --
  Common stock -- class A, 125,000,000 shares authorized,
    none issued or outstanding, at $0.0001 par value........           --             --
  Common stock -- class B, 75,000,000 shares authorized,
    53,806,200 issued and outstanding, at $0.0001 par
    value...................................................        5,381          5,381
  Additional paid-in capital................................   20,112,589     13,550,822
  Retained deficit..........................................  (22,281,259)   (11,613,588)
                                                              -----------    -----------
         Total stockholder's equity.........................   (2,163,289)     1,942,615
                                                              -----------    -----------
         Total liabilities and stockholder's equity.........  $32,878,756    $26,862,381
                                                              ===========    ===========


The accompanying notes are an integral part of these consolidated balance sheets.

                               HORIZON PCS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                        1999            1998           1997
OPERATING REVENUES:
  Service revenues................................  $  3,902,789    $    459,065    $    26,229
  Equipment revenues..............................       600,451         308,933        137,926
                                                    ------------    ------------    -----------
          Total operating revenues................     4,503,240         767,998        164,155
                                                    ------------    ------------    -----------
OPERATING EXPENSES:
  Cost of services................................     7,045,361       3,911,584        518,690
  Cost of equipment...............................     2,695,909         993,994        422,393
  Selling, general, and administrative expenses
     (exclusive of non-cash compensation expense
     shown below).................................     7,922,090       3,770,001      2,499,844
  Non-cash compensation expense...................       291,345              --             --
  Depreciation and amortization...................     2,684,644       1,748,209        419,463
                                                    ------------    ------------    -----------
          Total operating expenses................    20,639,349      10,423,788      3,860,390
                                                    ------------    ------------    -----------
OPERATING LOSS....................................   (16,136,109)     (9,655,790)    (3,696,235)
                                                    ------------    ------------    -----------
OTHER INCOME (EXPENSE):
  Loss on disposition on Personal Communication
     Licenses (Note 2)............................            --      (1,716,535)            --
  Gain on sale of PCS assets (Note 8).............     1,387,718              --             --
  Other income, net...............................        52,421          26,761         99,904
                                                    ------------    ------------    -----------
          Total other income (expense), net.......     1,440,139      (1,689,774)        99,904
                                                    ------------    ------------    -----------
INTEREST EXPENSE, NET.............................    (1,529,157)       (838,095)      (264,023)
                                                    ------------    ------------    -----------
LOSS ON CONTINUING OPERATIONS BEFORE INCOME TAX
  BENEFIT.........................................   (16,225,127)    (12,183,659)    (3,860,354)
                                                    ------------    ------------    -----------
INCOME TAX BENEFIT................................    (5,275,125)     (4,145,365)    (1,307,936)
                                                    ------------    ------------    -----------
LOSS ON CONTINUING OPERATIONS.....................   (10,950,002)     (8,038,294)    (2,552,418)
                                                    ------------    ------------    -----------
DISCONTINUED OPERATIONS
  Income (loss) from discontinued operations, net
     of tax expense (benefit) of $145,444, $27,111
     and $(250,835) for 1999, 1998 and 1997,
     respectively.................................       282,331          52,624       (486,915)
                                                    ------------    ------------    -----------
NET LOSS..........................................  $(10,667,671)   $ (7,985,670)   $(3,039,333)
                                                    ============    ============    ===========
Basic and diluted loss per share from continuing
  operations......................................  $      (0.20)   $      (0.15)   $     (0.05)
Basic and diluted loss per share from discontinued
  operations......................................          0.00            0.00          (0.01)
                                                    ------------    ------------    -----------
Basic and diluted loss per share..................  $      (0.20)   $      (0.15)   $     (0.06)
                                                    ============    ============    ===========
Weighted average shares outstanding...............    53,806,200      53,806,200     53,806,200
                                                    ============    ============    ===========


The accompanying notes are an integral part of these consolidated financial statements.

                               HORIZON PCS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                       CLASS A   CLASS B    ADDITIONAL                        TOTAL
                           PREFERRED   COMMON    COMMON       PAID-IN        RETAINED     SHAREHOLDER'S
                             STOCK      STOCK     STOCK       CAPITAL        DEFICIT         EQUITY
Balance, December 31,
  1996...................     $--        $--     $5,381    $     640,867   $   (588,585)  $     57,663
  Equity contribution....      --         --         --        7,215,984             --      7,215,984
  Net loss...............      --         --         --               --     (3,039,333)    (3,039,333)
                               --         --     ------    -------------   ------------   ------------
Balance, December 31,
  1997...................      --         --      5,381        7,856,851     (3,627,918)     4,234,314
  Equity contribution....      --         --         --        5,693,971             --      5,693,971
  Net loss...............      --         --         --               --     (7,985,670)    (7,985,670)
                               --         --     ------    -------------   ------------   ------------
Balance, December 31,
  1998...................      --         --      5,381       13,550,822    (11,613,588)     1,942,615
  Equity contribution....      --         --         --        6,270,422             --      6,270,422
  Stock option
     compensation
     expense.............      --         --         --          291,345             --        291,345
  Net loss...............      --         --         --               --    (10,667,671)   (10,667,671)
                               --         --     ------    -------------   ------------   ------------
Balance, December 31,
  1999...................     $--        $--     $5,381    $  20,112,589   $(22,281,259)  $ (2,163,289)
                               ==         ==     ======    =============   ============   ============


The accompanying notes are an integral part of these consolidated financial statements.

                               HORIZON PCS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                              1999           1998           1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................................  $(10,667,671)   $(7,985,670)   $(3,039,333)
                                                          ------------    -----------    -----------
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization.......................     2,911,258      1,929,650        546,895
    Deferred Federal income taxes.......................      (739,016)       202,914        875,249
    Non-cash compensation expense.......................       291,345             --             --
    Loss on disposition of Personal Communications
       Licenses.........................................            --      1,716,535             --
    Gain on sale of PCS assets..........................    (1,387,718)            --             --
    (Gain)/Loss on disposal of fixed assets.............        (1,470)       114,907             --
    Uncollectible operating revenues....................       487,595         38,423          3,450
    (Increase) decrease in certain assets:
       Accounts receivable..............................      (701,923)       (52,254)       397,648
       Equipment Inventory..............................    (1,253,208)      (884,129)        70,730
       Prepaid expense and other........................       (39,416)         3,000          3,000
    Increase (decrease) in certain liabilities:
       Accounts payable and accrued liabilities.........     1,707,749     (8,726,707)     9,799,334
       Accrued taxes....................................       169,449        241,735         60,731
       Accrued interest.................................        (5,185)       (53,823)       531,070
       Postretirement benefit obligation................       172,021        117,024        117,026
    Change in intercompany payable (receivable).........     4,857,543        898,771     (4,185,497)
    Change in other assets and liabilities, net.........        11,261        442,601       (642,863)
                                                          ------------    -----------    -----------
         Total adjustments..............................     6,480,285     (4,011,353)     7,576,773
                                                          ------------    -----------    -----------
         Net cash used in operating activities..........    (4,187,386)   (11,997,023)     4,537,440
                                                          ------------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net.............................    (6,253,133)    (7,823,722)   (15,187,213)
  Proceeds from the sale of fixed assets................     4,800,000             --             --
  Investment in joint venture...........................    (2,068,000)            --             --
                                                          ------------    -----------    -----------
         Net cash used in investing activities..........    (3,521,133)    (7,823,722)   (15,187,213)
                                                          ------------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Notes payable -- borrowings...........................     2,258,646     13,953,712      6,495,629
  Capital contributions.................................     3,742,647      5,693,971      7,215,984
  Intercompany advances (repayments)....................     1,827,517             --    (13,994,020)
                                                          ------------    -----------    -----------
         Net cash provided by financing activities......     7,828,810     19,647,683       (282,407)
                                                          ------------    -----------    -----------
NET INCREASE/(DECREASE) IN CASH AND
  CASH EQUIVALENTS......................................       120,291       (173,062)   (10,932,180)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR............        26,515        199,577     11,131,757
                                                          ------------    -----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR..................  $    146,806    $    26,515    $   199,577
                                                          ============    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest, net of amounts capitalized..................  $  1,529,631    $   832,910    $        --
  Income taxes..........................................            --             --      2,415,985

                               HORIZON PCS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                  (CONTINUED)

NONCASH TRANSACTIONS:

During 1999 and 1998, the Company incurred approximately $118,900 and $731,000, respectively, of additional debt related to the purchase of Rural Telephone Finance Cooperative subordinated capital certificates (see Note 6).

During 1999, the Company received approximately $2,528,000 of net property from Horizon Telcom, Inc. which was recorded as a capital contribution.

During 1999, the Company had outstanding notes payable totaling $1,032,000 related to the investment in joint venture.

During 1998, the Company returned the majority of its personal communications licenses to the FCC which eliminated the associated debt of approximately $10,116,000 (see Note 2).

The accompanying notes are an integral part of these financial statements.

                               HORIZON PCS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1999 AND 1998 AND FOR
         EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1999

(1) REORGANIZATION


     On April 26, 2000, Horizon Telcom, Inc. (the Parent) formed Horizon PCS, Inc. (the Company or HPCS). On June 27, 2000, Horizon Telcom, Inc. transferred its 100% ownership of Horizon Personal Communications, Inc. (HPC) to HPCS in exchange for 53,806,200 shares of HPCS (as adjusted for the 1.1697-for-one stock
split in the form of a stock dividend effective on September   , 2000). This
transfer was accounted for as a reorganization of companies under common control in a manner similar to a pooling-of-interests in the financial statements. Accordingly, the reorganization and the adjusted number of shares outstanding have been reflected retroactively and the prior financial statements of Horizon Personal Communications, Inc. are presented as those of HPCS. HPC will continue to exist and conduct business as a wholly-owned subsidiary of the Company.



     The accompanying consolidated financial statements reflect the shares of the Company outstanding after the reorganization.


(2) ORGANIZATION AND BUSINESS OPERATIONS

     The Company provides primarily wireless personal communications services.

     In October 1996, the FCC conditionally granted the Company licenses to provide personal communications services in various parts of Ohio, West Virginia and Kentucky (a total of five licenses). The FCC financed the licenses. According to FCC rules, the licenses were conditional upon the full and timely payment of the licenses cost. The licenses were subject to a requirement that the Company constructs and operates facilities that offer coverage to a defined population within the relevant license areas within a defined period. The Company began the engineering and design phase in 1996 and began the construction of the personal communications network in early 1997. The Company began providing personal communications services in August 1997.

     In 1997, the FCC offered four options to certain PCS license holders to change the payment terms of the FCC financed debt. These options were: continuing with the current installment plan (status quo); return half of the spectrum from any or all of the licenses in exchange for a proportionate reduction in debt (disaggregation); turning in all licenses in exchange for total debt forgiveness (amnesty); or prepay for as many licenses as the Company can afford at face value while returning other licenses in exchange for debt forgiveness (prepayment).

     During 1998, the Company elected to return all of the spectrum from four licenses and half of the spectrum from the fifth license. As a result of returning the spectrum to the FCC, the Company recognized a loss of approximately $1,700,000. The loss primarily represents the write-off of capitalized license bid costs and certain spectrum clearance costs, as well as the write-down of the license retained by the Company to its recoverable value. At December 31, 1999 and 1998, approximately $69,000 and $81,000, respectively, of license costs and spectrum clearance costs are included on the balance sheet relating to the spectrum license retained. Amortization expense on the license retained was approximately $12,000 for the year ended December 31, 1999.

     In connection with the return of the spectrum, the Company entered into management agreements with Sprint PCS, the PCS group of Sprint Corporation, during 1998. These agreements provide the Company with the exclusive right to build, own, and manage a wireless voice and data services network in certain markets located in Ohio, West Virginia, Kentucky, Virginia, Tennessee,

                               HORIZON PCS, INC.

and Maryland under the Sprint PCS brand. HPCS is required to build out the wireless network according to Sprint PCS specifications. The term of the agreements is 10 years with four successive 10-year renewal periods unless terminated by either party under provisions outlined in the management agreements. The management agreements commenced in October 1999. The management agreements included indemnification clauses between the Company and Sprint PCS to indemnify each party against claims arising from violations of laws or the management agreements, other than liabilities resulting from negligence or willful misconduct of the party seeking to be indemnified.

     Expense related to the management fees charged under the agreement was approximately $130,000 for the period from October 1, 1999 to December 31, 1999. The management fee is determined as 8% of certain collected personal communications services revenues (see Note 3).

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with initial maturities of three months or less to be cash equivalents.

EQUIPMENT INVENTORY

     Inventories consist of handsets and related accessories. Cost is determined by the first in, first out method.

PROPERTY AND EQUIPMENT

     Property and equipment, including improvements that extend useful lives, are stated at original cost, while maintenance and repairs are charged to operations as incurred. Included in the cost of construction for the Company are items such as direct payroll-related benefits and interest capitalized during construction. The Company capitalizes interest pursuant to SFAS No. 34, "Capitalization of Interest Cost." The Company capitalized interest of approximately $21,000, $416,000 and $529,000 for the years ended December 31, 1999, 1998 and 1997 respectively.

     The Company reviews its property and equipment and other long-lived assets when events or changes in circumstances indicate the carrying amounts may not be recoverable. When such conditions exist, management estimates the future cash flows from operations . If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss would be recognized. The Company does not believe that there is an impairment of such assets at December 31, 1999.

                               HORIZON PCS, INC.

DEPRECIATION

     The Company provides for depreciation and amortization under the straight-line method based on the estimated service lives of the various classes of property. Estimated useful lives are as follows:

                                                   YEARS
Network Assets...................................  5-15
Furniture and office equipment...................   5
Computer equipment...............................  3-5
Vehicles.........................................   5

INVESTMENT IN JOINT VENTURE

     The Company accounts for joint ventures in which it has less than 51% ownership under the equity method. The Company's share of net income (loss) is recognized as income (expense) and as an increase (decrease) to the Company's investment in the period incurred (Note 6).

REVENUE RECOGNITION


     The Company sells handsets and accessories which are recorded at the time of the sale as equipment revenue. After the handset has been purchased, the subscriber purchases a service package which is recognized monthly as service is provided and is included as service revenue. These two items are not commingled and sold as one.



     Under the management agreement, a management fee calculated as 8% of collected personal communications service revenues from Sprint PCS subscribers based in the Company's territory, excluding outbound roaming, and from non-Sprint PCS subscribers who roam onto the Company's network, is accrued as services are provided and remitted to Sprint PCS and recorded as selling, general and administrative expense. The management fee is for the use of Sprint PCS's licenses and trademarks. Revenues generated from the sale of handsets and accessories, from inbound and outbound Sprint PCS roaming fees, and from roaming services provided to Sprint PCS customers who are not based in the Company's territory are not subject to the 8% management fee. We do not add additional charges for the Sprint PCS management fee, and we are not billing any revenues on behalf of Sprint PCS.


     The Company recognizes revenues on personal communications handsets and accessories at the time of the sale. Certain of the personal communications equipment sales are made through independent distributors under agreements allowing the right of return on merchandise not sold by the distributors. The Company defers recognition of such sales until the merchandise is sold by the distributors.

ADVERTISING COSTS

     Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising costs totaled approximately $1,165,000, $565,000, and $324,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

                               HORIZON PCS, INC.

DEBT ISSUANCE COSTS

     In relation to the issuance of long-term debt discussed in Note 4, the Company has incurred a total of $47,000 in deferred financing costs related to the issuance of the financial institution credit facility. These debt issuance costs are amortized over the 10 year term of the underlying obligation. For the years ended December 31, 1999, 1998 and 1997, $4,712, $4,712 and $2,748 of
amortization on debt issuance costs were included in interest expense.

STOCK BASED COMPENSATION

     As allowed by SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), the Company has chosen to account for compensation cost associated with its stock compensation plans in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

FEDERAL INCOME TAXES

     The Company is included in the consolidated Federal income tax return of the Parent. The Company provides for Federal income taxes on a pro-rata basis, consistent with the consolidated tax-sharing agreement.

     The Company accounts for income taxes pursuant to the requirements of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets and liabilities are adjusted for future changes in tax rates.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The risk is limited due to the number of customers comprising the Company's customer base. As of December 31, 1999 and 1998, the Company had no significant concentrations of credit risk.

NET LOSS PER SHARE

     In accordance with SFAS No. 128, "Computation of Earnings per Share," basic earnings (loss) per share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares and common share equivalents outstanding during the year. Common share equivalents consist of shares issuable upon the exercise of stock options (using the treasury stock method). Common share equivalents are excluded from the calculation if their effects are antidilutive. The Company has not had any issuances or grants for nominal consideration. The Company issued options to purchase 4,196,884 shares of class B common stock at $0.12 per share which were outstanding at December 31, 1999. There were no options outstanding at December 31, 1998 or 1997. Because the Company had a net loss in 1999, 1998 and 1997, the effect on loss per share of all options was antidilutive.

                               HORIZON PCS, INC.

ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. SFAS 137, issued August 1999, postpones the mandatory effective date of SFAS 133 for one year to January 1, 2001. The Company has not determined the effects of this change on its financial position or results of operations.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the 1999 presentation.

(4) LONG-TERM DEBT

     Scheduled maturities of long-term debt are as follows:

                           YEAR                                AMOUNT
2000.......................................................  $        --
2001.......................................................      588,949
2002.......................................................    2,650,271
2003.......................................................    3,533,695
2004.......................................................    3,828,169
Thereafter.................................................   12,956,881
                                                             -----------
                                                              23,557,965
Less: current maturities...................................           --
                                                             -----------
                                                             $23,557,965
                                                             ===========

     In August 1997, the Company entered into a term loan facility with a financial institution to purchase certain equipment to construct the Company's personal communications network. The note is collateralized by the same equipment. The Parent has unconditionally guaranteed the debt and has pledged a security interest in all of the outstanding shares of the Company. In addition, certain obligations under this loan have been guaranteed by a third party vendor. Maximum advances on the note total $23,557,965. As of December 31, 1999 and 1998, the total outstanding principal balance was $23,557,965 and $21,180,442, respectively. Interest is at the financial institution's long-term loan rate plus 250 basis points (6.9% to 8.45% at December 31, 1999) and is payable quarterly. Quarterly principal payments begin in 2001 at a fixed percentage of the outstanding balance and continue through 2007.


     The loan contains various financial covenants, the most restrictive covenants being the minimum annual cash flow requirement, the minimum net worth requirement and the limitations on additional indebtedness. The covenant tests are annual tests with exception to those that would need to be met before incurring additional debt. The Company received waivers from the RTFC stating that it will not exercise any of its rights or remedies that may exist as a result of the Company's failure to meet any financial covenants at December 31, 1999 before January 2, 2001. On May 31, 2000, the Company obtained additional long-term debt financing from the RTFC. The covenants under the new

                               HORIZON PCS, INC.

loan agreement supersede the covenants under the existing loan agreement. The Company expects to be able to meet all of the covenants under the new agreement.


     In October 1996, the FCC granted the Company personal communications services licenses. The licenses were financed through the FCC. The total amount financed was $10,115,618 at December 31, 1997. The total debt was eliminated during 1998 when the Company returned the licenses to the FCC (Note 2).

(5) FEDERAL INCOME TAXES

     The Company's Federal income tax benefit is computed as follows:


                                                  YEAR ENDED DECEMBER 31,
                                         -----------------------------------------
                                            1999           1998           1997
Tax at statutory rate applied to pretax
  book loss............................  $(5,371,099)   $(4,115,334)   $(1,563,355)
Increase (decrease) in tax from:
  Change in valuation allowance........      237,519             --             --
  Other, net...........................        3,899         (2,920)         4,584
                                         -----------    -----------    -----------
          Total tax benefit............  $(5,129,681)   $(4,118,254)   $(1,558,771)
                                         ===========    ===========    ===========


     The components of Federal income tax benefit consist of:

                                                  YEAR ENDED DECEMBER 31,
                                         -----------------------------------------
                                            1999           1998           1997
Current benefit........................  $(4,390,665)   $(4,321,168)   $(2,434,020)
Deferred taxes.........................     (739,016)       202,914        875,249
                                         -----------    -----------    -----------
          Total tax benefit............  $(5,129,681)   $(4,118,254)   $(1,558,771)
                                         ===========    ===========    ===========

                               HORIZON PCS, INC.

     Deferred income taxes result from temporary differences between the financial reporting and the tax basis amounts of existing assets and liabilities. The source of these differences and tax effect of each are as follows:


                                                          1999           1998
Deferred income tax assets:
  Uncollectible accounts.............................  $   125,982    $    11,201
  Vacation...........................................       39,471         23,293
  Stock option compensation expense..................       99,057             --
  Pensions and other retirement benefits.............      152,082         89,981
  Net operating loss carryforward....................      903,292             --
  Personal Communication Services Licenses...........      381,276        476,387
                                                       -----------    -----------
          Total deferred income tax assets...........  $ 1,701,160    $   600,862
                                                       ===========    ===========
Deferred income tax liabilities:
  Property differences...............................  $(1,211,132)   $(1,060,200)
  Other..............................................     (252,509)      (279,678)
                                                       -----------    -----------
          Total deferred income tax liabilities......  $(1,463,641)   $(1,339,878)
                                                       ===========    ===========
Deferred income taxes, net...........................  $   237,519    $  (739,016)
Less: valuation allowance............................     (237,519)            --
                                                       -----------    -----------
          Total deferred income taxes, net...........  $        --    $  (739,016)
                                                       ===========    ===========


     The Company has generated net operating losses (NOLs) that may be used to offset future taxable income. Each year's NOL has a maximum twenty-year carryforward period. The Company's ability to fully use its NOL carryforwards is dependent on future taxable income. As of December 31, 1999, the Company has NOL carryforwards of approximately $2,656,700, expiring in 2019. The future tax benefit of these NOL carryforwards of $903,292 in 1999 has been recorded as a deferred tax asset.

     The Company provides for Federal income taxes on a pro-rata basis, consistent with the consolidated tax-sharing agreement. Had the Company not been eligible to be included in the consolidated Federal income tax return of the Parent, the effect on income would be as follows:


                                            1999           1998           1997
Federal income tax benefit
  As reported.........................  $ (5,129,681)   $(4,118,254)   $(1,558,771)
  Pro Forma...........................            --             --             --
Net loss
  As reported.........................  $(10,667,671)   $(7,985,670)   $(3,039,333)
  Pro Forma...........................   (15,797,352)   (12,103,924)    (4,598,104)

                               HORIZON PCS, INC.

(6) INVESTMENTS

     The Company's long-term investments include the following:

                                                    1999          1998
Bright Personal Communications Services, LLC...  $3,057,680    $       --
RTFC subordinated capital certificates.........   1,177,898     1,059,021
Other..........................................      59,463        42,810
                                                 ----------    ----------
                                                 $4,295,041    $1,101,831
                                                 ==========    ==========

     During 1999 the Company entered into a joint venture agreement through the purchase of approximately 26% of Bright Personal Communications Services, LLC ("BPCS"). The investment is accounted for under the equity method. The joint venture was established in October 1999 to provide personal communications services in Ohio, Indiana, and Michigan. The Company has an interest-free note payable to BPCS totaling $1,032,000 as of December 31, 1999 relating to the initial capital contribution to the joint venture. Monthly principal payments began in September 1999 and continue through February 2000. During 1999, the Company recognized a loss of $42,320 associated with accounting for this investment under the equity method.

     As part of the term loan facility for the construction of the personal communications network (Note 4), the Company is required to purchase Rural Telephone Finance Cooperative's (the lender) subordinated capital certificates with each draw on the loan. These certificates will be redeemed by the lender when the loan has been repaid. The Company believes the carrying value of this investment approximates fair market value.

(7) PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

     Certain employees of Horizon PCS, Inc. participate in Horizon Telcom's (the Parent) pension and postretirement plans. The plans are maintained by the Parent, and the Company is charged for each plan based on its employee participation as a percentage of total participation in the plan. In December 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement revises employers' disclosures about pension and other postretirement benefit plans but does not change the measurement or recognition of costs associated with those plans. It standardizes the disclosure requirements, eliminates certain disclosures and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. SFAS No. 132 supersedes the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

     Horizon Telcom, Inc. has two trusteed pension plans covering certain salaried and hourly employees. Horizon Telcom, Inc.'s funding policy is to be in compliance with the Employee Retirement Income Security Act guidelines. The plans' assets consist primarily of investments in common stocks, bonds, notes, cash equivalents and life insurance policies.

     The prepaid pension cost recorded in the accompanying balance sheets was $98,035 and $93,902 as of December 31, 1999 and 1998, respectively. The pension credit recognized in the accompanying statements of income for 1999, 1998 and 1997 was approximately $18,000, $133,000 and $33,000, respectively.

                               HORIZON PCS, INC.

     In addition, Horizon Telcom, Inc. provides coverage of postretirement medical, prescription drug, telephone service, and life insurance benefits to eligible retirees whose status, at retirement from active employment, qualifies for postretirement benefits. Coverage of postretirement benefits is also provided to totally and permanently disabled active employees whose status, at disablement, qualified for postretirement benefits as a retiree from active employment ("retired disabled"). Horizon Telcom, Inc. also provides coverage of postretirement dental and vision benefits to certain "enhanced" retirees. No future retirees will receive coverage of postretirement dental and vision benefits.

     Certain eligible retirees are required to contribute toward the cost of coverage under the postretirement health care and telephone service benefits plans. No contribution is required for coverage under the postretirement life insurance benefits plan.

     Effective January 1, 1995, Horizon Telcom, Inc. adopted Statement of Financial Accounting Standards No. 106, "Accounting for Postretirement Benefits Other than Pensions (OPEB)" (SFAS No. 106). SFAS No. 106 significantly changes the accounting, measurement and disclosure practices with respect to OPEB's. This standard requires that the expected cost of OPEB's be charged to expense during the period of an employee's service rather than expensing costs as claims are incurred. As permitted by SFAS No. 106, Horizon Telcom, Inc. has elected to amortize the accumulated postretirement benefit obligation existing at the date of adoption ("transition obligation") over a twenty year period.

     Prior to fiscal 1995, Horizon Telcom, Inc. recognized postretirement health care, life insurance and telephone service benefits in the year the benefits were paid. The cost of retirees' benefits paid by the Company in 1999, 1998 and 1997 was approximately $35,000, $58,000 and $25,000, respectively. Retiree benefits expense recognized by the Company pursuant to the requirements of SFAS No. 106 was approximately $160,000, $166,000 and $178,000 in 1999, 1998 and
1997, respectively. The accrued postretirement benefit obligation recorded in the accompanying balance sheets was $713,074 and $541,053 in 1999 and 1998, respectively.

                               HORIZON PCS, INC.

     The funding status of Horizon Telcom, Inc.'s consolidated Plans as of December 31, 1999 and 1998 is as follows (in thousands):

                                                  PENSION BENEFITS       OTHER BENEFITS
                                                 ------------------    ------------------
                                                  1999       1998       1999       1998
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, beginning of year..........  $12,284    $10,922    $ 8,598    $ 8,426
  Service cost.................................      346        317        234        259
  Interest cost................................      898        838        480        541
  Actuarial (gain) or loss.....................   (1,212)       773     (1,358)      (255)
  Benefits paid................................     (533)      (566)      (207)      (373)
                                                 -------    -------    -------    -------
Benefit obligation, end of year................   11,783     12,284      7,747      8,598
                                                 -------    -------    -------    -------
CHANGE IN PLAN ASSETS
Fair value of plan assets, beginning of year...   18,432     15,796         --         --
  Actual return on plan assets.................      190      3,084         --         --
  Employer contributions.......................       57        118        207        373
  Benefits paid................................     (533)      (566)      (207)      (373)
                                                 -------    -------    -------    -------
Fair value of plan assets, end of year.........   18,146     18,432         --         --
                                                 -------    -------    -------    -------
Funded status..................................  $ 6,363    $ 6,148    $(7,747)   $(8,598)
Unrecognized transition obligation.............      (35)       (35)     3,455      3,685
Unrecognized prior service cost................      921        995         --         --
Unrecognized actuarial (gain) or loss..........   (3,636)    (4,216)        70      1,429
                                                 -------    -------    -------    -------
Prepaid (accrued) benefit cost.................  $ 3,613    $ 2,892    $(4,222)   $(3,484)
                                                 =======    =======    =======    =======
WEIGHTED AVERAGE ASSUMPTIONS AT DECEMBER 31:
Discount rate..................................      8.0%       7.5%      6.75%      6.75%
Expected return on plan assets.................     10.0       10.0         --         --
Rate of compensation increase..................      4.5        4.5         --         --

     The assumed medical benefit cost trend rate used in measuring the accumulated postretirement benefit obligation was 7% in 1999 and 1998, declining gradually to 5% for the under age 65 retirees and their spouses and 6.5% in 1999 and 1998, declining gradually to 5% for the over age 65 retirees and their spouses. The assumed dental and vision benefit cost trend rates used in measuring the accumulated postretirement benefit obligation were 6% in 1999 and 1998, declining gradually to 5% for retirees and their spouses. The telephone service benefit cost trend rate for retirees and their spouses was estimated at 5% for all future years in 1999 and 1998.

                               HORIZON PCS, INC.

                                                      PENSION BENEFITS     OTHER BENEFITS
                                                     ------------------    --------------
                                                      1999       1998      1999     1998
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost.......................................  $   346    $   317    $234    $  259
Interest cost......................................      898        838     480       541
Expected return on plan assets.....................   (1,812)    (1,560)     --        --
Amortization of transition obligation..............       --         --     230       230
Amortization of prior service cost.................       73         73      --        --
Recognized net actuarial gain (loss)...............     (154)      (132)     --        38
                                                     -------    -------    ----    ------
Net periodic benefit cost..........................  $  (649)   $  (464)   $944    $1,068
                                                     =======    =======    ====    ======

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

                                              1-PERCENTAGE-     1-PERCENTAGE-
                                              POINT INCREASE    POINT DECREASE
Effect on total of service and interest cost
  components................................      $  150           $  (116)
Effect on postretirement benefit
  obligation................................       1,359            (1,081)

     Horizon Telcom, Inc. also has two defined contribution plans covering certain eligible salaried and hourly employees. The plans provide for participants to defer up to 19% of their annual compensation as contributions to the plans. Horizon Telcom, Inc. matches a participant's contributions equal to 25% of each participant's salary deferral up to a maximum of 1% of a participant's compensation.

     The Parent's contributions to these plans that benefited the Company were $3,282, $5,685 and $3,011 for 1999, 1998 and 1997, respectively and are included in expense of the Company.

     In May 1999, the Company adopted a defined contribution plan covering certain eligible employees. The plan provides for participants to defer up to 15% of the annual compensation, as defined under the plan, as contributions to the plan. The Company has the option, at the direction of the Board of Directors, to make a matching contribution to the plan. A matching contribution of approximately $61,000 was made during 1999.

                               HORIZON PCS, INC.

(8) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                  1999           1998
Network assets...............................  $15,509,876    $12,750,886
Computer equipment...........................   10,626,566      6,341,605
Furniture and office equipment...............    1,377,693        656,914
Vehicles.....................................      389,911        276,954
                                               -----------    -----------
          Total property and equipment.......  $27,904,046    $20,026,359
                                               ===========    ===========

     During 1999, the Company sold certain PCS equipment, including ancillary equipment and base stations, to an external third party. The sale resulted in a gain of approximately $1,388,000, which is included in the Company's statement of income, and represents the excess of cash proceeds over the historical net book value of the assets sold.

(9) COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space and various equipment under several operating leases. In addition, the Company leased certain PCS equipment from the Parent. This lease was terminated during 1999. In October 1999, the Company signed a tower lease agreement with a third party whereby the Company will lease the towers for substantially all of the Company's cell sites. The tower leases are operating leases with a term of five to ten years with three consecutive five-year renewal option periods. In addition, the Company will receive a site development fee from the tower lessor for certain tower sites which the lessor constructs on behalf of the Company.

     Future minimum operating lease payments are as follows:

YEAR                                                           AMOUNT
2000.....................................................    $ 1,380,621
2001.....................................................      1,337,195
2002.....................................................      1,334,655
2003.....................................................      1,334,655
2004.....................................................      1,334,655
Thereafter...............................................      5,835,755
                                                             -----------
Future operating lease obligation                            $12,557,536
                                                             ===========

     Rental expenses for all operating leases were $2,693,000, $1,774,000 and $110,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Rental expense included above related to the PCS equipment leased from the Parent totaled approximately $1,975,000 and $1,337,000 for 1999 and 1998 respectively.

                               HORIZON PCS, INC.

CONSTRUCTION EXPENDITURES

     Construction expenditures in 2000 are estimated to be $25,000,000. The majority of the estimated expenditures are for the build-out of the Personal Communications Services Network. The Company expects to finance construction primarily through external financing.

LEGAL MATTERS

     The Company is party to legal claims arising in the normal course of business. Although the ultimate outcome of the claims cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material adverse impact on the Company's results of operations or financial condition.

VENDOR AGREEMENTS

     In August 1999, the Company entered into a wholesale network services agreement with a third-party vendor. The initial term is through June 8, 2008 with four automatic ten-year renewals. The monthly billings under the agreement are based on usage. No minimum usage is required under the agreement.

(10) COMMON STOCK

     Due to the reorganization discussed in Note 1, the Company has authorized 125,000,000 shares of class A common stock at $0.0001 par value. Additionally, the Company has authorized 75,000,000 shares of class B common stock at $0.0001 par value. Horizon Telcom Inc. contributed Horizon Personal Communications, Inc.'s 100,000 outstanding shares of common stock to the Company, and in return the Company issued 53,806,200 shares of its class B common stock to Horizon Telcom Inc. The Company has authorized 10,000,000 shares of preferred stock at $0.0001 par value. Prior year financial statements and loss per share have been adjusted to reflect the above change in shares.

     Each holder of class A common stock is entitled to one vote per share and each holder of class B common stock is entitled to ten votes per share. Both classes of common stock have equal dividend rights.

(11) INCENTIVE STOCK PLANS

     In November 1999, the Company adopted the 1999 Stock Option Plan (the
Plan). The Plan is intended to provide officers and other employees of the Company and any of its related corporations with opportunities to purchase stock pursuant to the grant of options (incentive stock options). Additionally, the Plan is intended to provide directors, officers and employees of, and service providers to, the Company and any of its related corporations with opportunities to purchase stock pursuant to the grant of options (nonqualified stock options).


     The Company may grant options for up to 2,300,000 shares of class A common stock and 4,600,000 shares of class B common stock. On November 17, 1999 the Company issued 4,196,884 options related to class B stock at an exercise price of $0.12 per share. The maximum term of the options is ten years. Options vest based on the terms of each individual agreement over four to six years from issuance.



     The Company applies APB Opinion 25 and related Interpretations in accounting for this plan. The accompanying financial statements reflect a noncash compensation charge of $291,345 pursuant

                               HORIZON PCS, INC.

to the requirements of APB 25. Had compensation cost for the Company's Plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS 123, the Company's net loss and losses per share would have been increased to the pro forma amounts indicated below:



                                                                1999
Net Loss
  As reported.............................................  $(10,667,671)
  Pro Forma...............................................   (10,692,055)
Basic loss per share
  As reported.............................................  $      (0.20)
  Pro Forma...............................................         (0.20)
Diluted loss per share
  As reported.............................................  $      (0.20)
  Pro Forma...............................................         (0.20)


     For the purpose of the SFAS 123 disclosure, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with an assumption of a risk-free interest rate of 6.5% and an expected life equal to the term of the options. Volatility is deemed not to be applicable as the Company is not publicly traded.

     A summary of the status of the Company's Plan as of December 31, 1999 and changes during the year ended on that date is presented below:

                                                                WEIGHTED-
                                                                 AVERAGE
                                                  SHARES      EXERCISE PRICE
Outstanding at beginning of year..............          --        $  --
  Granted.....................................   4,196,884         0.12
  Exercised...................................          --           --
  Forfeited...................................          --           --
                                                ----------        -----
Outstanding at end of year....................   4,196,884        $0.12
Options exercisable at year-end...............     511,159        $0.12
Weighted-average fair value of options granted
  during the year.............................  $     0.06

(12) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 ("SFAS No. 107") requires disclosure of the fair value of all financial instruments. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value may be based on quoted market prices for the same or similar financial instruments or on valuation techniques such as the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

                               HORIZON PCS, INC.

     The estimates of fair value required under SFAS No. 107 require the application of broad assumptions and estimates. Accordingly, any actual exchange of such financial instruments could occur at values significantly different from the amounts disclosed. As cash and temporary cash investments, current receivables, current payables, and certain other short-term financial instruments are all short term in nature, their carrying amount approximates fair value. Long-term debt is repriced quarterly and based on market-driven rates; therefore, its carrying value approximates fair value.

(13) DISCONTINUED OPERATIONS

     Effective April 1, 2000, the Company transferred its Internet, long distance and other businesses unrelated to its wireless operations to United Communications, Inc., a wholly-owned subsidiary of the Parent at net book value. In May 1997, the Company sold its Cincinnati branch of its telecommunication systems sales division and transferred the remaining operations of this division to the Chillicothe Telephone Company, a wholly-owned subsidiary of the Parent at net book value. Accordingly, the results of operations for these business units have been reported as discontinued operations in the current and prior periods.

     Operating results for 1999, 1998 and 1997 for these businesses are as follows:

                                                   1999         1998         1997
Total revenue.................................  $3,463,566   $2,278,734   $1,349,763
Operating income (loss) before income taxes...     427,775      207,768     (738,385)

Earnings (loss) before income taxes...........     427,775       79,735     (737,750)
Income tax (expense) benefit..................    (145,444)     (27,111)     250,835
                                                ----------   ----------   ----------
Income (loss) from discontinued operations....  $  282,331   $   52,624   $ (486,915)
                                                ==========   ==========   ==========

     Net assets of discontinued operations are as follows:

                                                      1999        1998
Current assets....................................  $222,881    $245,400
Property and equipment, net.......................   597,043     748,379
Current liabilities...............................   (50,799)    (67,387)
                                                    --------    --------
  Net assets -- discontinued operations...........  $769,125    $926,392
                                                    ========    ========

(14) RELATED PARTIES

     The Company has non-interest bearing receivables from and payables to affiliated companies (other subsidiaries of the Parent) related to advances made to and received from these affiliated companies. The Company has a receivable from the Parent for Federal income taxes attributable to the benefit to be received by the Parent due to the Company's net loss. The Company also has a payable to the Parent relating to cash advances received from the Parent's line of credit and the associated interest. This payable is expected to be repaid during 2000.

                               HORIZON PCS, INC.

     The balances due to/from affiliates as of December 31, 1999 and 1998 are as follows:

                                                   1999           1998
Receivable from Parent........................  $ 2,630,335    $6,435,432
Payable to Parent.............................   (4,355,292)           --
Payable to affiliates.........................   (1,142,173)      (89,727)

     During 1999, 1998 and 1997, an affiliated company provided the Company management, supervision and administrative services including financial services, regulatory services, human resource services and other administrative and support services. The cost of these management services for the years ended December 31, 1999, 1998 and 1997 was approximately $960,000, $330,000 and
$319,000, respectively.

(15) SUBSEQUENT EVENTS

     In February 2000, the Company purchased 78,900 shares of common stock of its parent, Horizon Telcom, Inc. from the Parent's main external shareholder for approximately $11,835,000. This represents approximately a 19.78% interest in Horizon Telcom, Inc. The purchase was financed through an unsecured 13% senior subordinated promissory note to a third party lender. The term of the loan is one year, with quarterly interest payments beginning in May 2000 and continuing through February 2001. The lender has the right to convert 100% of the outstanding principal and unpaid interest into the Company's common stock, based on the fair value of the stock at the date of conversion.

     In March 2000, the Company entered into a $5.0 million interim revolving line of credit with a financial institution, the proceeds of which are to be used for general working capital purposes. Interest is at the financial institution's prevailing prime rate plus 150 basis points and is payable quarterly, beginning in the first quarter after the initial advance. All principal and unpaid interest is due in March 2001.

     The Company is currently negotiating to expand its management agreement with Sprint. This would allow the Company to have the exclusive right to build, own and manage a wireless voice and data services network in markets located in Pennsylvania, New York, Ohio and New Jersey. While the terms of this expansion are not final, the terms and conditions are expected to be the same as the current management agreement (Note 2).

     The Company is currently negotiating with a financial institution to enter into a $40.5 million term loan facility. The cash proceeds of $38.5 million will be to purchase certain PCS equipment to construct the Company's personal communications network. The remaining principal balance of $2.0 million will be for the purchase of the lender's subordinated capital certificates, representing the Company's required capital investment in the lender. The terms of this agreement are not finalized.

     The Company is currently negotiating a $5.0 million permanent revolving line of credit with a financial institution, the proceeds of which are to be used to fund the purchase of certain PCS equipment and for working capital purposes. The terms of this agreement are not finalized.

     See Note 1 for discussion of reorganization which occurred subsequent to year-end.

                               HORIZON PCS, INC.

                          FINANCIAL STATEMENT SCHEDULE

                       VALUATION AND QUALIFYING ACCOUNTS

                                             BALANCE AT
                                             BEGINNING    CHARGED TO                  BALANCE AT
DESCRIPTION                                  OF PERIOD     EXPENSE     DEDUCTIONS    END OF PERIOD
Year Ended December 31, 1997:
  Allowance for doubtful accounts
     receivable............................     $108         $  3        $ (91)(2)       $ 20
                                                ====         ====        =====           ====
Year Ended December 31, 1998:
  Allowance for doubtful accounts
     receivable............................     $ 20         $ 38        $ (25)(1)       $ 33
                                                ====         ====        =====           ====
Year Ended December 31, 1999:
  Allowance for doubtful accounts
     receivable............................     $ 33         $488        $(150)(1)       $371
                                                ====         ====        =====           ====

-------------------------

(1) Represent amounts written off during the period less recoveries of amounts previously written off.

(2) Represents transfer of the reserve related to the telecommunication systems sales division ($88) that was transferred to a wholly-owned subsidiary of the Parent during 1997 and amounts written off during the period less recoveries of amounts previously written off.

                                HORIZON PCS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   AS OF JUNE 30, 2000 AND DECEMBER 31, 1999


                                                                JUNE 30,
                                                                  2000        DECEMBER
                                                              (UNAUDITED)     31, 1999
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  5,313,253   $   146,806
  Accounts receivable -- subscriber, less allowance for
    doubtful accounts of $462,000 at June 30, 2000 and
    $370,700 at December 31, 1999...........................       793,301       416,131
  Accounts receivable -- other..............................       179,054       110,455
  Receivable from Parent....................................     3,355,078     2,630,335
  Receivable from affiliate.................................       780,124            --
  Equipment inventory.......................................     2,845,301     2,137,337
  Prepayments and other.....................................       351,063        46,103
                                                              ------------   -----------
        Total current assets................................    13,617,174     5,487,167
                                                              ------------   -----------
INVESTMENTS AND OTHER ASSETS:
  Investments...............................................     1,310,012     4,295,041
  Investment in Parent......................................     7,098,062            --
  Intangible assets (Note 4)................................    40,460,816            --
  Other assets..............................................       957,233       202,315
                                                              ------------   -----------
        Total investments and other assets..................    49,826,123     4,497,356
                                                              ------------   -----------
PROPERTY AND EQUIPMENT:
  In service................................................    27,583,123    27,904,046
  Less -- Accumulated depreciation..........................    (6,148,392)   (5,060,242)
                                                              ------------   -----------
    Property and equipment in service, net..................    21,434,731    22,843,804
  Construction work in progress.............................    16,713,268        50,429
                                                              ------------   -----------
        Total property and equipment........................    38,147,999    22,894,233
                                                              ------------   -----------
        Total assets........................................  $101,591,296   $32,878,756
                                                              ============   ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
    Notes payable...........................................  $ 21,938,877   $ 1,032,000
    Accounts payable and accrued liabilities................    12,580,167     4,241,541
    Payable to Parent.......................................     8,473,246     4,355,292
                                                              ------------   -----------
        Total current liabilities...........................    42,992,290     9,628,833
                                                              ------------   -----------
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES:
  Deferred gain on sale of towers...........................       222,553            --
  Postretirement benefit obligation.........................       987,098       713,074
  Long-term debt............................................    23,557,965    23,557,965
  Payable to affiliates.....................................     3,069,746     1,142,173
  Other liabilities.........................................        32,012            --
                                                              ------------   -----------
        Total deferred credits and other long-term
        liabilities.........................................    27,869,374    25,413,212
                                                              ------------   -----------
        Total liabilities...................................    70,861,664    35,042,045
                                                              ------------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Preferred stock, 10,000,000 shares authorized, none issued
    or outstanding, at $0.0001 par value....................            --            --
  Common stock -- Class A, 125,000,000 shares authorized,
    none issued or outstanding, at $0.0001 par value........            --            --
  Common stock -- Class B, 75,000,000 shares authorized,
    58,485,000 and 53,806,200 issued and outstanding at June
    30, 2000 and December 31, 1999 respectively, at $0.0001
    par value...............................................         5,849         5,381
  Treasury stock............................................      (111,061)           --
  Additional paid-in capital................................    54,933,541    20,112,589
  Retained deficit..........................................   (24,098,697)  (22,281,259)
                                                              ------------   -----------
        Total stockholder's equity..........................    30,729,632    (2,163,289)
                                                              ------------   -----------
        Total liabilities and stockholder's equity..........  $101,591,296   $32,878,756
                                                              ============   ===========


The accompanying notes are an integral part of these consolidated financial statements.

                               HORIZON PCS, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)


                                                               FOR THE SIX MONTHS ENDED
                                                                       JUNE 30,
                                                              --------------------------
                                                                  2000          1999
OPERATING REVENUES:
  Service revenues..........................................  $  7,469,045   $ 1,317,472
  Equipment revenues........................................     1,095,245       244,262
                                                              ------------   -----------
          Total operating revenues..........................     8,564,290     1,561,734
                                                              ------------   -----------
OPERATING EXPENSES:
  Cost of services..........................................     7,386,262     2,697,929
  Cost of equipment.........................................     4,143,851     1,206,785
  Selling, general, and administrative expenses (exclusive
     of non-cash compensation expense shown below)..........     8,377,511     3,239,172
  Non-cash compensation expense.............................       172,239            --
  Depreciation and amortization.............................     1,779,343     1,178,317
                                                              ------------   -----------
          Total operating expenses..........................    21,859,206     8,322,203
                                                              ------------   -----------
OPERATING LOSS..............................................   (13,294,916)   (6,760,469)
GAIN ON EXCHANGE OF STOCK...................................    10,513,200            --
OTHER INCOME, NET...........................................       530,517         4,650
INTEREST EXPENSE, NET.......................................    (1,738,119)     (640,954)
                                                              ------------   -----------
INCOME/(LOSS) ON CONTINUING OPERATIONS BEFORE INCOME TAX
  BENEFIT...................................................    (3,989,318)   (7,396,773)
                                                              ------------   -----------
INCOME TAX BENEFIT..........................................    (2,030,635)   (2,448,784)
                                                              ------------   -----------
INCOME/(LOSS) ON CONTINUING OPERATIONS......................    (1,958,683)   (4,947,989)
                                                              ------------   -----------
DISCONTINUED OPERATIONS
  Income from discontinued operations, net of tax expense of
     $24,768 for 1999.......................................       141,245       138,571
                                                              ------------   -----------
NET INCOME/(LOSS)...........................................  $ (1,817,438)  $(4,809,418)
                                                              ============   ===========
Basic earnings (loss) per share:
  Income (loss) from continuing operations..................  $      (0.04)  $     (0.09)
  Income (loss) from discontinued operations................          0.01          0.00
                                                              ------------   -----------
  Net income................................................  $      (0.03)  $     (0.09)
                                                              ============   ===========
  Weighted average shares outstanding.......................    53,884,180    53,806,200
                                                              ============   ===========
Diluted earnings (loss) per share:
  Income (loss) from continuing operations..................  $      (0.04)  $     (0.09)
  Income (loss) from discontinued operations................          0.01          0.00
                                                              ------------   -----------
  Net income................................................  $      (0.03)  $     (0.09)
                                                              ============   ===========
  Weighted average shares outstanding.......................    53,884,180    53,806,200
                                                              ============   ===========


The accompanying notes are an integral part of these consolidated financial statements.

                               HORIZON PCS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999
                                  (UNAUDITED)


                                                               SIX MONTHS ENDED JUNE 30,
                                                              ---------------------------
                                                                  2000           1999
NET CASH FLOWS USED IN OPERATING ACTIVITIES.................  $ (3,490,166)   $(2,041,658)
                                                              ------------    -----------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Capital expenditures, net.................................    (9,808,084)    (3,098,085)
  Proceeds from sale of fixed assets........................       700,000             --
  Notes payable for investment in joint
     venture -- repayments..................................    (1,032,000)            --
  Equity loss in investments, net...........................        39,097             --
  Cash acquired in acquisition of BPCS (Note 4).............     4,926,803             --
  Investment in Parent......................................   (11,835,000)            --
                                                              ------------    -----------
          Net cash used in investing activities.............   (17,009,184)    (3,098,085)
                                                              ------------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Notes payable -- borrowings...............................    21,938,877      1,648,865
  Capital contributions.....................................     1,060,462      1,300,000
  Repurchase of class B common stock........................      (111,061)            --
  Intercompany advances.....................................     4,117,954      2,427,440
  Stock issuance costs......................................      (474,523)            --
  Deferred financing fees...................................      (865,912)            --
                                                              ------------    -----------
          Net cash provided by financing activities.........    25,665,797      5,376,305
                                                              ------------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     5,166,447        236,562
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............       146,806         26,515
                                                              ------------    -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  5,313,253    $   263,077
                                                              ============    ===========


The accompanying notes are an integral part of these consolidated financial statements.

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2000
                                  (UNAUDITED)

(1) GENERAL


     The results of operations for the interim periods shown are not necessarily indicative of the results to be expected for the fiscal year. In the opinion of Management, the information contained herein reflects all adjustments necessary to make a fair statement of the results for the six months ended June 30, 2000 and 1999. All such adjustments are of a normal recurring nature.


(2) ORGANIZATION AND BUSINESS OPERATIONS


     On April 26, 2000, Horizon Telcom, Inc. (the Parent) formed Horizon PCS, Inc. (the Company or HPCS). On June 27, 2000, Horizon Telcom, Inc. transferred its 100% ownership of Horizon Personal Communications, Inc. (HPC) to HPCS in exchange for 53,806,200 shares of stock of HPCS (as adjusted for the 1.1697-for-one stock split in the form of a stock dividend effective on
September   , 2000). This transfer was accounted for as a reorganization of companies under common control in a manner similar to a pooling-of-interests in the financial statements. Accordingly, the reorganization and the adjusted number of shares outstanding have been reflected retroactively and the prior financial statements of Horizon Personal Communications, Inc. are presented as those of HPCS. HPC will continue to exist and conduct business as a wholly-owned subsidiary of the Company.



     The accompanying condensed consolidated financial statements reflect the shares of the Company outstanding after the reorganization and the issuance of shares in conjunction with the acquisition discussed in Note 4.


     The Company provides primarily wireless personal communications services.

     The Company entered into management agreements with Sprint PCS, the PCS group of Sprint Corporation, during 1998. These agreements, as amended, provide the Company with the exclusive right to build, own, and manage a wireless voice and data services network in markets located in Ohio, West Virginia, Kentucky, Virginia, Tennessee, and Maryland under the Sprint PCS brand. HPCS is required to build out the wireless network according to Sprint PCS specifications. The term of the agreements is 20 years with three successive 10-year renewal periods unless terminated by either party under provisions outlined in the management agreements. The management agreements commenced in October 1999. The management agreements included indemnification clauses between the Company and Sprint PCS to indemnify each party against claims arising from violations of laws or the management agreements, other than liabilities resulting from negligence or willful misconduct of the party seeking to be indemnified.

     In May 2000, the Company expanded its management agreement with Sprint PCS. This allows the Company to have the exclusive right to build, own and manage a wireless voice and data services network in markets located in Pennsylvania, New York, Ohio and New Jersey.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Note 2 to the Notes to Consolidated Financial Statements in the Company's December 31, 1999 Financial Statements summarize the Company's significant accounting policies.

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

NET EARNINGS (LOSS) PER SHARE


     Basic earnings (loss) per common share is calculated as net income (loss) (the numerator) divided by the weighted average number of common shares outstanding during each period (the denominator). Diluted earnings (loss) per common share is similar to the calculation for basic, except that the numerator is increased by interest on the convertible debt, net of the tax effect and the denominator is increased by the dilutive effect of stock options and convertible debt outstanding, computed using the treasury stock method. Because the Company had a net loss for the six months ended June 30, 2000 and 1999, the effect on loss per share of all options and convertible debt for those periods was anti-dilutive.


(4) ACQUISITIONS

     During 1999 the Company entered into a joint venture agreement through the purchase of 25.4% of Bright Personal Communications Services, LLC ("BPCS"). The investment was accounted for under the equity method. The joint venture was established in October 1999 to provide personal communications services in Ohio, Indiana, and Michigan.


     On June 27, 2000, the Company acquired the remaining 74.4% of Bright Personal Communications Services, LLC (BPCS) in exchange for 8% of the Company's class B common stock (4,678,800 shares valued at approximately $34,000,000) and approximately 40% of the Horizon Telcom, Inc. common stock owned by HPC (31,911 shares valued at $15,300,000) (Note 8). This acquisition was treated as a purchase for accounting purposes. The consolidated statement of income included the results of BPCS from June 28, 2000.


     In conjunction with this transaction, the Company has also acquired BPCS' management agreement with Sprint PCS and, with it, the right to operate using Sprint PCS licenses in BPCS' markets. The Company has recognized an intangible asset totaling $33,000,000 related to this licensing agreement which will be amortized over 20 years, the initial term of the underlying management agreement. Amortization commenced in June 2000. Expense included in the results of operations for the six months ended June 30, 2000 is $13,750.

     The purchase price, as preliminarily allocated, exceeds the fair market value of the net assets acquired by approximately $7,476,000. The resulting goodwill will be amortized on a straight-line basis over 20 years. Amortization commenced in June 2000. Expense included in the results of operations for the six months ended June 30, 2000 is $1,850.

     The following unaudited pro forma summary presents the net revenues, net income (loss) and earnings (loss) per share from the combination of the Company and BPCS, as if the acquisition had occurred at the beginning of the 2000 fiscal year. The pro forma information is provided for information purposes only. It is based on historical information and does not necessarily reflect the

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

actual results that would have occurred nor is it necessarily indicative of the future results of operations of the combined enterprise:


                                                              SIX MONTHS ENDED
                                                               JUNE 30, 2000
Net revenue.................................................    $ 6,961,928
Net income (loss)...........................................     (2,288,774)
Basic earnings (loss) per share.............................    $     (0.04)
Diluted earnings (loss) per share...........................    $     (0.04)


(5) LINES OF CREDIT

     In March 2000, the Company entered into a $5 million interim revolving line of credit with a bank, the proceeds of which are to be used for general working capital purposes. Interest is at the bank's prevailing prime rate plus 150 basis points and is payable quarterly, beginning in the first quarter after the initial advance. All principal and unpaid interest is due in March 2001. At June 30, 2000 the Company had borrowed $4,870,610 on this line of credit.

     In May 2000, the Company entered into a $5 million general corporate line of credit with a bank, the proceeds of which are to be used for financing of construction expenditures. Interest is at the bank's standard line of credit rate plus 100 basis points and is payable quarterly beginning in the first quarter after the initial advance. All principal and unpaid interest is due in May 2005. At June 30, 2000 the Company had borrowed $3,650,410 on this line of credit.

(6) SHORT-TERM NOTE PAYABLE

     The purchase of Horizon Telcom, Inc. common stock (Note 6) was financed through a $13,000,000 unsecured 13% senior subordinated promissory note to a third party lender. The term of the loan is one year, with quarterly interest payments beginning in May 2000 and continuing through February 2001. The lender has the right to convert 100% of the outstanding principal and unpaid interest into the Company's common stock, based on the fair value of the stock at the date of conversion. As of June 30, 2000, the Company had converted $417,857 of interest into additional debt. The total note payable as of June 30, 2000 is $13,417,857.

(7) LONG-TERM DEBT

     In connection with the acquisition of BPCS, the Company has assumed a ten-year secured term loan totaling $35,400,000. At the date of acquisition and as of June 30, 2000, there was no outstanding balance. Interest is at the financial institution's variable rate plus 100 basis points and will be payable quarterly. Quarterly principal payments begin in 2004 at a fixed percentage of the outstanding balance and continue through 2009. The note will be collateralized by the equipment.

     In May 2000, the Company entered into a $40,500,000 million term loan facility with a financial institution to purchase certain PCS equipment to construct the Company's personal communications network. Maximum advances on the note total $38,475,000 million. There was no outstanding balance as of June 30, 2000. Interest is either variable or fixed, at the Company's election, at the time of each advance and will be payable quarterly after the initial advance of funds. The rates are determined at the financial institution's applicable rate plus 150 basis points. Quarterly principal payments begin in 2004 at a fixed percentage of the outstanding balance and continue through 2009. This loan is secured by equipment, collateral assignments of the Company's tower lease (Note
10), and pledges of

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

HPC stock and ownership interests in BPCS. The loan contains various financial covenants, the most restrictive covenants being the minimum annual cash flow requirement, the debt service coverage ratio requirement, the leverage ratio requirement and the limitations on other indebtedness.

     In August 1997, the Company entered into a term loan facility with a financial institution to purchase certain equipment to construct the Company's personal communications network. The note is collateralized by the same equipment. The Parent has unconditionally guaranteed the debt and has pledged a security interest in all of the outstanding shares of the Company. In addition, certain obligations under this loan have been guaranteed by a third party vendor. Maximum advances on the note total $23,557,965. As of June 30, 2000 and December 31, 1999, the total outstanding balance was $23,557,965. Interest is at the financial institution's long-term loan rate plus 250 basis points (6.9% to 9.55% at June 30, 2000) and is payable quarterly. Quarterly principal payments begin in 2001 at a fixed percentage of the outstanding balance and continue through 2007.


     The loan contains various financial covenants, the most restrictive covenants being the minimum annual cash flow requirement, the debt service coverage ratio requirement, the leverage ratio requirement and the limitations on other indebtedness. The covenant tests are annual tests with exception to those that would need to be met before incurring additional debt. The Company received waivers from the financial institution stating that it will not exercise any of its rights or remedies that may exist as a result of the Company's failure to meet any financial covenants at December 31, 1999 before January 2, 2001. On May 31, 2000, the Company obtained additional long-term debt financing from the financial institution. The covenants under the new loan agreement supersede the covenants under the existing loan agreement. The Company expects to be able to meet all of the covenants under the new agreement.


(8) INVESTMENTS

     In February 2000, the Company purchased 78,900 shares of common stock of its parent, Horizon Telcom, Inc. from the Parent's main external shareholder for approximately $11,835,000. This represents approximately a 19.78% interest in Horizon Telcom, Inc. The Company transferred 40% of the shares owned (31,911 shares) to the former members as consideration for the acquisition of BPCS (Note
4). This transaction resulted in a gain of $10,513,200 and reduced the ownership in Horizon Telcom, Inc. to 11.78%. This investment is accounted for under the cost method.

     As part of the term loan facilities for the construction of the personal communications network (Note 7), the Company is required to purchase Rural Telephone Finance Cooperative's (the lender) subordinated capital certificates with each draw on the loan. These certificates will be redeemed by the lender when the note has been repaid.

(9) DISCONTINUED OPERATIONS

     Effective April 1, 2000, the Company transferred its Internet, long distance and other businesses unrelated to its wireless operations to United Communications, Inc. (United), a wholly-owned subsidiary of the Parent, at net book value. Accordingly, the results of operations for these business units have been reported as discontinued operations in the current and prior periods. As of June 30, 2000, the Company had an interest bearing note receivable of approximately $780,000 from United.

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Operating results for the six months ended June 30, 2000 and 1999 for these businesses are as follows:



                                                               SIX MONTHS ENDED JUNE 30,
                                                               -------------------------
                                                                  2000          1999
Total revenue...............................................   $1,046,313    $1,678,655
Operating income before income taxes........................      214,008       209,956
Earnings before income taxes................................      214,008       209,956
Income tax expense..........................................      (72,763)      (71,385)
                                                               ----------    ----------
Net income from discontinued operations.....................   $  141,245    $  138,571
                                                               ==========    ==========


     Net assets of discontinued operations are as follows:

                                                              JUNE 30,   DECEMBER 31,
                                                                2000         1999
Current assets..............................................  $     --     $308,779
Property and equipment, net.................................        --      597,043
Current liabilities.........................................        --      (81,799)
                                                              --------     --------
  Net assets -- discontinued operations.....................  $     --     $824,023
                                                              ========     ========

(10) COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space and various equipment under several operating leases. In addition, the Company leased certain PCS equipment from the Parent. This lease was terminated during 1999. In October 1999, the Company signed a tower lease agreement with a third party whereby the Company leases the towers for substantially all of the Company's cell sites. The tower leases are operating leases with a term of five to ten years with three consecutive five-year renewal option periods. In addition, the Company will receive a site development fee from the tower lessor for certain tower sites that the lessor constructs on behalf of the Company.

CONSTRUCTION EXPENDITURES

     Construction expenditures in 2000 are estimated to be $107,000,000. The majority of the estimated expenditures are for the build-out of the Personal Communications Services Network. The Company expects to finance construction primarily through external financing.

LEGAL MATTERS

     The Company is party to legal claims arising in the normal course of business. Although the ultimate outcome of the claims cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material adverse impact on the Company's results of operations or financial condition.

VENDOR AGREEMENTS

     In August 1999, the Company entered into a wholesale network services agreement with a third-party vendor. The initial term is through June 8, 2008 with four automatic ten-year renewals. The

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

monthly billings under the agreement are based on usage. No minimum usage is required under the agreement.

(11) RELATED PARTIES

     The Company has non-interest bearing receivables from and payables to affiliated companies (other subsidiaries of the Parent) related to advances made to and received from these affiliated companies. The Company has a receivable from the Parent for Federal income taxes attributable to the benefit to be received by the Parent due to the Company's net loss. The Company also has a payable to the Parent relating to cash advances received from the Parent's line of credit and the associated interest. This payable is expected to be repaid during 2000. The balances due to/from affiliates as of June 30, 2000 and December 31, 1999 are as follows:

                                                               JUNE 30,     DECEMBER 31,
                                                                 2000           1999
Receivable from Parent......................................  $ 3,355,078   $ 2,630,335
Receivable from affiliate...................................      780,124            --
Payable to Parent...........................................   (8,473,246)   (4,355,292)
Payable to affiliates.......................................   (3,069,746)   (1,142,173)

     During 2000 and 1999, an affiliated company provided the Company management, supervision and administrative services including financial services, regulatory services, human resource services and other administrative and support services. The cost of these management services for the six months ended June 30, 2000 and 1999 was approximately $1,792,000 and $325,000, respectively.

(12) SUBSEQUENT EVENTS

     The Company has filed with the Securities and Exchange Commission for an initial public offering. The Company expects to raise approximately $115,800,000 from the offering of approximately 9,650,000 shares of class A common stock.

     In connection with the Company expanding its management agreement with Sprint PCS which allows the Company to have the exclusive right to build, own and manage a wireless voice and data services network in markets located in Pennsylvania, New York, Ohio and New Jersey (Note 2), the Company, concurrent with the initial public offering, will grant to Sprint PCS warrants to acquire 2,510,460 shares of class A common stock.

     The Company has a commitment from a financial institution for a $225 million senior secured credit facility consisting of a $75 million revolving credit commitment and a $150 million term loan commitment (collectively, the senior secured credit facility). The senior secured credit facility will bear interest of LIBOR plus 2.5% to 3.5%. The borrowings will be used to finance the direct cost of the construction and operation of the Company's personal communications network and for working capital purposes. The closing of the credit facility is contingent on the completion of the initial public offering. The terms of the senior secured credit facility are not finalized.

     The Company, concurrent with an initial public offering, plans to offer $225 million aggregate principal amount of senior discount notes. The senior discount notes will be guaranteed by HPC and BPCS. The terms of the senior discount notes are not finalized.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Managers and Members of
  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC:

     We have audited the accompanying balance sheet of BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC (an Ohio limited liability company in the development stage) as of December 31, 1999 and the related statements of income, members' capital and cash flows for the period from inception (October 12, 1999) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC as of December 31, 1999 and the results of its operations and its cash flows for the period from inception (October 12, 1999) to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Columbus, Ohio
  March 2, 2000

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1999

ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 8,365,769
  Receivables...............................................       61,949
  Notes receivable from members.............................    2,958,665
  Prepayments and other.....................................       34,902
                                                              -----------
          Total current assets..............................   11,421,285
                                                              -----------
DEFERRED CHARGES AND OTHER ASSETS
  Deferred financing costs..................................       77,880
                                                              -----------
          Total deferred charges and other assets...........       77,880
                                                              -----------
PROPERTY AND EQUIPMENT
  Construction work in progress.............................      511,415
                                                              -----------
          Total property and equipment......................      511,415
                                                              -----------
          Total assets......................................  $12,010,580
                                                              ===========
LIABILITIES AND MEMBERS' CAPITAL
  Accounts payable..........................................  $    46,150
                                                              -----------
          Total liabilities.................................       46,150
                                                              -----------
Members' Capital
  Capital contributions (12,130 voting units issued and
     outstanding)...........................................   12,130,000
  Deficit accumulated during the development stage..........     (165,570)
                                                              -----------
          Total members' capital............................   11,964,430
                                                              -----------
          Total liabilities and members' capital............  $12,010,580
                                                              ===========

The accompanying notes to financial statements are an integral part of this balance sheet.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                              STATEMENT OF INCOME
     FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO DECEMBER 31, 1999

OPERATING REVENUES
  Personal Communications Service revenue...................  $      --
                                                              ---------
          Total operating revenues..........................         --
                                                              ---------
PREOPERATING EXPENSES
  Preoperating expenses.....................................    253,254
                                                              ---------
          Total preoperating expenses.......................    253,354
                                                              ---------
PREOPERATING LOSS...........................................   (253,254)
                                                              ---------
NONOPERATING INCOME
  Interest income...........................................     87,684
                                                              ---------
          Total nonoperating income.........................     87,684
                                                              ---------
NET LOSS....................................................  $(165,570)
                                                              =========

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                         STATEMENT OF MEMBERS' CAPITAL
     FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO DECEMBER 31, 1999

                                                                      DEFICIT
                                                                    ACCUMULATED
                                         VOTING                     DURING THE
                                         UNITS        CAPITAL       DEVELOPMENT
                                         ISSUED    CONTRIBUTIONS       STAGE          TOTAL
BALANCE, October 12, 1999..............      --     $        --      $      --     $        --
  Units issued.........................  12,130      12,130,000             --      12,130,000
  Net loss.............................      --              --       (165,570)       (165,570)
                                         ------     -----------      ---------     -----------
BALANCE, December 31, 1999.............  12,130     $12,130,000      $(165,570)    $11,964,430
                                         ======     ===========      =========     ===========

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO DECEMBER 31, 1999

CASH FLOWS FROM PREOPERATING ACTIVITIES:
  Net loss..................................................  $ (165,570)
                                                              ----------
  Adjustments to reconcile net loss to net cash used in
     preoperating activities:
     Changes in certain assets and liabilities:
       Increase in receivables..............................     (61,949)
       Increase in prepayments and other....................     (34,902)
       Increase in accounts payable.........................      46,150
                                                              ----------
          Cash flows used in preoperating activities........    (216,271)
                                                              ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net..................    (477,800)
                                                              ----------
          Cash flows used in investing activities...........    (477,800)
                                                              ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Members' equity contributions.............................   9,137,720
  Deferred financing fees...................................     (77,880)
                                                              ----------
          Cash flows provided by financing activities.......   9,059,840
                                                              ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................   8,365,769
CASH AND CASH EQUIVALENTS, beginning of period..............          --
                                                              ----------
CASH AND CASH EQUIVALENTS, end of period....................  $8,365,769
                                                              ==========

NONCASH TRANSACTIONS

A member received voting units in exchange for property purchased and contributed to the Company totaling approximately $33,600.

As of December 31, 1999, the Company had outstanding notes receivable from members totaling $2,958,665 relating to initial capital contributions.

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

(1) ORGANIZATION AND RISKS OF DEVELOPMENT-STAGE ENTERPRISES

     Bright Personal Communications Services, LLC (the Company or BPCS) was formed as an Ohio limited liability company on October 12, 1999. The Company is in the development stage and its principal business activity will be to provide personal communications services (PCS).

     The Company has two classes of member units, voting and nonvoting. As of December 31, 1999, 12,130 voting units at a stated value of $1,000 per unit were issued to twenty-two members. Members holding nonvoting units have no rights to vote or consent on any matter that requires a vote or consent by members. As of December 31, 1999, no nonvoting units have been issued.

     Profits, losses and cash flows are allocated to members based on ownership percentage, as set forth in the Operating Agreement between the Company and its members (the "Operating Agreement").

     The Company entered into a Management Agreement with Sprint PCS, the PCS group of Sprint Corporation (the "Management Agreement"). Under this agreement, the Company will be given the exclusive right to build, own and manage a wireless voice and data services network in markets located in Ohio, Michigan and Indiana under the Sprint PCS brand. BPCS is required to build out the wireless network according to Sprint PCS specifications. The Company will be charged a fee under this agreement based on a percentage of collected revenue. The term of the Management Agreement is 20 years with three successive 10-year renewal periods. The Management Agreement is subject to a requirement that the Company construct and operate facilities that offer coverage to a defined population as well as maintain specific operational and performance standards. The Company began the engineering and design phase in 1999 and expects to complete the construction of the personal communications network in 2000.

     The Company entered into a Services Agreement with Horizon Personal Communications, Inc., one of its members, during 1999. Pursuant to the Services Agreement, this member provides management and administrative services to the Company for a fee of $25,000 per month plus a percentage of monthly gross service revenue. The Company also agreed to compensate this member for certain services provided in connection with the normal operations of the Company, including use of the member's network, customer activation, customer care and billing. Based on the Services Agreement, payment is to be made either in cash or reflected as a capital contribution resulting in the issuance of additional voting units.

     The Company has yet to generate revenue from providing services and has no assurance of future revenues. Further, during the period required to build its network, the Company will require additional funds. The success of the Company's future operations is primarily dependent upon its ability to obtain adequate financing and secure appropriate tower sites and to build-out its PCS network and conduct future operations. Thus, the inability to obtain adequate financing or delays and unanticipated costs in obtaining sites and completing construction could significantly affect the Company's ability to conduct future operations.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND USE OF ESTIMATES

     The Company uses the accrual basis of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturities of three months or less to be cash equivalents. Included as a cash equivalent is $8,012,928 of commercial paper.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at original cost. Included in the cost of construction for the Company will be items such as direct payroll-related benefits and interest capitalized during construction.

DEPRECIATION

     The Company will provide for depreciation under the straight-line method using rates based on the estimated service lives of the various classes of property.

     Estimated useful lives will be as follows:

                                                   YEARS
Network assets...................................  5-15
Furniture and office equipment...................   5
Computer equipment...............................  3-5
Vehicles.........................................   5

REVENUE RECOGNITION


     The Company sells handsets and accessories which are recorded at the time of the sale as equipment revenue. After the handset has been purchased, the subscriber purchases a service package which is recognized monthly as service is provided and is included as service revenue. These two items are not commingled and sold as one.



     Under the management agreement, a management fee calculated as 8% of collected personal communications service revenues from Sprint PCS subscribers based in the Company's territory, excluding outbound roaming, and from non-Sprint PCS subscribers who roam onto the Company's network, will be accrued as services are provided and remitted to Sprint PCS and recorded as selling, general and administrative expense. The management fee is for the use of Sprint PCS's licenses and trademarks. Revenues generated from the sale of handsets and accessories, inbound and outbound Sprint PCS roaming fees, and from roaming services provided to Sprint PCS customers who are not based in the Company's territory are not subject to the 8% affiliation fee. The Company will

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


recognize revenues on personal communications handsets and accessories at the time of the sale. We do not add additional charges for the Sprint management fee and we are not billing any revenues on behalf of Sprint.


INCOME TAXES

     The Company is organized as a limited partnership for Federal income tax purposes. Consequently, the Company is not taxable as an entity under the Internal Revenue Code. Therefore, no provision for Federal or State income taxes has been provided. Revenues and expenses recognized by the Company for tax reporting purposes are allocated to the individual equity members based on the Operating Agreement, for inclusion in their individual income tax returns.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of notes receivable. All notes receivable amounts were fully collected by February 2000.

ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. SFAS 137, issued August 1999, postpones the mandatory effective date of SFAS 133 for one year to January 1, 2001. The Company has not determined the effects of this change on its financial position or results of operations.

(3) OPERATING LEASES

     The Company leases a storefront under an operating lease. Rental expense for this operating lease was $4,214 for the period from inception (October 12, 1999) to December 31, 1999. Future minimum operating lease payments are as follows:

                            YEAR                               AMOUNT
2000........................................................  $ 39,589
2001........................................................    44,484
2002........................................................    45,818
2003........................................................    47,193
2004........................................................    44,558
Thereafter..................................................        --
                                                              --------
Future operating lease obligation...........................  $221,642
                                                              ========

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(4) UNIT OPTION PLAN

     The Operating Agreement provides for the issuance of nonvoting member units pursuant to the Unit Option Plan (the Plan). The Plan provides for options to be granted to any employee, member or manager of the Company as determined by the Management Committee. The aggregate number of nonvoting units available for issue under the Plan equals 10% of the total number of voting units committed as of September 15, 1999 (1,198 units). If any option granted under the Plan expires or is terminated for any reason without being exercised, the units subject to the options will become available for granting under the Plan. As of December 31, 1999, no options have been granted.

(5) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of current assets and current liabilities approximate their fair market value because of the immediate or short-term maturity of these financial instruments.

(6) CONSTRUCTION EXPENDITURES

     Construction expenditures in 2000 are estimated to be $27,000,000. The majority of the estimated expenditures are for the build-out of the personal communications services network (Note 1). The Company expects to finance construction primarily through the use of the members' equity contributions and external financing.

(7) FINANCING ARRANGEMENTS

     In December 1999, the Company signed a letter of commitment with a financial institution to finance the purchase of certain equipment for the construction the Company's personal communications network. The note is expected to be a 10-year secured term loan in the amount of $35,400,000. The note will be collateralized by the equipment. As of December 31, 1999, the Company had incurred approximately $78,000 in financing fees, which are included in deferred charges on the accompanying balance sheet.

(8) RELATED PARTIES

     Expense related to management services provided pursuant to the Services Agreement for the period from inception (October 12, 1999) to December 31, 1999 totaled $75,000.

     The Company has non-interest bearing receivables from several members relating to the initial capital contributions. The initial capital contribution, based on the Operating Agreement, is payable in six equal monthly installments beginning in September 1999 and ending in February 2000. At December 31, 1999, the outstanding balance was $2,958,665. These amounts were fully collected in February 2000.

(9) LIMITATION OF LIABILITY

     Pursuant to the Operating Agreement, each member's liability is limited to those liabilities attributable to such member's gross negligence, fraudulent conduct, willful misconduct or bad faith or to a continuing material breach of the Operating Agreement. In addition, members are not liable for the debts, obligations or liabilities of the other members.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                            CONDENSED BALANCE SHEETS
                   AS OF MARCH 31, 2000 AND DECEMBER 31, 1999

                                                               MARCH 31,
                                                                 2000        DECEMBER 31,
                                                              (UNAUDITED)        1999
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 9,377,190    $ 8,365,769
  Receivables...............................................       61,458         61,949
  Notes receivable from members.............................           --      2,958,665
  Prepayments and other.....................................       29,775         34,902
                                                              -----------    -----------
          Total current assets..............................    9,468,423     11,421,285
                                                              -----------    -----------
DEFERRED CHARGES AND OTHER ASSETS
  Deferred financing costs..................................       77,880         77,880
                                                              -----------    -----------
          Total deferred charges and other assets...........       77,880         77,880
                                                              -----------    -----------
PROPERTY AND EQUIPMENT
  In service................................................        4,000             --
  Less -- Accumulated depreciation..........................          (67)            --
                                                              -----------    -----------
     Property and equipment, net............................        3,933             --
  Construction work in progress.............................    2,856,215        511,415
                                                              -----------    -----------
          Total property and equipment, net.................    2,860,148        511,415
                                                              -----------    -----------
          Total assets......................................  $12,406,451    $12,010,580
                                                              ===========    ===========
LIABILITIES AND MEMBERS' CAPITAL
  Accounts payable..........................................  $   459,193    $    46,150
                                                              -----------    -----------
          Total liabilities.................................      459,193         46,150
                                                              -----------    -----------
Members' Capital
  Capital contributions (12,130 voting units issued and
     outstanding)...........................................   12,130,000     12,130,000
  Deficit accumulated during the development stage..........     (182,742)      (165,570)
                                                              -----------    -----------
          Total members' capital............................   11,947,258     11,964,430
                                                              -----------    -----------
          Total liabilities and members' capital............  $12,406,451    $12,010,580
                                                              ===========    ===========

The accompanying notes to financial statements are an integral part of these balance sheets.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                         CONDENSED STATEMENT OF INCOME
                 FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND
       FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO MARCH 31, 2000
                                  (UNAUDITED)

                                                                                 FOR THE PERIOD
                                                              FOR THE THREE      FROM INCEPTION
                                                               MONTHS ENDED    (OCTOBER 12, 1999)
                                                              MARCH 31, 2000   TO MARCH 31, 2000
                                                              --------------   ------------------
OPERATING REVENUES
  Personal Communications Service revenue...................    $      --          $      --
                                                                ---------          ---------
          Total operating revenues..........................           --                 --
                                                                ---------          ---------
PREOPERATING EXPENSES
  Preoperating expenses.....................................      161,795            415,049
                                                                ---------          ---------
          Total preoperating expenses.......................      161,795            415,049
                                                                ---------          ---------
PREOPERATING LOSS...........................................     (161,795)          (415,049)
                                                                ---------          ---------
NONOPERATING INCOME
  Interest income...........................................      144,623            232,307
                                                                ---------          ---------
          Total nonoperating income.........................      144,623            232,307
                                                                ---------          ---------
NET LOSS....................................................    $ (17,172)         $(182,742)
                                                                =========          =========

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                    CONDENSED STATEMENT OF MEMBERS' CAPITAL
       FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO MARCH 31, 2000

                                                                              DEFICIT
                                                                            ACCUMULATED
                                                   VOTING                   DURING THE
                                                   UNITS       CAPITAL      DEVELOPMENT
                                                   ISSUED   CONTRIBUTIONS      STAGE         TOTAL
                                                   ------   -------------   -----------   -----------
BALANCE, October 12, 1999........................      --    $        --     $      --    $        --
  Units issued...................................  12,130     12,130,000            --     12,130,000
  Net loss.......................................      --             --      (165,570)      (165,570)
                                                   ------    -----------     ---------    -----------
BALANCE, December 31, 1999.......................  12,130    $12,130,000     $(165,570)   $11,964,430
  Net loss (unaudited)...........................      --             --       (17,172)       (17,172)
                                                   ------    -----------     ---------    -----------
BALANCE, March 31, 2000 (unaudited)..............  12,130    $12,130,000     $(182,742)   $11,947,258
                                                   ======    ===========     =========    ===========

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                       CONDENSED STATEMENT OF CASH FLOWS
                 FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND
       FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO MARCH 31, 2000
                                  (UNAUDITED)

                                                                              FOR THE PERIOD
                                                          FOR THE THREE       FROM INCEPTION
                                                           MONTHS ENDED     (OCTOBER 12, 1999)
                                                          MARCH 31, 2000    TO MARCH 31, 2000
                                                          --------------    ------------------
NET CASH FLOWS PROVIDED BY PREOPERATING ACTIVITIES....     $   401,556         $   185,285
                                                           -----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net............      (2,348,800)         (2,826,600)
                                                           -----------         -----------
          Cash flows used in investing activities.....      (2,348,800)         (2,826,600)
                                                           -----------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Members' equity contributions.......................              --           9,137,720
  Collection of notes receivable relating to members'
     equity contributions.............................       2,958,665           2,958,665
  Deferred financing fees.............................              --             (77,880)
                                                           -----------         -----------
          Cash flows provided by financing
             activities...............................       2,958,665          12,018,505
                                                           -----------         -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS.............       1,011,421           9,377,190
CASH AND CASH EQUIVALENTS, beginning of period........       8,365,769                  --
                                                           -----------         -----------
CASH AND CASH EQUIVALENTS, end of period..............     $ 9,377,190         $ 9,377,190
                                                           ===========         ===========

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                  (UNAUDITED)

(1) GENERAL

     The results of operations for the interim period shown are not necessarily indicative of the results to be expected for the fiscal year. In the opinion of Management, the information contained herein reflects all adjustments necessary to make a fair statement of the results for the three months ended March 31, 2000. All such adjustments are of a normal recurring nature. The financial statements also reflect the results of operations, cash flows and members' capital from inception (October 12, 1999) through March 31, 2000.

(2) ORGANIZATION AND RISKS OF DEVELOPMENT-STAGE ENTERPRISES

     Bright Personal Communications Services, LLC (the "Company" or "BPCS") was formed as an Ohio limited liability company on October 12, 1999. The Company is in the development stage and its principal business activity will be to provide personal communications services ("PCS").

     The Company has two classes of member units, voting and nonvoting. As of March 31, 2000 and December 31, 1999, 12,130 voting units at a stated value of $1,000 per unit were issued to twenty-two members. Members holding nonvoting units have no rights to vote or consent on any matter that requires a vote or consent by members. As of March 31, 2000, no nonvoting units have been issued.

     Profits, losses and cash flows are allocated to members based on ownership percentage, as set forth in the Operating Agreement between the Company and its members (the "Operating Agreement").

     The Company entered into a Management Agreement with Sprint PCS, the PCS group of Sprint Corporation (the "Management Agreement"). Under this agreement, the Company will be given the exclusive right to build, own and manage a wireless voice and data services network in markets located in Ohio, Michigan and Indiana, under the Sprint PCS brand. BPCS is required to build out the wireless network according to Sprint PCS specifications. The Company will be charged a fee under this agreement based on a percentage of collected revenue. The term of the Management Agreement is 20 years with three successive 10-year renewal periods. The Management Agreement is subject to a requirement that the Company construct and operate facilities that offer coverage to a defined population as well as maintain specific operational and performance standards. The Company began the engineering and design phase in 1999 and expects to complete the construction of the personal communications network in 2000.

     The Company entered into a Services Agreement with one of its members during 1999. Pursuant to the Services Agreement, this member provides management and administrative services to the Company for a fee of $25,000 per month plus a percentage of monthly gross service revenue. The Company also agreed to compensate this member for certain services provided in connection with the normal operations of the Company, including use of the member's network, customer activation, customer care and billing. Based on the Services Agreement, payment is to be made either in cash or reflected as a capital contribution resulting in the issuance of additional voting units.

     The Company has yet to generate revenue from providing services and has no assurance of future revenues. Further, during the period required to build its network, the Company will require additional funds. The success of the Company's future operations is primarily dependent upon its

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

         NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 2000
                                  (UNAUDITED)

ability to obtain adequate financing and secure appropriate tower sites and to build-out its PCS network and conduct future operations. Thus, the inability to obtain adequate financing or delays and unanticipated costs in obtaining sites and completing construction could significantly affect the Company's ability to conduct future operations.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Note 2 to the Notes to Financial Statements in the Company's December 31, 1999 Financial Statements summarize the Company's significant accounting policies.

(4) INCOME TAXES

     The Company is organized as a limited partnership for Federal income tax purposes. Consequently, the Company is not taxable as an entity under the Internal Revenue Code. Therefore, no provision for Federal or State income taxes has been provided. Revenues and expenses recognized by the Company for tax reporting purposes are allocated to the individual equity members based on the Operating Agreement, for inclusion in their individual income tax returns.

(5) COMMITMENTS AND CONTINGENCIES

CONSTRUCTION EXPENDITURES

     Construction expenditures in 2000 are estimated to be $35,400,000. The majority of the estimated expenditures are for the build-out of the personal communications services network. The Company expects to finance construction primarily through the use of the members' equity contributions and external financing.

(6) UNIT OPTION PLAN

     The Operating Agreement provides for the issuance of nonvoting member units pursuant to the Unit Option Plan (the Plan). The Plan provides for options to be granted to any employee, member or manager of the Company as determined by the Management Committee. The aggregate number of nonvoting units available for issue under the Plan equals 10% of the total number of voting units committed as of September 15, 1999 (1,198 units). If any option granted under the Plan expires or is terminated for any reason without being exercised, the units subject to the options will become available for granting under the Plan. As of March 31, 2000, no options have been granted.

(7) FINANCING ARRANGEMENTS

     In December 1999, the Company signed a letter of commitment with a financial institution to finance the purchase of certain equipment for the construction the Company's personal communications network. The note is expected to be a 10-year secured term loan in the amount of $35,400,000. The note will be collateralized by the equipment. As of December 31, 1999, the Company had incurred approximately $78,000 in financing fees, which are included in deferred charges on the accompanying balance sheet. As discussed in Note 10, the loan agreement was finalized in May 2000.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

         NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 2000
                                  (UNAUDITED)

(8) RELATED PARTIES

     Expense related to management services provided pursuant to the Services Agreement for the three months ended March 31, 2000 totaled $75,000. In addition, as of March 31, 2000, the Company paid approximately $179,000 to a member related to its network build-out.

     The Company had non-interest bearing receivables from several members relating to the initial capital contributions. The initial capital contribution, based on the Operating Agreement, was payable in six equal monthly installments beginning in September 1999 and ending in February 2000. At December 31, 1999, the outstanding balance was $2,958,665. These amounts were fully collected by February 2000.

(9) LIMITATION OF LIABILITY

     Pursuant to the Operating Agreement, each member's liability is limited to those liabilities attributable to such member's gross negligence, fraudulent conduct, willful misconduct or bad faith or to a continuing material breach of the Operating Agreement. In addition, members are not liable for the debts, obligations or liabilities of the other members.

(10) SUBSEQUENT EVENTS

     In April 2000, certain of the members owning 74.4% of the Company entered into an agreement to exchange their ownership of the Company for an 8% ownership of Horizon PCS, Inc. ("HPCS") and an 8% ownership of Horizon Telcom, Inc. (HPCS' parent). Prior to this transaction, Horizon PCS, through its wholly-owned subsidiary Horizon Personal Communications, Inc., owned the remaining 25.6% of the Company. After this transaction, HPCS, with Horizon Personal Communications, Inc., owns 100% of the Company.

     In May 2000, the Company finalized a loan agreement with a financial institution for a 10-year secured term loan in the amount of $35,407,000. Interest is at the financial institution's variable rate plus 100 basis points and will be payable quarterly. Quarterly principal payments begin in 2004 at a fixed percentage of the outstanding balance and continue through 2009.

                               HORIZON PCS, INC.

                         PRO FORMA FINANCIAL STATEMENTS


     The unaudited pro forma balance sheet of Horizon PCS, Inc. ("Horizon PCS") as of June 30, 2000 (the "Pro Forma Balance Sheet") and the unaudited pro forma statements of income of Horizon PCS for the year ended December 31, 1999 and the six months ended June 30, 2000 (the "Pro Forma Statements of Income," together with the Pro Forma Balance Sheet, the "Pro Forma Financial Statements") give effect to the acquisition of the remaining 74% of the equity of Bright Personal Communications Services, LLC ("Bright PCS") which is not already owned by Horizon PCS' wholly-owned subsidiary, Horizon Personal Communications, Inc., the acquisition of certain network assets under construction from Sprint PCS in connection with its grant of our new markets in Pennsylvania, New York, Ohio and New Jersey and the issuance of warrants granted to Sprint to acquire a number of shares of Class A common stock.


     The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma adjustments related to the purchase of Sprint PCS network assets and the issuance of warrants to Sprint PCS are subject to further adjustment depending on the final amount of assets to be purchased and the final valuation of the warrants. The Company does not believe the adjustments will be significant. The Pro Forma Financial Statements do not purport to be indicative of the results that would have actually been obtained had such transactions been completed as of the assumed dated and for the periods presented, or which may be obtained in the future. The Pro Forma Financial Statements are presented on a consolidated basis.


     The Pro Forma Statement of Income for the year ended December 31, 1999 has been derived from the audited consolidated financial statements of Horizon PCS included elsewhere herein, adjusted to give effect to the items above as if they had occurred on January 1, 1999. The Pro Forma Statement of Income for the six months ended June 30, 2000 has been derived from the unaudited consolidated financial statements of Horizon PCS included elsewhere herein, adjusted to give effect to the items above as if they had occurred on January 1, 2000. The Pro Forma Balance Sheet as of June 30, 2000 has been derived from the unaudited consolidated financial statements of Horizon PCS included elsewhere herein, adjusted to give effect to the items above as if they had occurred on June 30, 2000.


     The Pro Forma Financial Statements and the accompanying notes should be read in conjunction with the financial statements of Horizon PCS, together with the related notes thereto, included elsewhere herein.

                               HORIZON PCS, INC.

                            PRO FORMA BALANCE SHEET

                              AS OF JUNE 30, 2000



                                                                HORIZON PCS                 PRO FORMA
                                                                 (ACTUAL)     ADJUSTMENTS   COMBINED
                                                                -----------   -----------   ---------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS
Cash........................................................     $  5,313       $    --     $  5,313
Accounts receivable.........................................          972            --          972
Other current assets........................................        7,332            --        7,332
                                                                 --------       -------     --------
  Total current assets......................................       13,617            --       13,617
                                                                 --------       -------     --------
Property and equipment, net.................................       38,148        15,000(1)    53,148
Goodwill and other intangibles..............................       40,461        18,424(5)    58,885
Other non-current assets....................................        9,365            --        9,365
                                                                 --------       -------     --------
  Total assets..............................................     $101,591       $33,424     $135,015
                                                                 ========       =======     ========
LIABILITIES & STOCKHOLDERS' EQUITY
Notes payable...............................................     $ 21,939       $    --     $ 21,939
Other current liabilities...................................       21,053            --       21,053
Long-term debt..............................................       23,558        15,000(1)    38,558
Other non-current liabilities...............................        4,311            --        4,311
                                                                 --------       -------     --------
  Total liabilities.........................................       70,861        15,000       85,861
                                                                 --------       -------     --------
Stockholders' equity........................................       30,730        18,424       49,154
                                                                 --------       -------     --------
  Total liabilities and stockholders' equity................     $101,591       $33,424     $135,015
                                                                 ========       =======     ========


See Footnotes to Pro Forma Financial Statements

                               HORIZON PCS, INC.

                         PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                        HISTORICAL    HISTORICAL                  PRO FORMA
                                                        HORIZON PCS   BRIGHT PCS   ADJUSTMENTS    COMBINED
                                                        -----------   ----------   -----------    ---------
                                                                       (DOLLARS IN THOUSANDS)
Service revenues......................................  $    3,903      $  --        $   (75)(2) $     3,828
Equipment revenues....................................         600         --             --             600
                                                        -----------     -----        -------     -----------
                                                             4,503         --            (75)          4,428
                                                        -----------     -----        -------     -----------
Operating expenses:
  Cost of service and equipment.......................       9,741         --             --           9,741
  Selling, general and administrative.................       7,922        253            (75)(2)       9,045
                                                                                         945(5)
  Non-cash compensation expense.......................         291         --             --             291
  Depreciation and amortization.......................       2,685         --          2,024(3)        4,709
                                                        -----------     -----        -------     -----------
    Total operating expenses..........................      20,639        253          2,894          23,786
                                                        -----------     -----        -------     -----------
    Operating loss....................................     (16,136)      (253)        (2,969)        (19,358)
Interest expense, net.................................      (1,529)        --         (1,350)(1)      (2,879)
Gain on sale of PCS assets............................       1,388         --             --           1,388
Other income (expense)................................          52         88             42(4)          182
Income tax benefit....................................       5,275         --         (5,275)(6)          --
                                                        -----------     -----        -------     -----------
    Loss from continuing operations...................  $  (10,950)     $(165)       $(9,552)    $   (20,667)
                                                        ===========     =====        =======     ===========
Loss per share:
Basic and diluted loss per share from continuing
  operations..........................................  $    (0.20)                              $     (0.35)
                                                        ===========                              ===========
Weighted average shares outstanding...................  53,806,200                                58,485,000
                                                        ===========                              ===========


See Footnotes to Pro Forma Financial Statements

                               HORIZON PCS, INC.

                         PRO FORMA STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 2000



                                                      HISTORICAL    HISTORICAL                   PRO FORMA
                                                      HORIZON PCS   BRIGHT PCS   ADJUSTMENTS     COMBINED
                                                      -----------   ----------   -----------    -----------
                                                                     (DOLLARS IN THOUSANDS)
Service revenues....................................  $    7,469      $  --        $  (508)(2)  $     6,961
Equipment revenues..................................       1,095         --             --            1,095
                                                      -----------     -----        -------      -----------
                                                           8,564         --           (508)           8,056
                                                      -----------     -----        -------      -----------
Operating expenses:
  Cost of service and equipment.....................      11,530          8           (360)(2)       11,178
  Selling, general and administrative...............       8,378        367           (148)(2)        9,069
                                                                                       472(5)
  Non-cash compensation expense.....................         172         --             --              172
  Depreciation and amortization.....................       1,779          2            996(3)         2,777
                                                      -----------     -----        -------      -----------
    Total operating expenses........................      21,859        377            960           23,196
                                                      -----------     -----        -------      -----------
    Operating loss                                       (13,295)      (377)        (1,468)         (15,140)
Interest expense, net...............................      (1,738)        --           (675)(1)       (2,413)
Other income (expense)..............................      11,044        265             29(4)        11,338
Income tax benefit..................................       2,031         --         (2,031)(6)           --
                                                      -----------     -----        -------      -----------
Loss from continuing operations.....................  $   (1,958)     $(112)       $(4,145)     $    (6,215)
                                                      ===========     =====        =======      ===========
Loss per share:
Basic and diluted loss per share from continuing
  operations........................................  $    (0.04)                               $     (0.11)
                                                      ===========                               ===========
Weighted average shares outstanding.................  53,884,180                                 58,485,000
                                                      ===========                               ===========


See Footnotes to Pro Forma Financial Statements

                  FOOTNOTES TO PRO FORMA FINANCIAL STATEMENTS


     For the purposes of determining the pro forma effect of transactions described above on our consolidated balance sheet as of June 30, 2000 and consolidated statements of income for the year ended December 31, 1999 and the six months ended June 30, 2000, the following adjustments have been made (in thousands, except share and per share data):


          1. Represents the purchase of the $15,000 of cell sites under construction from Sprint PCS in connection with its grant of new markets. These assets are to be financed with additional debt at an interest rate of 9%.


          2. Represents the elimination of intercompany activity between Horizon PCS and Bright PCS relating to the management fees and network usage costs paid to Horizon PCS.



                                               YEAR ENDED       SIX MONTHS ENDED
                                            DECEMBER 31, 1999    JUNE 30, 2000
                                                   (DOLLARS IN THOUSANDS)
Management fees...........................         $75                $148
Network build-out fees....................          --                 360



          3. Represents the amortization of goodwill and other intangible assets recorded from the Bright PCS acquisition consisting of goodwill and licenses in the amount of $40,476. The goodwill and other intangibles acquired are amortized over a period of 20 years, which is the initial term of Bright PCS' management agreement with Sprint PCS.



          4. Represents the elimination of Horizon PCS' 25.6% of Bright PCS' net loss for each period previously recorded as other income and expense.



          5. Reflects the issuance of warrants granted to Sprint to acquire 2,510,460 shares of class A common stock at an exercise price equal to the initial public offering price per share. The valuation of the warrants is estimated to be $18,896 or $7.50 per share. The warrants are amortized over a period of 20 years, which is the initial term of the management agreement with Sprint PCS. The fair value of the warrants were estimated on the date of the grant using the Black-Scholes pricing model with an assumption of a risk-free interest rate of 6.5%, expected life equal to the term of the warrants and a volatility of 95%.



          6. Assumes that upon the closing of the IPO the Company will no longer be included in Horizon Telcom's consolidated tax return and therefore will not be able to recognize a tax benefit.



          7. Basic and diluted losses per share were calculated as net loss divided by the weighted average number of common shares outstanding. The pro forma combined weighted-average shares outstanding includes 4,678,800 shares issued in conjunction with the Bright PCS acquisition. Because the Company had a net loss as of December 31, 1999 and June 30, 2000, the effect on loss per share of all options, warrants and convertible debt was antidilutive.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               , 2000

                               [HORIZON PCS LOGO]

                               HORIZON PCS, INC.

                    9,650,000 SHARES OF CLASS A COMMON STOCK
--------------------------------------------------------------------------------

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                          DONALDSON, LUFKIN & JENRETTE
                          FIRST UNION SECURITIES, INC.
                         THE ROBINSON-HUMPHREY COMPANY
                                 DLJDIRECT INC.

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any of the sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Until              , 2000 (25 days after the date of this prospectus), all
dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering or when selling previously unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities to be registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


Securities and Exchange Commission registration fee.........  $   35,157
National Association of Securities Dealers, Inc. filing
  fee.......................................................      13,000
Nasdaq National Market listing fees.........................      95,000
Printing and engraving expenses.............................     400,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     300,000
Transfer agent and registrar fees...........................       1,500
Miscellaneous expenses......................................
                                                              ----------
  Total.....................................................  $         *
                                                              ==========


-------------------------

* To be supplied by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation of Horizon PCS, Inc. ("Horizon PCS") provides that the liability of the directors of Horizon PCS to Horizon PCS or any of its stockholders for monetary damages arising from acts or omissions occurring in their capacity as directors shall be limited to the fullest extent permitted by the laws of Delaware or any other applicable law. This limitation does not apply with respect to any action in which a director would be liable under Section 174 of the General Corporation Law of the State of Delaware nor does it apply with respect to any liability in which a director:

     - breached his duty of loyalty to Horizon PCS or its stockholders;

     - did not act in good faith or, in failing to act, did not act in good faith;

     - acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

     - derived an improper personal benefit.

     Horizon PCS' Certificate of Incorporation provides that Horizon PCS shall indemnify its directors, officers and employees and former directors, officers and employees to the fullest extent permitted by the laws of Delaware or any other applicable law. Pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware, Horizon PCS has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Horizon PCS) by reason of the fact that he is or was a director, officer, employee or agent of Horizon PCS, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of Horizon PCS and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of Horizon PCS as well, but only to the extent or defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

     Reference is made to the Form of Underwriting Agreement, to be filed as
Exhibit 1.1 to this registration statement, which provides for indemnification by the Underwriters under certain circumstances of the directors and officers of Horizon PCS signing the registration statement and certain controlling persons of Horizon PCS against certain liabilities, including those arising under the Securities Act.

     Horizon PCS intends to acquire directors' and officers' liability insurance covering its directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Horizon PCS pursuant to the foregoing provisions, Horizon PCS has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the last three years, the Registrant has sold or issued the following unregistered securities:

          (1) On April 25, 2000, in connection with the incorporation of the Registrant, the Registrant issued one share of its class B common stock to Horizon Telcom, Inc. ("Horizon Telcom") in return for the payment of $100.

          (2) On June 27, 2000, in connection with the initial capitalization of the Registrant, the Registrant issued 53,806,200 shares of its class B common stock to Horizon Telcom in return for Horizon Telcom's contribution to the Registrant of all the issued and outstanding capital stock of Horizon Personal Communications, Inc.

          (3) On June 27, 2000, in connection with the initial capitalization of the Registrant, the Registrant issued an aggregate of 4,678,800 shares of its class B common stock to the former non-Horizon members of Bright Personal Communication Services, LLC ("Bright PCS"), in return for the contribution by the former members of approximately 70% of their ownership interest in Bright PCS.

          (4) On June 27, 2000, the Registrant granted incentive stock options to purchase 3,874,047 shares of the Registrant's class B common stock at an exercise price of $0.1209 per share, and nonqualified options to purchase 322,837 shares of its class B common stock, at an exercise price of $0.1209 per share. These options were granted in replacement of stock options which had been granted by Horizon Personal Communications, Inc. on November 16, 1999, prior to the incorporation of the Registrant as a holding company for Horizon Personal Communications, Inc. and Bright PCS.

          (5) In connection with Sprint PCS' grant of the Registrant's new markets on May 19, 2000, the Registrant agreed to grant a warrant to Sprint PCS to acquire 2,510,460 shares of the Registrant's class A common stock at an exercise price equal to the initial public offering price per share. The warrant will expire on the 3rd anniversary of the completion of this offering.

          (6) On February 15, 2000, Horizon Personal Communications, Inc. borrowed $13 million from First Union Investors, Inc. in connection with Horizon Personal Communication, Inc.'s purchase of shares of the outstanding common stock of Horizon Telcom. In connection with the loan transaction, the Registrant and First Union Investors, Inc., agreed that, upon the completion of this offering, the outstanding principal amount, and accrued interest thereon, under the note to First Union Investors, Inc. would be converted into shares of the Registrant's class A common stock at a conversion price equal to the initial public offering price per share.


          (7) On September   , 2000, the Registrant effected a 1.1697 for 1
     stock dividend of its issued and outstanding Class B common stock and made corresponding adjustments to the outstanding options and warrants.


     Exemption from the registration provisions of the Securities Act for the transaction described in paragraph 7 above was claimed on the basis that such transaction did not constitute an "offer," "offer to sell," "sale," or "offer to buy" under Section 5 of the Securities Act. Exemption from the registration provisions of the Securities Act for the other transactions described above was claimed under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transactions did not involve any public offering, the purchasers were sophisticated with access to the kind of information registration would provide and that such purchasers acquired such securities without a view towards distribution thereof. In addition, exemption from the registration provisions of the Securities Act for the transactions described in paragraph 4 was claimed under Section 3(b) of the Securities Act on the basis that such securities were sold pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation and not for capital raising purposes under Rule 701 of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
 1.1*         --  Form of Underwriting Agreement.
 2.1**(1)     --  Asset Purchase Agreement, dated May 19, 2000, by and between
                  Sprint PCS, Inc. and Horizon Personal Communications, Inc.
 2.2**(1)     --  Contribution and Exchange Agreement, as amended, dated May
                  4, 2000, by and among Horizon Personal Communications, Inc.,
                  Horizon Telcom, Inc., the Registrant and those persons
                  listed on the attachment to the Contribution and Exchange
                  Agreement.
 3.1**        --  Form of Certificate of Incorporation of Horizon PCS.
 3.2**        --  Bylaws of Horizon PCS.
 4.1**        --  Specimen Common Stock Certificate.
 5.1**        --  Opinion of Arnall Golden & Gregory, LLP regarding legality of the common stock being issued.
10.1*         --  Form of Employment Agreement, dated September   , 2000, by
                  and between Registrant and William A. McKell
10.2*         --  Form of Employment Agreement, dated September   , 2000, by
                  and between Registrant and Peter M. Holland

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
10.3**+       --  Sprint PCS Management Agreement between Sprint Spectrum,
                  L.P., SprintCom, Inc. and Horizon Personal Communications,
                  Inc., dated June 8, 1998.
10.3.1**      --  Letter Agreement, dated July 3, 2000, between Sprint
                  Spectrum, L.P., SprintCom, Inc. and Horizon Personal
                  Communications, Inc.
10.4**+       --  Sprint PCS Services Agreement between Sprint Spectrum L.P.
                  and Horizon Personal Communications, Inc., dated June 8,
                  1998.
10.5**        --  Sprint Trademark and Service Mark License Agreement between
                  Sprint Communications Company, L.P. and Horizon Personal
                  Communications, Inc., dated June 8, 1998.
10.6**        --  Sprint Spectrum Trademark and Service Mark License Agreement
                  between Sprint Spectrum L.P. and Horizon Personal
                  Communications, Inc., dated June 8, 1998.
10.7**+       --  Sprint PCS Management Agreement between Wirelessco, L.P.,
                  SprintCom, Inc., Sprint Spectrum, L.P. and Bright Personal
                  Communications Services, LLC, dated October 13, 1999.
10.8**+       --  Sprint PCS Services Agreement between Sprint Spectrum, L.P.
                  and Bright Personal Communications Services, LLC, dated
                  October 13, 1999.
10.9**        --  Sprint Trademark and Service Mark License Agreement between
                  Sprint Communications Company, L.P. and Bright Personal
                  Communications Services, LLC, dated October 13, 1999.
10.10**       --  Sprint Spectrum Trademark and Service Mark License Agreement
                  between Sprint Spectrum, L.P. and Bright Personal
                  Communications Services, LLC, dated October 13, 1999.
10.11**       --  Loan Agreement by and between Horizon Personal
                  Communications, Inc. and Rural Telephone Finance
                  Cooperative, dated August 29, 1997.
10.12**       --  Horizon Telcom Guaranty, dated August 29, 1997.
10.13**       --  Loan Agreement, by and between Bright Personal
                  Communications Services, LLC and Rural Telephone Finance
                  Corporation, dated April 28, 2000.
10.14**       --  Loan Agreement dated May 31, 2000 by and between Horizon
                  Personal Communications, Inc. and Rural Telephone Finance
                  Cooperative.
10.15**       --  Amendment to Loan Agreement dated June 27, 2000 by and between Horizon Personal Communications, Inc. and Rural
                  Telephone Finance Cooperative.
10.16**       --  Horizon Telcom Guaranty dated June 27, 2000.
10.17**       --  Commitment letter from First Union National Bank with regard to $225 million senior secured credit facility for the
                  Registrant.
10.18**       --  Registration Rights Agreement, dated June 27, 2000, by and among the Registrant and those persons listed on the
                  attachment to the Contribution and Exchange Agreement.
10.19**+      --  Network Services Agreement by and between West Virginia PCS
                  Alliance, L.C., Virginia PCS Alliance, L.C. and Horizon
                  Personal Communications, Inc., dated August 12, 1999.
10.20**       --  Assignment and Agreement by and between SprintCom, Inc.,
                  Horizon Personal Communications, Inc., West Virginia PCS
                  Alliance, L.C. and Virginia PCS Alliance, L.C., dated August
                  12, 1999.
10.21**+      --  PCS CDMA Product Supply Contract by and between Motorola,
                  Inc. and Horizon Personal Communications, Inc.
10.22**       --  Bridge Note Purchase Agreement by and between Horizon
                  Personal Communications, Inc. and First Union Investors,
                  Inc., dated February 15, 2000.

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
10.23**       --  13% Senior Subordinated Promissory Note from Horizon
                  Personal Communications, Inc. to First Union Investors,
                  Inc., dated February 15, 2000.
10.24**       --  Conversion Agreement, by and between Horizon Personal
                  Communications and First Union Investors, Inc., dated
                  February 15, 2000.
10.25**       --  Form of Horizon PCS, Inc. 2000 Stock Option Plan.
10.26**+      --  Site Development Agreement by and between Horizon Personal
                  Communications, Inc. and SBA Towers, Inc., dated August 17,
                  1999.
10.27**+      --  Master Site Agreement by and between SBA Towers, Inc. and
                  Horizon Personal Communications, Inc., dated July 1999.
10.28**+      --  Master Design Build Agreement by and between Horizon
                  Personal Communications, Inc. and SBA Towers, Inc., dated
                  August 17, 1999.
10.29**+      --  Master Site Agreement by and between SBA Towers, Inc. and
                  Bright Personal Communications Services, LLC, dated October
                  1, 1999.
10.30**+      --  Master Design Build Agreement by and between Bright Personal
                  Communications Services, LLC and SBA Towers, Inc., dated
                  October 1, 1999.
10.31**       --  Services Agreement, dated May 1, 2000, between Horizon
                  Personal Communication, Inc. and Horizon Services, Inc.
10.32**       --  Lease Agreement, dated May 1, 2000 between The Chillicothe
                  Telephone Company and Horizon Personal Communications, Inc.
10.33**       --  Services Agreement, dated May 1, 2000 between Horizon
                  Personal Communications, Inc. and United Communications,
                  Inc.
10.34**       --  Form of Indemnification Agreement.
10.35**       --  Amended and Restated Tax Allocation Agreement dated May 1,
                  2000 by and among Horizon Telcom, Inc., The Chillicothe
                  Telephone Company, Horizon Personal Communications, Inc.,
                  United Communications, Inc., Horizon Services, Inc., and
                  Horizon PCS, Inc.
10.36**       --  Form of Lock-Up Agreement.
21.1**        --  Subsidiaries of Horizon
23.1          --  Consent of Arthur Andersen, LLP
23.2**        --  Consent of Arnall Golden & Gregory, LLP (contained in legal opinion to be filed as Exhibit 5.1)
24.1**        --  Powers of Attorney (set forth on the signature page hereto)
27.1          --  Financial Data Schedule (for SEC use only)
27.2          --  Financial Data Schedule (for SEC use only)


-------------------------

  * to be filed by amendment.
 ** previously filed.
(1) In accordance with Item 601(b)(2) of Regulation S-K, the schedules have been omitted and a list briefly describing the schedules is at the end of the Exhibit. The Registrant will furnish supplementally a copy of any omitted schedule to the Commission upon request.
  + The registrant has requested confidential treatment for certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended.

     (b) Financial Statement Schedules:

     The following is the schedule filed as a part of the registration statement -- Schedule II -- Valuation and Qualifying Accounts.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Horizon pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Action 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chillicothe, State of Ohio, on the 31st day of August, 2000.


                                          HORIZON PCS, INC.

                                          By:     /s/ WILLIAM A. MCKELL
                                            ------------------------------------
                                                     William A. McKell
                                             Chairman of the Board, President,
                                                and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following person in the capacities and on the dates indicated.



                        NAME                                     TITLE                     DATE
                        ----                                     -----                     ----
                /s/ WILLIAM A. MCKELL                  Chairman of the Board,           August 31, 2000
-----------------------------------------------------    President and Chief
                  William A. McKell                      Executive Officer
                                                         (Principal Executive
                                                         Officer)

                /s/ PETER M. HOLLAND                   Chief Financial Officer;         August 31, 2000
-----------------------------------------------------    Director (Principal
                  Peter M. Holland                       Financial and Accounting
                                                         Officer)

                 /s/ THOMAS MCKELL*                    Director                         August 31, 2000
-----------------------------------------------------
                    Thomas McKell

                /s/ PHOEBE H. MCKELL*                  Director                         August 31, 2000
-----------------------------------------------------
                  Phoebe H. McKell

               /s/ LONNIE D. PEDERSEN*                 Director                         August 31, 2000
-----------------------------------------------------
                 Lonnie D. Pedersen

              By: /s/ PETER M. HOLLAND
  -------------------------------------------------
                  Peter M. Holland
                  Attorney-in-Fact

                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER           DESCRIPTION
  -------          -----------
 1.1*          --  Form of Underwriting Agreement.
 2.1**(1)      --  Asset Purchase Agreement, dated May 19, 2000, by and between
                   Sprint PCS, Inc. and Horizon Personal Communications, Inc.
 2.2**(1)      --  Contribution and Exchange Agreement, as amended, dated May
                   4, 2000, by and among Horizon Personal Communications, Inc.,
                   Horizon Telcom, Inc., the Registrant and those persons
                   listed on the attachment to the Contribution and Exchange
                   Agreement.
 3.1**         --  Form of Certificate of Incorporation of Horizon PCS.
 3.2**         --  Bylaws of Horizon PCS.
 4.1**         --  Specimen Common Stock Certificate.
 5.1**         --  Opinion of Arnall Golden & Gregory, LLP regarding legality of the common stock being issued.
10.1*          --  Form of Employment Agreement, dated September   , 2000, by
                   and between Registrant and William A. McKell
10.2*          --  Form of Employment Agreement, dated September   , 2000, by
                   and between Registrant and Peter M. Holland
10.3**+        --  Sprint PCS Management Agreement between Sprint Spectrum,
                   L.P., SprintCom, Inc. and Horizon Personal Communications,
                   Inc., dated June 8, 1998.
10.3.1**       --  Letter Agreement, dated July 3, 2000, between Sprint
                   Spectrum, L.P., SprintCom, Inc. and Horizon Personal
                   Communications, Inc.
10.4**+        --  Sprint PCS Services Agreement between Sprint Spectrum L.P.
                   and Horizon Personal Communications, Inc., dated June 8,
                   1998.
10.5**         --  Sprint Trademark and Service Mark License Agreement between
                   Sprint Communications Company, L.P. and Horizon Personal
                   Communications, Inc., dated June 8, 1998.
10.6**         --  Sprint Spectrum Trademark and Service Mark License Agreement
                   between Sprint Spectrum L.P. and Horizon Personal
                   Communications, Inc., dated June 8, 1998.
10.7**+        --  Sprint PCS Management Agreement between Wirelessco, L.P.,
                   SprintCom, Inc., Sprint Spectrum, L.P. and Bright Personal
                   Communications Services, LLC, dated October 13, 1999.
10.8**+        --  Sprint PCS Services Agreement between Sprint Spectrum, L.P.
                   and Bright Personal Communications Services, LLC, dated
                   October 13, 1999.
10.9**         --  Sprint Trademark and Service Mark License Agreement between
                   Sprint Communications Company, L.P. and Bright Personal
                   Communications Services, LLC, dated October 13, 1999.
10.10**        --  Sprint Spectrum Trademark and Service Mark License Agreement
                   between Sprint Spectrum, L.P. and Bright Personal
                   Communications Services, LLC, dated October 13, 1999.
10.11**        --  Loan Agreement by and between Horizon Personal
                   Communications, Inc. and Rural Telephone Finance
                   Cooperative, dated August 29, 1997.
10.12**        --  Horizon Telcom Guaranty, dated August 29, 1997.
10.13**        --  Loan Agreement, by and between Bright Personal
                   Communications Services, LLC and Rural Telephone Finance
                   Corporation, dated April 28, 2000.
10.14**        --  Loan Agreement dated May 31, 2000 by and between Horizon
                   Personal Communications, Inc. and Rural Telephone Finance
                   Cooperative.

  EXHIBIT
  NUMBER           DESCRIPTION
  -------          -----------
10.15**        --  Amendment to Loan Agreement dated June 27, 2000 by and between Horizon Personal Communications, Inc. and Rural
                   Telephone Finance Cooperative.
10.16**        --  Horizon Telcom Guaranty dated June 27, 2000.
10.17**        --  Commitment letter from First Union National Bank with regard to $225 million senior secured credit facility for the
                   Registrant
10.18**        --  Registration Rights Agreement, dated June 27, 2000, by and among the Registrant and those persons listed on the
                   attachment to the Contribution and Exchange Agreement.
10.19**+       --  Network Services Agreement by and between West Virginia PCS
                   Alliance, L.C., Virginia PCS Alliance, L.C. and Horizon
                   Personal Communications, Inc., dated August 12, 1999.
10.20**        --  Assignment and Agreement by and between SprintCom, Inc.,
                   Horizon Personal Communications, Inc., West Virginia PCS
                   Alliance, L.C. and Virginia PCS Alliance, L.C., dated August
                   12, 1999.
10.21**+       --  PCS CDMA Product Supply Contract by and between Motorola,
                   Inc. and Horizon Personal Communications, Inc.
10.22**        --  Bridge Note Purchase Agreement by and between Horizon
                   Personal Communications, Inc. and First Union Investors,
                   Inc., dated February 15, 2000
10.23**        --  13% Senior Subordinated Promissory Note from Horizon
                   Personal Communications, Inc. to First Union Investors,
                   Inc., dated February 15, 2000.
10.24**        --  Conversion Agreement, by and between Horizon Personal
                   Communications and First Union Investors, Inc., dated
                   February 15, 2000.
10.25**        --  Form of Horizon PCS, Inc. 2000 Stock Option Plan.
10.26**+       --  Site Development Agreement by and between Horizon Personal
                   Communications, Inc. and SBA Towers, Inc., dated August 17,
                   1999.
10.27**+       --  Master Site Agreement by and between SBA Towers, Inc. and
                   Horizon Personal Communications, Inc., dated July 1999.
10.28**+       --  Master Design Build Agreement by and between Horizon
                   Personal Communications, Inc. and SBA Towers, Inc., dated
                   August 17, 1999.
10.29**+       --  Master Site Agreement by and between SBA Towers, Inc. and
                   Bright Personal Communications Services, LLC, dated October
                   1, 1999.
10.30**+       --  Master Design Build Agreement by and between Bright Personal
                   Communications Services, LLC and SBA Towers, Inc., dated
                   October 1, 1999.
10.31**        --  Services Agreement, dated May 1, 2000, between Horizon
                   Personal Communication, Inc. and Horizon Services, Inc.
10.32**        --  Lease Agreement, dated May 1, 2000 between The Chillicothe
                   Telephone Company and Horizon Personal Communications, Inc.
10.33**        --  Services Agreement, dated May   1, 2000 between Horizon
                   Personal Communications, Inc. and United Communications,
                   Inc.
10.34**        --  Form of Indemnification Agreement.
10.35**        --  Amended and Restated Tax Allocation Agreement dated May 1,
                   2000 by and among Horizon Telecom, Inc., The Chillicothe
                   Telephone Company, Horizon Personal Communications, Inc.,
                   United Communications, Inc., Horizon Services, Inc., and
                   Horizon PCS, Inc.
10.36**        --  Form of Lock-Up Agreement.
21.1**         --  Subsidiaries of Horizon
23.1           --  Consent of Arthur Andersen, LLP

  EXHIBIT
  NUMBER           DESCRIPTION
  -------          -----------
23.2**         --  Consent of Arnall Golden & Gregory, LLP (contained in legal opinion to be filed as Exhibit 5.1)
24.1**         --  Powers of Attorney (set forth on the signature page hereto)
27.1           --  Financial Data Schedule (for SEC use only)
27.2           --  Financial Data Schedule (for SEC use only)


-------------------------

  * to be filed by amendment.
 ** previously filed.
(1) In accordance with Item 601(b)(2) of Regulation S-K, the schedules have been omitted and a list briefly describing the schedules is at the end of the Exhibit. The Registrant will furnish supplementally a copy of any omitted schedule to the Commission upon request.
  + The registrant has requested confidential treatment for certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended.